Exhibit 4.2

INDENTURE

Dated as of September 30, 2016

Among

DONNELLEY FINANCIAL SOLUTIONS, INC., as the Company,

the Subsidiary Guarantors from time to time party hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Trustee

8.250% SENIOR NOTES DUE 2024

CROSS-REFERENCE TABLE*

Trust Indenture Act Section	Indenture Section
310(a)(1)	7.09
(a)(2)	7.09
(a)(3)	N.A.
(a)(4)	N.A.
(a)(5)	7.09
(b)	7.05; 7.08
(c)	N.A.
311(a)	7.13
(b)	7.13
(c)	N.A.
312(a)	2.05
(b)	13.02
(c)	13.02
313(a)	7.15
(b)(1)	N.A.
(b)(2)	7.07; 7.15
(c)	7.15; 12.01
(d)	7.15
314(a)	4.18; 4.19; 13.04
(b)	N.A
(c)(1)	13.03
(c)(2)	13.03
(c)(3)	N.A.
(d)(1)	N.A
(d)(2)	7.01
(d)(3)	N.A.
(e)	13.04
(f)	N.A.
315(a)	N.A.
(b)	7.02; 13.01
(c)	7.01
(d)	7.01
(e)	6.14
316(a)(last sentence)	2.09
(a)(1)(A)	6.12
(a)(1)(B)	6.13
(a)(2)	N.A.
(b)	6.08
(c)	1.05; 2.12
317(a)(1)	6.03
(a)(2)	6.04
(b)	2.04
318(a)	13.15
(b)	N.A.
(c)	13.15

N.A. means not applicable.

*	This Cross-Reference Table is not part of this Indenture.

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Page

Section 13.05.	Rules by Trustee and Agents	87
Section 13.06.	Governing Law	87
Section 13.07.	Waiver of Jury Trial	87
Section 13.08.	Force Majeure	87
Section 13.09.	No Adverse Interpretation of Other Agreements	87
Section 13.10.	Successors	87
Section 13.11.	Severability	87
Section 13.12.	Counterpart Originals	87
Section 13.13.	Table of Contents, Headings, etc.	87
Section 13.14.	USA Patriot Act	87
Section 13.15.	Qualification of Indenture	88

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EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF SUPPLEMENTAL INDENTURE TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS

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INDENTURE, dated as of September 30, 2016, among Donnelley Financial Solutions, Inc., a Delaware corporation, the Subsidiary Guarantors (as defined herein) from time to time party hereto and Wells Fargo Bank, National Association, a national banking association, as Trustee.

W I T N E S S E T H

WHEREAS, the Company (as defined herein) has duly authorized the creation of an issue of $300,000,000 aggregate principal amount of the Company’s 8.250% Senior Notes due 2024 (the “Initial Notes”);

WHEREAS, the Company and each of the Subsidiary Guarantors has duly authorized the execution and delivery of this Indenture (as defined herein), the Initial Notes and the Subsidiary Guarantees;

NOW, THEREFORE, the Company, the Subsidiary Guarantors and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein).

ARTICLE 1

DEFINITIONS AND INCORPORATION BY REFERENCE

Section 1.01.    Definitions.

“144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes sold in reliance on Rule 144A.

“Acquired Indebtedness” means Indebtedness of a Person:

(a)    assumed in connection with an Asset Acquisition from such Person; or

(b)    existing at the time such Person becomes a Subsidiary of any other Person and not incurred in connection with, or in contemplation of, such Asset Acquisition or such Person becoming a Subsidiary.

“Act” means any request, demand, authorization, direction, notice, consent, waiver or other action provided or permitted by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent or proxy duly appointed in writing; and, except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company or a Subsidiary Guarantor, as applicable. Such instrument or instruments (and the action embodied therein and evidenced thereby) are herein sometimes referred to as the “Act” of the Holders signing such instrument or instruments. Proof of execution of any such instrument or of a writing appointing any such agent or proxy shall be sufficient for any purpose of this Indenture and conclusive in favor of the Trustee and the Company, if made in the manner provided in this definition. The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by a certificate of a notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by a signer acting in a capacity other than his individual capacity, such certificate or affidavit shall also constitute sufficient proof of his authority. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner which the Trustee deems sufficient.

“Additional Interest” means all additional interest then owing pursuant to the Registration Rights Agreement.

“Additional Notes” means any additional Notes (other than the Initial Notes or any Exchange Notes issued in exchange for such Initial Notes) issued from time to time under this Indenture in accordance with Sections 2.01, 2.02 and 4.08 hereof.

“Adjusted EBITDA” means, with respect to any Person for any period:

(i)    the sum of, without duplication, the amounts for such period, taken as a single accounting period, of:

(a)    Consolidated Net Income;

(b)    Consolidated Non-cash Charges;

(c)    Consolidated Interest Expense;

(d)    Consolidated Income Tax Expense;

(e)    any fees, expenses or charges related to the Senior Secured Credit Facilities, the Separation Transactions or to any Equity Offering, Investment, merger, acquisition, disposition, consolidation; recapitalization or the incurrence or repayment of Indebtedness permitted by this Indenture (including any refinancing or amendment of any of the foregoing) (whether or not consummated or incurred);

(f)    the amount of any restructuring charges or reserves (which shall include retention, severance, systems establishment cost, excess pension charges, contract termination costs, including future lease commitments, costs related to start up, closure, relocation or consolidation of facilities, costs to relocate employees, consulting fees, one time information technology costs, one time branding costs and losses on the sale of excess fleet from closures); provided, however, that the aggregate amount of such charges or reserves added to Adjusted EBITDA for any period pursuant to this clause (f) (when taken together with any amounts added pursuant to clause (g) below) will not exceed the greater of 10.0% of Adjusted EBITDA of such Person for such period; and

(g)    the amount of net cost savings and synergies projected by the Company in good faith to be realized (which shall be calculated on a pro forma basis as though such cost savings or synergies had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions; provided that (A) such cost savings or synergies are reasonably identifiable and supportable, (B) such actions have been taken or are to be taken within 12 months after the date of determination to take such action and (C) the aggregate amount of any cost savings and synergies added pursuant to this clause (g) (when taken together with any amounts added pursuant to clause (f) above) shall not exceed 10.0% of Adjusted EBITDA for such period, less

(ii)    (x) non-cash items increasing Consolidated Net Income and (y) all cash payments during such period relating to non-cash charges that were added back in determining Adjusted EBITDA in the most recent Four Quarter Period.

“Affiliate” means with respect to any specified Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such specified Person.

“Agent” means any Registrar, Custodian, Transfer Agent or Paying Agent.

“Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the Notes and that such participants have received the Letter of Transmittal and agree to be bound by the terms of the Letter of Transmittal and the Issuer may enforce such agreement against such participants.

“Applicable Procedures” means, with respect to any payment, tender, redemption, transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and/or Clearstream that apply to such payment, tender, redemption, transfer or exchange.

“Asset Acquisition” means:

(a)    an Investment by the Company or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary, or shall be merged with or into the Company or any Restricted Subsidiary or a transaction pursuant to which the Company or a Restricted Subsidiary merges with or into any other Person and such Person assumes the obligations of the Company or such Restricted Subsidiary, as applicable, in accordance with Article 5; or

(b)    the acquisition by the Company or any Restricted Subsidiary of the assets of any Person which constitute all or substantially all of the assets of such Person, any division or line of business of such Person or any other properties or assets of such Person.

“Asset Sale” means any sale, issuance, conveyance, transfer, lease or other disposition by the Company or any Restricted Subsidiary to any Person other than the Company or a Restricted Subsidiary of:

(a)    any Capital Stock of any Restricted Subsidiary (other than directors qualifying shares or to the extent required by applicable law);

(b)    all or substantially all of the properties and assets of any division or line of business of the Company or any Restricted Subsidiary; or

(c)    any other properties or assets of the Company or any Restricted Subsidiary,

other than, in the case of clauses (a), (b) or (c) above,

(i)    sales, conveyances, transfers, leases or other dispositions of (x) obsolete, damaged or used equipment or (y) other equipment or inventory in the ordinary course of business;

(ii)    sales, conveyances, transfers, leases or other dispositions of assets in one or a series of related transactions for an aggregate consideration of less than the greater of $10,000,000 and 5.0% of Pro Forma Adjusted EBITDA;

(iii)    the lease, assignment, license, sublicense or sublease of any real or personal property in the ordinary course of business;

(iv)    for purposes of Section 4.14 only, (i) a disposition that constitutes a Restricted Payment permitted by Section 4.09 or a Permitted Investment and (ii) a disposition governed by Article 5;

(v)    any exchange of like property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, and to be used in a Similar Business;

(vi)    any disposition arising from foreclosure, condemnation or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or agreement, or necessary or advisable (as determined by the Company in good faith) in order to consummate any acquisition of any Person, business or assets, or pursuant to buy/sell arrangements under any joint venture or similar agreement or arrangement;

(vii)    any disposition of Cash Equivalents;

(viii)    any disposition of Capital Stock, Indebtedness or other securities of an Unrestricted Subsidiary;

(ix)    the sale or discount (with or without recourse, and on customary or commercially reasonable terms) of accounts receivable or notes receivable arising in the ordinary course of business, or the conversion or exchange of accounts receivable for notes receivable;

(x)    a disposition of Capital Stock of a Restricted Subsidiary pursuant to an agreement or other obligation with or to a Person (other than a Company or a Restricted Subsidiary) from which such Restricted Subsidiary was acquired, or from whom such Restricted Subsidiary acquires its business and assets (having been newly formed in connection with such acquisition), entered into in connection with such acquisition;

(xi)    the abandonment or other disposition of trademarks, copyrights, patents or other intellectual property that are, in the good faith determination of the Company, no longer economically practicable to maintain or useful in the conduct of the business of the Company and its subsidiaries taken as a whole; and

(xii)    (x) non-exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles; and (y) exclusive licenses, sublicenses or cross-licenses of intellectual property or other general intangibles in the ordinary course of business or that are not material to the Company and its Subsidiaries taken as a whole.

“Attributable Debt” in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale/Leaseback Transaction results in a Capitalized Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capitalized Lease Obligation.”

“Average Life to Stated Maturity” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing:

(i) the sum of the products of:

(a) the number of years from such date to the date or dates of each successive scheduled principal payment (including any sinking fund requirements) of such Indebtedness; and

(b) the amount of each such principal payment; by

(ii) the sum of all such principal payments.

“Bankruptcy Code” means Title 11, United States Code, or any similar federal, state or foreign law for the relief of debtors.

“Bankruptcy Law” means the Bankruptcy Code or any similar federal or state law for the relief of debtors.

“Board of Directors” means the board of directors of a company or its equivalent, including managers of a limited liability company, general partners of a partnership or trustees of a business trust, or any duly authorized committee thereof.

“Board Resolution” means resolutions, or written consents, of the Board of Directors.

“Business Day” means each day which is not a Legal Holiday.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock or equity participations, and any rights (other than debt securities convertible into capital stock), warrants or options exchangeable for or convertible into such capital stock and, including, with respect to partnerships, limited liability companies or business trusts, ownership interests (whether general or limited) and any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, such partnerships, limited liability companies or business trusts.

“Capitalized Lease Obligation” means any obligation under a lease of (or other agreement conveying the right to use) any property (whether real, personal or mixed) that is required to be classified and accounted for as a capital lease obligation under GAAP, and, for the purpose of this Indenture, the amount of such obligation at any date shall be the capitalized amount thereof at such date, determined in accordance with GAAP; provided, that if GAAP shall change after the Issue Date so that a lease (or other agreement conveying the right to use property) that would not be classified as a capital lease under GAAP as in effect as of the Issue Date would be classified as a capital lease, then the obligations under such lease (or other agreement conveying the right to use any property) shall not be considered to be a Capitalized Lease Obligation.

“Cash Equivalents” means, at any time:

(a)    any evidence of Indebtedness, maturing not more than one year after such time, issued or guaranteed by the United States Government or any agency thereof;

(b)    commercial paper, maturing not more than one year from the date of issue, or corporate demand notes, in each case rated at least A-1 by S&P or P-1 by Moody’s;

(c)    any certificate of deposit (or time deposits represented by such certificates of deposit) or bankers’ acceptance, maturing not more than one year after such time, or overnight federal funds transactions that are issued or sold by a commercial banking institution that is a member of the Federal Reserve System and has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d)    any repurchase agreement entered into with any commercial banking institution of the stature referred to in clause (c) which:

(i)    is secured by a fully perfected security interest in any obligation of the type described in any of clauses (a) through (c); and

(ii)    has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder;

(e)    investments in short-term asset management accounts managed by any bank party to a Credit Facility which are invested in indebtedness of any state or municipality of the United States or of the District of Columbia and which are rated under one of the two highest ratings then obtainable from S&P or by Moody’s or investments of the types described in clauses (a) through (d) above; and

(f)    investments in funds investing primarily in investments of the types described in clauses (a) through (e) above.

“Change of Control” means the occurrence of any of the following events:

(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the total Voting Stock of the Company;

(b)    the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its properties and assets as an entirety to any Person (other than to a Wholly Owned Restricted Subsidiary of the Company or a Subsidiary Guarantor), in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction involving a merger or consolidation where:

(i)    the outstanding Voting Stock of the Company is converted into or exchanged for Voting Stock (other than Redeemable Capital Stock) of the surviving or transferee corporation; and

(ii)    immediately after such transaction no “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time) of more than 50% of the total Voting Stock of the surviving or transferee corporation directly or indirectly through any of its direct or indirect parent holding companies; or

(c)    the Company is liquidated or dissolved or adopts a plan of liquidation.

“Clearstream” means Clearstream Banking, Société Anonyme or any successor securities clearing agency.

“Company” means Donnelley Financial Solutions, Inc., a Delaware corporation and its successors.

“Company Order” or “Company Request” means a written request or order signed on behalf of the Company by an Officer of the Company, who must be the principal executive officer, the principal financial officer, the treasurer, an assistant treasurer, the secretary, an assistant secretary or the principal accounting officer of the Company, and delivered to the Trustee.

“Consolidated Fixed Charge Coverage Ratio” means, with respect to any Person, the ratio of the aggregate amount of Adjusted EBITDA of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (such four full fiscal quarter period being referred to herein as the “Four Quarter Period”) to the aggregate amount of Consolidated Fixed Charges of such Person for the Four Quarter Period.

The Consolidated Fixed Charge Coverage Ratio shall be calculated after giving pro forma effect to:

(a)    the incurrence of Indebtedness requiring calculation of the Consolidated Fixed Charge Coverage Ratio and (if applicable) the application of the net proceeds therefrom, including to refinance other Indebtedness, as if such Indebtedness were incurred at the beginning of the Four Quarter Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period during the period from the date of creation of such facility to the date of such calculation);

(b)    the incurrence, repayment, defeasance, retirement or discharge of any other Indebtedness by the Company and its Restricted Subsidiaries since the first day of the Four Quarter Period as if such Indebtedness was incurred, repaid, defeased, retired or discharged at the beginning of the Four Quarter Period (except that, in making such computation, the amount of Indebtedness under any revolving credit facility shall be computed based upon the average daily balance of such Indebtedness during the Four Quarter Period or such shorter period for which such facility was outstanding (or, if such facility was created after the end of the Four Quarter Period, based upon the average daily balance of such Indebtedness during the period from the date of creation of such facility to the date of such calculation or such shorter period)); and

(c)    any Asset Sale or Asset Acquisition occurring since the first day of the Four Quarter Period (including to the date of calculation) as if such acquisition or disposition occurred at the beginning of such Four Quarter Period.

For purposes of this definition, whenever pro forma effect is to be given to any Investment, acquisition, disposition or other transaction, or the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred or repaid, repurchased, redeemed, defeased or otherwise acquired, retired or discharged in connection therewith, the pro forma calculations in respect thereof (including in respect of anticipated cost savings or synergies relating to any such Investment, acquisition, disposition or other transaction that have been or are expected to be realized) shall be as determined in good faith by the Chief Financial Officer or an authorized officer of the Company. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Protection Agreement applicable to such Indebtedness). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a rate of interest based on a prime or similar rate, a eurocurrency interbank offered rate or other fixed or floating rate, and such Indebtedness is being given pro forma effect, the interest expense on such Indebtedness shall be calculated by applying such optional rate as the Company or such Restricted Subsidiary may designate. If any Indebtedness that is being given pro forma effect was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate determined in good faith by a responsible financial or accounting officer of the Company to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP, subject to the definition of Capitalized Lease Obligation hereunder.

If such Person or any of its Restricted Subsidiaries directly or indirectly guarantees Indebtedness of a third Person, this definition shall give effect to the incurrence of such guaranteed Indebtedness as if such Person or such Subsidiary had directly incurred or otherwise assumed such guaranteed Indebtedness.

“Consolidated Fixed Charges” means, with respect to any Person for any period, the sum of, without duplication, the amounts for such period of:

(i)    Consolidated Interest Expense; and

(ii)    the aggregate amount of dividends and other distributions paid in cash during such period in respect of Redeemable Capital Stock or Preferred Stock of such Person and its Restricted Subsidiaries on a consolidated basis.

“Consolidated Income Tax Expense” means, with respect to any Person for any period, the provision for federal, state, local and foreign taxes (whether or not paid, estimated or accrued) based on income, profits or capitalization of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, with respect to any Person for any period, without duplication, the sum of:

(i)    the interest expense, net of any interest income, of such Person and its Restricted Subsidiaries for such period as determined on a consolidated basis in accordance with GAAP, including:

(a)    any amortization of debt discount;

(b)    the net payments made or received under Interest Rate Protection Obligations (including any amortization of discounts);

(c)    the interest portion of any deferred payment obligation;

(d)    all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers’ acceptance financing or similar facilities; and

(e)    all accrued interest; and

(ii)    the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP, less

(iii)    to the extent otherwise included in such interest expense referred to in clause (i) above, the amortization or write-off of financing costs, commissions, fees and expenses.

“Consolidated Net Income” means, with respect to any Person, for any period, the consolidated net income (or loss) of such Person and its Restricted Subsidiaries for such period as determined in accordance with GAAP, adjusted, to the extent included in calculating such net income, by excluding, without duplication:

(i)    any extraordinary, unusual or non-recurring gain, loss, expense or charge (including fees, expenses and charges associated with the Senior Secured Credit Facilities, the Separation Transactions or any merger, acquisition, disposition or consolidation after the Issue Date);

(ii)    (A) the portion of net income of such Person and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons or to Investments in Unrestricted Subsidiaries to the extent that cash dividends or distributions have not actually been received by such Person or one of its Restricted Subsidiaries and (B) the portion of net loss of such Person and its Restricted Subsidiaries allocable to minority interests in unconsolidated Persons or to Investments in Unrestricted Subsidiaries shall be included to the extent of the aggregate investment of the Company or any Restricted Subsidiary in such Person;

(iii)    gains or losses in respect of any Asset Sales by such Person or one of its Restricted Subsidiaries (net of fees and expenses relating to the transaction giving rise thereto), on an after-tax basis;

(iv)    the net income of any Restricted Subsidiary of such Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulations applicable to that Restricted Subsidiary or its stockholders (other than (x) restrictions that have been waived or otherwise released, (y) restrictions pursuant to the Notes or this Indenture and (z) restrictions in effect on the Issue Date with respect to a Restricted Subsidiary and other restrictions with respect to such Restricted Subsidiary that taken as a whole are not materially less favorable to the holders than such restrictions in effect on the Issue Date);

(v)    any gain or loss realized as a result of the cumulative effect of a change in accounting principles;

(vi)    the write-off of any issuance costs incurred by the Company in connection with the refinancing or repayment of any Indebtedness;

(vii)    any net after-tax gain (or loss) attributable to the early repurchase, extinguishment or conversion of Indebtedness, hedging obligations or other derivative instruments (including any premiums paid);

(viii)    any non-cash income (or loss) related to the recording of the Fair Market Value of any Hedging Obligations;

(ix)    any unrealized gains or losses in respect of Currency Agreements;

(x)    (a) any non-cash compensation deduction as a result of any grant of stock or stock related instruments to employees, officers, directors or members of management and (b) any cash charges associated with the rollover, acceleration or payout on stock or stock-related instruments by management of the Company, or any of its Subsidiaries in connection with the Separation Transactions;

(xi)    any income (or loss) from discontinued operations;

(xii)    any unrealized foreign currency translation or transaction gains or losses in respect of Indebtedness or other obligations of any Person denominated in a currency other than the functional currency of such Person;

(xiii)    to the extent covered by insurance and actually reimbursed, or, so long as the Company has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (a) not denied by the applicable carrier in writing within 180 days and (b) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; provided that, to the extent included in Consolidated Net Income in a future period, reimbursements with respect to expenses excluded from the calculation of Consolidated Net Income pursuant to this clause (xiii) shall be excluded from Consolidated Net Income in such period up to the amount of such excluded expenses;

(xiv)    any non-cash charge, expense or other impact attributable to application of the purchase method of accounting (including the total amount of depreciation and amortization, cost of sales or other non-cash expense resulting from the write-up of assets to the extent resulting from such purchase accounting adjustments);

(xv)    any goodwill or other intangible asset impairment charge;

(xvi)    effects of fair value adjustments in the merchandise inventory, property and equipment, goodwill, intangible assets, deferred revenue, deferred rent and debt line items in such Person’s consolidated financial statements pursuant to GAAP resulting from the application of acquisition accounting in relation to the Separation Transactions or any consummated acquisition and the amortization or write-off or removal of revenue otherwise recognizable of any amounts thereof, net of taxes, shall be excluded or added back in the case of lost revenue; and

(xvii)    accruals and reserves established within 12 months after (a) the consummation of the Separation Transactions that were established as a result of the Separation Transactions and (b) the closing of any acquisition or investment required to be established as a result of such acquisition or investment in accordance with GAAP, or changes as a result of adoption or modification of accounting policies.

“Consolidated Non-cash Charges” means, with respect to any Person for any period, the aggregate depreciation, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses of such Person and its Restricted Subsidiaries reducing Consolidated Net Income of such Person and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss).

“Contribution Transactions” means the transactions contemplated under the Contribution Agreement, dated as of the date hereof, by and between RRD and the Company.

“Control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “Controlling” and “Controlled” have meanings correlative to the foregoing.

“Corporate Trust Office” means the office of the Trustee at which any time its corporate trust business related to this Indenture shall be administered, which office at the date hereof is 150 East 42nd Street, 40th Floor, New York, New York 10017, Attn: Corporate, Municipal and Escrow Services, and for Agent services is 600 South Fourth Street, Minneapolis, MN 55402, Attn: Corporate Trust Operations, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as such successor Trustee may designate from time to time by notice to the Holders and the Company).

“Credit Agreement” means the Credit Agreement to be dated on or about September 30, 2016, by and among the Company, the lenders party thereto and Bank of America, N.A. as administrative agent, together with the related documents (including any term loans and revolving loans thereunder, any guarantees and any security documents, instruments and agreements executed in connection therewith), as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreement, indenture or other instrument (and related documents) governing any form of Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such Credit Agreement or a successor Credit Agreement, whether by the same or any other lender or holder of Indebtedness or group of lenders or holders of Indebtedness and whether to the same obligor or different obligors.

“Credit Facility” means one or more debt facilities or agreements (including the Credit Agreement), commercial paper facilities, securities purchase agreements, indentures or similar agreements, in each case, with banks or other institutional lenders or investors providing for, or acting as underwriters of, revolving loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables), notes, debentures, letters of credit or the issuance and sale of securities including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith and in each case, as amended, extended, renewed, restated, supplemented or otherwise modified (in whole or in part, and without limitation as to amount, terms, conditions, covenants and other provisions) from time to time, and any agreements, indentures or other instruments (and related documents) governing any form of Indebtedness incurred to refinance or replace, in whole or in part, the borrowings and commitments at any time outstanding or permitted to be outstanding under such facility or agreement or successor facility or agreement whether by the same or any other lender or holder of Indebtedness or group of lenders or holders of Indebtedness and whether the same obligor or different obligors.

“Currency Agreement” means any foreign exchange contract, currency swap agreement or other similar agreement with respect to currency values.

“Custodian” means the Trustee, as custodian with respect to the Notes, each in global form, or any successor entity thereto.

“Default” means any event that is, or after notice or passage of time or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof and issued in accordance with Section 2.06(c) hereof, substantially in the form of Exhibit A except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, any Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as Depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Designated Non-cash Consideration” means the Fair Market Value of non-cash consideration received by the Company or one of its Restricted Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-cash Consideration pursuant to an Officer’s Certificate which sets forth the Fair Market Value of the non-cash consideration at the time of its receipt and the basis for such valuation.

“Designated Revolving Commitments” means, at any time, the amount of any revolving commitments in effect at such time under any Credit Facility that the Company has designated in an officer’s certificate delivered to the Trustee as “Designated Revolving Commitments” to the extent the Company has not subsequently elected to revoke such designation pursuant to an officer’s certificate delivered to the Trustee.

“Disinterested Member of the Board of Directors of the Company” means, with respect to any transaction or series of transactions, a member of the Board of Directors of the Company other than a member who has any material direct or indirect financial interest in or with respect to such transaction or series of transactions or is an Affiliate, or an officer, director or an employee of any Person (other than the Company or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of transactions.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than a Foreign Subsidiary.

“Equity Offering” means a private or public sale for cash after the Issue Date by the Company of its common Capital Stock (other than Redeemable Capital Stock and other than to a Subsidiary of the Company) to the extent that the net proceeds therefrom are contributed to the common equity capital of the Company.

“Event of Default” has the meaning set forth in Section 6.01.

“Euroclear” means Euroclear Bank S.A./N.V., as operator of the Euroclear system, or any successor securities clearing agency.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the Notes issued in an Exchange Offer pursuant to Section 2.06(f) hereof.

“Exchange Offer” means “Registered Exchange Offer” as such term is defined in the Registration Rights Agreement.

“Exchange Offer Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Exchanging Dealer” has the meaning set forth in the Registration Rights Agreement.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (which, for the avoidance of doubt excludes Indebtedness under the Senior Secured Credit Facilities and the Notes) in existence on the Issue Date, until such amounts are repaid.

“Expiration Date” shall have the meaning set forth in the definition of “Offer to Purchase.”

“Fair Market Value” means, with respect to any asset, the fair market value of such asset as determined by the Board of Directors of the Company in good faith, whose determination shall be conclusive and, in the case of assets with a Fair Market Value in excess of $15,000,000, evidenced by a resolution of the Board of Directors of the Company.

“Foreign Subsidiary” means any Restricted Subsidiary not created or organized under the laws of the United States or any state thereof or the District of Columbia.

“Foreign Subsidiary Holding Company” means any Subsidiary the primary assets of which consist of Capital Stock in (i) one or more Foreign Subsidiaries or (ii) one or more Foreign Subsidiary Holding Companies.

“Four Quarter Period” has the meaning set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“GAAP” means generally accepted accounting principles set forth in the Financial Accounting Standards Board codification (or by agencies or entities with similar functions of comparable stature and authority within the U.S. accounting profession) or in rules or interpretative releases of the SEC applicable to SEC registrants; provided that (a) if at any time the SEC permits or requires U.S. domiciled companies subject to the reporting requirements of the Exchange Act to use IFRS in lieu of GAAP for financial reporting purposes, the Company may irrevocably elect by written notice to the Trustee to so use IFRS in lieu of GAAP and, upon any such notice, references herein to GAAP shall thereafter be construed to mean (i) IFRS for periods beginning on and after the date of such notice or a later date as specified in such notice as in effect on such date and (ii) for prior periods, GAAP as defined in the first sentence of this definition and (b) GAAP is determined as of the date of any calculation or determination required hereunder; provided that (x) the Company, on any date, may, by providing notice thereof to the Trustee, elect to establish that GAAP shall mean GAAP as in effect on such date and (y) any such election, once made, shall be irrevocable. The Company shall give notice of any such election to the Trustee and the Holders.

“Global Note Legend” means the legend set forth in Section 2.06(g)(ii) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Restricted Global Notes and the Unrestricted Global Notes, substantially in the form of Exhibit A, issued in accordance with Section 2.01, 2.06(b), 2.06(d) or 2.06(f) hereof.

“Grantors” means the Company and the Subsidiary Guarantors.

“guarantee” means, as applied to any obligation:

(i)    a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner, of any part or all of such obligation; and

(ii)    an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of nonperformance) of all or any part of such obligation, including, without limiting the foregoing, the payment of amounts available to be drawn down under letters of credit of another Person.

The term “guarantee” used as a verb has a corresponding meaning. The term “guarantor” shall mean any Person providing a guarantee of any obligation.

“Guarantee” means each guarantee of the Notes contained in Article 10 given by each Subsidiary Guarantor.

“Guaranty Agreement” means a supplemental indenture, substantially in the form attached as Exhibit D hereto, pursuant to which a Subsidiary Guarantor guarantees the Company’s obligations with respect to the Notes and this Indenture.

“Hedging Obligations” of any Person means the obligations of such Person pursuant to any Interest Rate Protection Agreement or Currency Agreement.

“Holder” means the Person in whose name a Note is registered on the Registrar’s books.

“IFRS” means International Financial Reporting Standards and applicable accounting requirements set by the International Accounting Standards Board or any successor thereto (or the Financial Accounting Standards Board or any successor to such Board, or the SEC, as the case may be), as in effect from time to time.

“Indebtedness” means, with respect to any Person, without duplication:

(a)    the principal amount of all liabilities of such Person for borrowed money or for the deferred purchase price of property or services, excluding any trade payables and other accrued current liabilities incurred in the ordinary course of business, but including all obligations, contingent or otherwise, of such Person in connection with any letters of credit, banker’s acceptance or other similar credit transaction;

(b)    the principal amount of all obligations of such Person evidenced by bonds, notes, debentures or other similar instruments;

(c)    all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even if the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), but excluding trade accounts payable arising in the ordinary course of business;

(d)    all Capitalized Lease Obligations of such Person and all Attributable Debt in respect of Sale/Leaseback Transactions entered into by such Person;

(e)    all Indebtedness referred to in the preceding clauses of other Persons, the payment of which is secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness (the amount of such obligation being deemed to be the lesser of the value of such property or asset (as determined in good faith by the Company) or the amount of the obligation so secured);

(f)    all guarantees of Indebtedness referred to in this definition by such Person;

(g)    all Redeemable Capital Stock of such Person (which shall be valued at the greater of its voluntary or involuntary maximum fixed repurchase price (as defined below) excluding accrued dividends);

(h)    all obligations under or in respect of Hedging Obligations of such Person (the amount of any such obligation to be equal at any time to the termination value of such agreement or arrangement giving rise to such Hedging Obligation that would be payable by such Person at such time); and

(i)    any amendment, supplement, modification, deferral, renewal, extension, refinancing or refunding of any liability of the types referred to in clauses (a) through (h) above;

provided, however, that Indebtedness shall not include:

(x)    any holdback or escrow of the purchase price of property, services, businesses or assets; or

(y)    any contingent payment obligations incurred in connection with the acquisition of assets or businesses, which are contingent on the performance of the assets or businesses so acquired.

For purposes hereof, (i) the “maximum fixed repurchase price” of any Redeemable Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Capital Stock as if such Redeemable Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Capital Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Redeemable Capital Stock and (ii) without duplication, Indebtedness for borrowed money in an aggregate principal amount equal to the amount of Designated Revolving Commitments shall be deemed to be incurred at any time any Designated Revolving Commitments are so designated (and any subsequent borrowing or repayment of amounts under such Designated Revolving Commitments shall not be deemed to be an incurrence or repayment of Indebtedness or Lien incurrence or reduction).

“Indenture” means this Indenture, as amended, supplemented or otherwise modified from time to time.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” has the meaning set forth in the recitals hereto.

“Initial Purchasers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., Capital One Securities, Inc., Fifth Third Securities, Inc., ING Financial Markets LLC, MUFG Securities Americas Inc., PNC Capital Markets LLC, SunTrust Robinson Humphrey, Inc., U.S. Bancorp Investments, Inc., Wells Fargo Securities, LLC, TD Securities (USA) LLC, Citizens Capital Markets, Inc., The Governor and Company of the Bank of Ireland, CJS Securities, Inc., Comerica Securities, Inc. and Loop Capital Markets LLC.

“Interest Payment Date” means April 15 and October 15 of each year to stated maturity.

“Interest Rate Protection Agreement” means, with respect to any Person, any arrangement with any other Person whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, interest rate swaps, caps, floors, collars and similar agreements.

“Interest Rate Protection Obligations” means the obligations of any Person pursuant to any Interest Rate Protection Agreements.

“Investment” means, with respect to any Person, any loan or other extension of credit (including a guarantee) or capital contribution to any other Person (by means of any transfer of cash or other property or any payment for property or services for consideration of Indebtedness or Capital Stock of any other Person), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of indebtedness issued by any other Person. The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced (at the Company’s option) by any dividend, distribution, interest payment, return of capital, repayment or other amount or value received in respect of such Investment; provided that to the extent that the amount of Restricted Payments outstanding at any time is so reduced by any portion of any such amount or value that would otherwise be included in the calculation of Consolidated Net Income, such portion of such amount or value shall not be so included for purposes of calculating the amount of Restricted Payments that may be made pursuant to the first paragraph of Section 4.09.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other Rating Agency.

“Issue Date” means September 30, 2016.

“Legal Holiday” means a Saturday, a Sunday or a day on which commercial banking institutions are not required to be open in the State of New York or at the place of payment.

“Letter of Transmittal” means the letter of transmittal to be prepared by the Company and sent to all Holders for use by such Holders in connection with an Exchange Offer.

“Lien” means any mortgage, charge, pledge, lien (statutory or other), security interest, hypothecation, assignment for security, claim, or preference or priority or other encumbrance upon or with respect to any property of any kind. A Person shall be deemed to own subject to a Lien any property which such Person has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement.

“Maturity Date” means October 15, 2024.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Net Cash Proceeds” means, with respect to any Asset Sale, the proceeds thereof in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations when received in the form of cash or Cash Equivalents (except to the extent that such obligations are financed or sold with recourse to the Company or any Restricted Subsidiary) net of:

(i)    brokerage commissions and other fees and expenses (including fees and expenses of legal counsel and investment bankers, recording fees, transfer fees and appraisers’ fees) related to such Asset Sale;

(ii)    provisions for all taxes payable as a result of such Asset Sale;

(iii)    amounts required to be paid to any Person (other than the Company or any Restricted Subsidiary) owning a beneficial interest in the assets subject to the Asset Sale;

(iv)    payments made to retire Indebtedness which is secured by any assets subject to such Asset Sale (in accordance with the terms of any Lien upon such assets) or which must by its terms, or in order to obtain a necessary consent to such Asset Sale or by applicable law, be repaid out of the proceeds of such Asset Sale;

(v)    the amount of any liability or obligations in respect of appropriate amounts to be provided by the Company or any Restricted Subsidiary, as the case may be, as a reserve required in accordance with GAAP against any liabilities associated with such Asset Sale and retained by the Company or any Restricted Subsidiary, as the case may be, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, all as reflected in an Officer’s Certificate delivered to the Trustee; and

(vi)    the amount of any purchase price or similar adjustment claimed, owed or otherwise paid or payable by the Company or a Restricted Subsidiary in respect to such Asset Sale.

“Non-U.S. Person” means a Person who is not a U.S. Person.

“Notes” means the Initial Notes and more particularly means any Note authenticated and delivered under this Indenture. Unless the context requires otherwise, all references to “Notes” for all purposes of this Indenture shall include any Additional Notes that are actually issued. The Notes offered by the Company and any Additional Notes subsequently issued under this Indenture will be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase, except for certain waivers and amendments as set forth herein.

“Notes Documents” means the Notes and this Indenture.

“Offer” means a Change of Control Offer or an Asset Sale Offer.

“Offer to Purchase” means an Offer sent by or on behalf of the Company by electronic transmission or by first-class mail, to each Holder of Notes at its address appearing in the register for the Notes, or otherwise in accordance with the procedures of DTC, on the date of the Offer offering to purchase up to the principal amount of Notes specified in such Offer at the purchase price specified in such Offer (as determined pursuant to this Indenture). Unless otherwise provided in Sections 4.13 or 4.14 or otherwise required by applicable law, the Offer shall specify an expiration date (the “Expiration Date”) of the Offer to Purchase, which shall be not less than 30 days nor more than 60 days after the date of such Offer (or such later date as may be necessary for the Company to comply with the Exchange Act), and a settlement date (the “Purchase Date”) for purchase of Notes to occur no later than five Business Days after the Expiration Date. The Company shall notify the Trustee prior to the mailing or sending of the Offer of the Company’s obligation to make an Offer to Purchase, and the Offer shall be mailed or sent by the Company or, at the Company’s request at least 10 days (or such shorter period as is acceptable to the Trustee) prior to the mailing or sending of the Offer by the Trustee in the name and at the expense of the Company, or otherwise in accordance with the procedures of DTC. The Offer shall contain all the information required by applicable law to be included therein. The Offer shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Offer to Purchase. The Offer shall also state:

(1)    the Section of this Indenture pursuant to which the Offer to Purchase is being made;

(2)    the Expiration Date and the Purchase Date;

(3)    the purchase price to be paid by the Company for each $2,000 aggregate principal amount or $1,000 integral multiple in excess thereof of Notes accepted for payment (as specified pursuant to this Indenture) (the “Purchase Price”), and the amount of accrued and unpaid interest to be paid;

(4)    that the Holder may tender all or any portion of the Notes registered in the name of such Holder and that any portion of a Note tendered must be tendered in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof;

(5)    the place or places where Notes are to be surrendered for tender pursuant to the Offer to Purchase;

(6)    that interest on any Note not tendered or tendered but not purchased by the Company pursuant to the Offer to Purchase will continue to accrue;

(7)    that on the Purchase Date the Purchase Price will become due and payable upon each Note being accepted for payment pursuant to the Offer to Purchase and that interest thereon shall cease to accrue on and after the Purchase Date;

(8)    that each Holder electing to tender all or any portion of a Note pursuant to the Offer to Purchase will be required to surrender such Note at the place or places specified in the Offer prior to the close of business on the Expiration Date (such Note being, if the Company or the Trustee so requires, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by the Holder thereof or his attorney duly authorized in writing);

(9)    that Holders will be entitled to withdraw all or any portion of Notes tendered if the Company (or its Paying Agent) receives, not later than the close of business on the fifth Business Day next preceding the Expiration Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder tendered, the certificate number of the Note the Holder tendered and a statement that such Holder is withdrawing all or a portion of his tender;

(10)    that (a) if Notes purchasable at an aggregate Purchase Price less than or equal to the Purchase Amount are duly tendered and not withdrawn pursuant to the Offer to Purchase, the Company shall purchase all such Notes and (b) if Notes purchasable at an aggregate Purchase Price in excess of the Purchase Amount are tendered and not withdrawn pursuant to the Offer to Purchase (or the Asset Sale Offer Price with respect to Notes tendered into such Asset Sale Offer exceeds the Excess Proceeds allocable to the Notes), the Company shall purchase Notes on a pro rata basis based on the Purchase Price therefor, with such adjustments as may be deemed appropriate so that only Notes in denominations of $2,000 principal amount or integral multiples of $1,000 in excess thereof shall be purchased; notwithstanding the foregoing, if the Company is required to commence an Asset Sale Offer at any time when other Indebtedness of the Company ranking pari passu in right of payment with the Notes is outstanding containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, then the Company shall comply with the applicable provisions of Section 4.14 in connection with any offers to purchase such other Indebtedness; and

(11)    that in the case of a Holder whose Note is purchased only in part, the Company shall execute and the Trustee shall authenticate and deliver to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in an aggregate principal amount equal to and in exchange for the unpurchased portion of the Note so tendered.

An Offer to Purchase shall be governed by and effected in accordance with the provisions of this Indenture pertaining to the type of Offer to which it relates.

“Offering Memorandum” means the confidential offering memorandum, dated September 23, 2016, relating to the sale of the Initial Notes.

“Officer” means the Chairman of the board of directors, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the President, any Executive Vice President, Senior Vice President or Vice President, the Chief Accounting Officer, the Controller, the Treasurer, any Assistant Treasurer, the Secretary or any Assistant Secretary of any Person. Unless otherwise indicated, Officer shall refer to an Officer of the Company.

“Officer’s Certificate” means a certificate signed on behalf of a Person by an Officer of such Person that meets the requirements set forth in this Indenture. Unless otherwise indicated, Officer’s Certificate shall refer to a certificate of an Officer of the Company.

“Opinion of Counsel” means a written opinion from legal counsel. The counsel may be an employee of or internal or outside counsel to the Company.

“Outstanding,” when used with respect to Notes, means, as of the date of determination, all Notes theretofore authenticated and delivered under this Indenture, except:

(i)    Notes theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(ii)    Notes for whose payment or redemption money in the necessary amount has been theretofore deposited with the Trustee or any Paying Agent (other than the Company) in trust or set aside and segregated in trust by the Company (if the Company shall act as its own Paying Agent) for the Holders of such Notes; provided, however, that, if such securities are to be redeemed, notice of such redemption has been duly given pursuant to this Indenture or provision therefor satisfactory to the Trustee has been made;

(iii)    Notes which have been paid pursuant to Section 2.07 or in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture, other than any such Notes in respect of which there shall have been presented to the Trustee proof satisfactory to it that such Notes are held by a bona fide purchaser in whose hands such Notes are valid obligations of the Company; and

(iv)    Notes as to which (a) Legal Defeasance has been effected pursuant to Section 8.02 or (b) Covenant Defeasance has been effected pursuant to 8.03, to the extent set forth therein;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes have given, made or taken any request, demand, authorization, direction, notice, consent, waiver or other action hereunder as of any date, Notes owned by the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding (it being understood that Notes to be acquired by the Company pursuant to an Offer or other offer to purchase shall not be deemed to be owned by the Company until legal title to such Notes passes to the Company), except that, in determining whether the Trustee shall be protected in relying upon any such request, demand, authorization, direction, notice, consent, waiver or other action, only Notes which a Responsible Officer of the Trustee actually knows to be so owned shall be so disregarded. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

“Participant” means, with respect to the Depositary, a Person who has an account with the Depositary (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Investments” means any of the following:

(i)    Investments in the Company or in a Restricted Subsidiary;

(ii)    Investments in another Person, if as a result of such Investment:

(A)    such other Person becomes a Restricted Subsidiary; or

(B)    such other Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its assets to, the Company or a Restricted Subsidiary;

(iii)    Investments representing Capital Stock, obligations or securities issued to the Company or any of its Restricted Subsidiaries received in settlement of claims against any other Person or a reorganization or similar arrangement of any debtor of the Company or such Restricted Subsidiary, including upon the bankruptcy or insolvency of such debtor, or as a result of foreclosure, perfection or enforcement of any Lien;

(iv)    Investments in Hedging Obligations entered into by the Company or any of its Subsidiaries in connection with the operations of the business of the Company or its Restricted Subsidiaries and not for speculative purposes;

(v)    Investments in any Indebtedness of the Company or its Restricted Subsidiaries (with respect to Subordinated Indebtedness, to the extent otherwise permitted under this Indenture);

(vi)    Investments in Cash Equivalents;

(vii)    Investments in receivables owing to the Company or any Restricted Subsidiary created or acquired in the ordinary course of business;

(viii)    Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or licenses, in any case, in the ordinary course of business and otherwise in accordance with this Indenture;

(ix)    Investments acquired by the Company or any Restricted Subsidiary in connection with an Asset Sale permitted under Section 4.14 to the extent such Investments are non-cash proceeds as permitted under Section 4.14;

(x)    advances to employees or officers of the Company in the ordinary course of business and additional loans to employees or officers in an aggregate amount, together with all other Permitted Investments made pursuant to this clause (x), at any time outstanding not to exceed $5,000,000;

(xi)    any Investment to the extent that the consideration therefor is Capital Stock (other than Redeemable Capital Stock) of the Company;

(xii)    guarantees (including Guarantees of the Notes) of Indebtedness permitted to be incurred under Section 4.08;

(xiii)    any acquisition of assets to the extent made in exchange for the issuance of Capital Stock (other than Redeemable Capital Stock) of the Company;

(xiv)    Investments in securities or other Investments received in settlement of debts created in the ordinary course of business and owing to, or of other claims asserted by, the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person;

(xv)    Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;

(xvi)    Investments in pledges or deposits with respect to leases or utilities provided to third parties;

(xvii)    [reserved];

(xviii)    Investments in (w) Unrestricted Subsidiaries, (x) Similar Businesses, (y) less than all the business or assets of, or stock or other evidences of beneficial ownership of, any Person, or (z) any joint venture or similar arrangement, provided, however, that the aggregate amount of all Investments outstanding and made pursuant to this clause (xviii) shall not exceed the greater of $50,000,000 and 30% of Pro Forma Adjusted EBITDA at any one time; and

(xix)    other Investments; provided that at the time any such Investment is made pursuant to this clause (xix), the amount of such Investment, together with all other Investments made pursuant to this clause (xix), does not exceed the greater of (i) $75,000,000 and (ii) 40% of Pro Forma Adjusted EBITDA; provided that, if an Investment is made pursuant to this clause (xix) in a Person that is not a Restricted Subsidiary and such Person subsequently becomes a Restricted Subsidiary, such Investment shall thereafter be deemed to have been made pursuant to clause (i) or (ii) of the definition of “Permitted Investments.”

“Permitted Liens” means:

(a)    any Lien existing as of the Issue Date;

(b)    Liens securing Indebtedness in an aggregate principal amount not to exceed the greater of (x) the maximum amount permitted under Section 4.08(b)(i) and (y) any greater amount, so long as, in the case of this subclause (y), on the date of the incurrence of such Indebtedness after giving effect to such incurrence (or on the date of the initial borrowing of such Indebtedness after giving pro forma effect to the incurrence of the entire committed amount of such Indebtedness (or, in the case of revolving commitments, the amount designated as Designated Revolving Commitments), in which case such committed amount may thereafter be borrowed and reborrowed, in whole or in part, from time to time, without further compliance with this clause), no Default or Event of Default shall have occurred and be continuing and the Senior Secured Indebtedness Leverage Ratio shall not exceed 2.50:1.00;

(c)    any Lien securing Acquired Indebtedness created prior to (and not created in connection with, or in contemplation of) the incurrence of such Indebtedness by the Company or any Restricted Subsidiary, if such Lien does not attach to any property or assets of the Company or any Restricted Subsidiary other than the property or assets subject to the Lien prior to such incurrence (plus improvements, accessions, proceeds or dividends or distributions in respect thereof);

(d)    Liens in favor of the Company or a Restricted Subsidiary;

(e)    Liens on and pledges of the assets or Capital Stock of any Unrestricted Subsidiary securing any Indebtedness or other obligations of such Unrestricted Subsidiary and Liens on the Capital Stock or assets of Foreign Subsidiaries securing Indebtedness permitted under Section 4.08(b)(x);

(f)    Liens for taxes not delinquent or statutory Liens for taxes, the nonpayment of which, individually or in the aggregate, would not reasonably be expected to have a material adverse effect on the Company and its Restricted Subsidiaries or that are being contested in good faith by appropriate proceedings and as to which the Company or its Restricted Subsidiaries shall have set aside on its books such reserves as may be required pursuant to GAAP;

(g)    statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, suppliers, materialmen, repairmen and other Liens imposed by law incurred in the ordinary course of business for sums not yet delinquent for a period of more than 60 days or being contested in good faith and by appropriate proceedings;

(h)    Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government or other contracts, performance and return-of-money bonds and other similar obligations (in each case, exclusive of obligations for the payment of borrowed money);

(i)    (A) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on property over which the Company or any Restricted Subsidiary has easement rights or on any leased property and subordination or similar agreements relating thereto and (B) any condemnation or eminent domain proceedings affecting any real property;

(j)    judgment Liens not giving rise to an Event of Default so long as any appropriate legal proceedings which may have been duly initiated for the review or appeal of such judgment shall not have been finally terminated or the period within which such proceedings may be initiated shall not have expired;

(k)    easements, rights-of-way, zoning restrictions, utility agreements, covenants, restrictions and other similar charges, encumbrances or title defects or leases or subleases granted to others, in respect of real property not interfering in the aggregate in any material respect with the ordinary conduct of the business of the Company or any of its Restricted Subsidiaries;

(l)    any interest or title of a lessor under any Capitalized Lease Obligation or operating lease;

(m)    Liens securing Indebtedness incurred pursuant to Section 4.08(b)(viii);

(n)    Liens securing Indebtedness incurred pursuant to Section 4.08(b)(iv) to finance the construction, purchase or lease of, or repairs, improvements or additions to, property, plant or equipment of the Company or any Restricted Subsidiary; provided, however, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary at the time the Lien is incurred (other than assets and property affixed or appurtenant thereto), and the Indebtedness (other than any interest thereon) secured by the Lien may not be incurred more than 180 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien;

(o)    Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(p)    Liens securing refinancing Indebtedness permitted under Section 4.08(b)(ix), provided that such Liens do not exceed the Liens replaced in connection with such refinanced Indebtedness or as provided for under the terms of the Indebtedness being replaced;

(q)    Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of the Company or any of its Restricted Subsidiaries, including rights of offset and set-off;

(r)    Liens securing Hedging Obligations, in each case which relate to Indebtedness that is secured by Liens otherwise permitted under this Indenture;

(s)    [Reserved];

(t)    any interest or title of a lessor, sublessor, licensee or licensor under any lease, sublease, sublicense or license agreement not prohibited by this Indenture;

(u)    Liens attaching solely to cash earnest money deposits in connection with any letter of intent or purchase agreement in connection with an acquisition permitted under the terms of this Indenture;

(v)    Liens on cash set aside at the time of the incurrence of any Indebtedness or government securities purchased with such cash, in either case to the extent that such cash or government securities prefund the payment of interest on such Indebtedness and are held in an escrow account or similar arrangement to be applied for such purpose;

(w)    Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(x)    any encumbrance or restriction (including, but not limited to, put and call agreements) with respect to Capital Stock of any joint venture or similar arrangement pursuant to any joint venture or similar agreement;

(y)    Liens on insurance proceeds or unearned premiums incurred in the ordinary course of business in connection with the financing of insurance premiums;

(z)    Liens created in favor of the Trustee for the Notes;

(aa)    Liens arising by operation of law in the ordinary course of business;

(bb)    Liens on property or assets under construction (and related rights) in favor of a contractor or developer or arising from progress or partial payments by a third party relating to such property or assets;

(cc)    Liens relating to pooled deposit or sweep accounts to permit satisfaction of overdraft, cash pooling or similar obligations incurred in the ordinary course of business;

(dd)    Liens incurred by the Company or any Restricted Subsidiary; provided that at the time any such Lien is incurred, the obligations secured by such Lien, when added to all other obligations secured by Liens incurred pursuant to this clause (dd), shall not exceed the greater of $50,000,000 and 27.5% of Pro Forma Adjusted EBITDA;

(ee)    [reserved];

(ff)    Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

(gg)    Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; and

(hh)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods.

For purposes of determining compliance with this definition, (x) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but may be incurred under any combination of such categories (including in part under one such category and in part under any other such category), (y) in the event that a Lien (or any portion thereof) meets the criteria of one or more of such categories of Permitted Liens, the Company shall, in its sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition, and (z) in the event that a portion of Indebtedness or Preferred Stock secured by a Lien could be classified as secured in part pursuant to clause (ee) above (giving effect to the incurrence of such portion of such Indebtedness), the Company, in its sole discretion, may classify such portion of such Indebtedness (and any obligations in respect thereof) as having been secured pursuant to clause (ee) above and thereafter the remainder of such Indebtedness as having been secured pursuant to one or more of the other clauses of this definition.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Preferred Stock” as applied to any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Private Placement Legend” means the legend set forth in Section 2.06(g)(i) hereof to be placed on all Notes issued under this Indenture, except where otherwise permitted by the provisions of this Indenture.

“Pro Forma Adjusted EBITDA” means, with respect to the Company and its Subsidiaries on a consolidated basis, the Adjusted EBITDA for the Company and its Subsidiaries for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of such calculation, in each case calculated with the pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Purchase Amount” means, with respect to an Offer to Purchase, the maximum aggregate amount payable by the Company for Securities under the terms of such Offer to Purchase, if such Offer to Purchase were accepted in respect of all Securities.

“Purchase Date” shall have the meaning set forth in the definition of “Offer to Purchase.”

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that such Indebtedness is incurred within 180 days after such acquisition.

“Purchase Price” shall have the meaning set forth in the definition of “Offer to Purchase.”

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Rating Agencies” mean Moody’s and S&P or if Moody’s or S&P or both shall not make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for Moody’s or S&P or both, as the case may be.

“Record Date” for the interest payable on any applicable Interest Payment Date means the April 1 and October 1 (whether or not a Business Day) immediately preceding such Interest Payment Date.

“Redeemable Capital Stock” means any class or series of Capital Stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is or upon the happening of an event or passage of time would be, required to be redeemed prior to the Maturity Date or is redeemable at the option of the holder thereof at any time prior to the Maturity Date, or is convertible into or exchangeable for debt securities at any time prior to the Maturity Date; provided, however, that Capital Stock will not constitute Redeemable Capital Stock solely because the holders thereof have the right to require the Company to repurchase or redeem such Capital Stock upon the occurrence of a “change of control” or an “asset sale”.

“Redemption Price” when used with respect to any Note to be redeemed, means the price at which it is to be redeemed pursuant to this Indenture.

“Registration Rights Agreement” means (1) the Registration Rights Agreement related to the Initial Notes, dated as of the date hereof, among the Company, the Subsidiary Guarantors and the Initial Purchasers, and (2) with respect to any Additional Notes, any registration rights agreement among the Company and the other parties thereto relating to the registration by the Company of such Additional Notes under the Securities Act.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Global Note in the form of Exhibit A bearing the Global Note Legend and the Private Placement Legend and the Regulation S Global Note Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Global Notes.

“Regulation S Global Note Legend” means the legend set forth in Section 2.06(g)(iii) hereof.

“Responsible Officer” means, when used with respect to the Trustee, any officer within the corporate trust department of the Trustee, including any vice president, assistant vice president, assistant secretary, assistant treasurer, trust officer or any other officer of the Trustee who customarily performs functions similar to those performed by the Persons who at the time shall be such officers, respectively, who shall have direct responsibility for the administration of this Indenture, or any other officer to whom any corporate trust matter is referred because of such Person’s knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing, or that is required to bear, the Private Placement Legend.

“Restricted Period” means, in respect of any Note issued under Regulation S, the 40-day distribution compliance period as defined in Regulation S applicable to such Note.

“Restricted Subsidiary” means any Subsidiary of the Company that is not an Unrestricted Subsidiary.

“Revolving Credit Facility” means the $300,000,000 first lien secured revolving credit facility entered into pursuant to the terms of the Credit Agreement.

“RRD” means R. R. Donnelley & Sons Company, a Delaware corporation, and any permitted successor or assign.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Ratings Services and any successor to its rating agency business.

“Sale/Leaseback Transaction” means an arrangement relating to property owned by the Company or a Restricted Subsidiary on the Issue Date or thereafter acquired by the Company or a Restricted Subsidiary whereby the Company or a Restricted Subsidiary transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

“SEC” means the Securities and Exchange Commission.

“Secured Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries secured by a Lien.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Secured Credit Facilities” means the Revolving Credit Facility and the Term Loan Credit Facility entered into by the Company pursuant to the terms of the Credit Agreement.

“Senior Secured Indebtedness Leverage Ratio” means, with respect to any Person, on any date of determination, a ratio (i) the numerator of which is the aggregate principal amount (or accreted value, as the case may be) of Indebtedness that is secured by a Lien of such Person and its Restricted Subsidiaries on a consolidated basis outstanding on such date, less up to $50,000,000 of cash and Cash Equivalents that would be stated on the consolidated balance sheet of such Person and held by such Person or its Restricted Subsidiaries, as determined in accordance with GAAP, as of the date of determination, and (ii) the denominator of which is the Adjusted EBITDA of such Person for the four full fiscal quarters, treated as one period, for which financial information in respect thereof is available immediately preceding the date of such calculation, in each case calculated with the pro forma adjustments as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of “Consolidated Fixed Charge Coverage Ratio.”

“Separation and Distribution Agreement” means the Separation and Distribution Agreement, dated as of September 14, 2016, by and among RRD, the Company and LSC Communications, Inc.

“Separation and Distribution Agreement Receivable Proceeds” means any proceeds received by the Company from any payment by RRD pursuant to Section 3.4(h) of the Separation and Distribution Agreement.

“Separation Transactions” means the completion of the Plan of Reorganization and the Donnelley Financial Distribution (each as defined in the Separation and Distribution Agreement).

“Shelf Registration Statement” has the meaning set forth in the Registration Rights Agreement.

“Significant Subsidiary” of any Person means a Restricted Subsidiary of such Person which would be a significant subsidiary of such Person as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the SEC and as in effect on the Issue Date.

“Similar Business” means any businesses conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the Issue Date and any other activities that are related, complementary, ancillary or incidental to, or a reasonable extension, expansion or development thereof.

“Stated Maturity” means, when used with respect to any Note or any installment of interest thereon, the date specified in such Note as the fixed date on which the principal of such Note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

“Subordinated Indebtedness” means, with respect to a Person, Indebtedness of such Person (whether outstanding on the Issue Date or thereafter incurred) which is subordinate or junior in right of payment to the Notes or a Guarantee of the Notes by such Person, as the case may be, pursuant to a written agreement to that effect.

“Subsidiary” means, with respect to any Person:

(i)    a corporation a majority of whose Voting Stock is at the time, directly or indirectly, owned by such Person, by one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries thereof; and

(ii)    any other Person (other than a corporation), including a partnership, limited liability company, business trust or joint venture, in which such Person, one or more Subsidiaries thereof or such Person and one or more Subsidiaries thereof, directly or indirectly, at the date of determination thereof, has a majority ownership interest entitled to vote in the election of directors, managers or trustees thereof (or other Person performing similar functions). For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

“Subsidiary Guarantors” means each of the Company’s Domestic Restricted Subsidiaries, and in each case, their respective successors and assigns, that guarantee the Company’s obligations under the Senior Secured Credit Facilities as of the Issue Date and executes this Indenture, and each of the Company’s Domestic Restricted Subsidiaries that thereafter executes a Guaranty Agreement pursuant to Section 4.16 of this Indenture.

“Term Loan Credit Facility” means the $350,000,000 first lien secured term loan b facility entered into pursuant to the terms of the Credit Agreement.

“Transactions” means the Separation Transactions, the entry into the Senior Secured Credit Facilities and the issuance of the Notes.

“Trust Indenture Act” means the Trust Indenture Act of 1939, as amended (15 U.S.C. §§ 77aaa-77bbbb).

“Trustee” means Wells Fargo Bank, National Association, as trustee, until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Unrestricted Definitive Note” means one or more Definitive Notes that do not bear and are not required to bear the Private Placement Legend.

“Unrestricted Global Note” means a permanent Global Note, substantially in the form of Exhibit A that bears the Global Note Legend and that has the “Schedule of Exchanges of Interests in the Global Note” attached thereto, and that is deposited with or on behalf of and registered in the name of the Depositary, representing Notes that do not bear the Private Placement Legend.

“Unrestricted Subsidiary” means each Subsidiary of the Company designated as such pursuant to and in compliance with Section 4.17 and each Subsidiary of such Unrestricted Subsidiary.

“U.S. Government Obligations” means securities that are (a) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (b) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which are unconditionally guaranteed as full faith and credit obligations of the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depositary receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such U.S. Government Obligations or a specific payment of principal of or interest on any such U.S. Government Obligations held by such custodian for the account of the holder of such depositary receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depositary receipt from any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of principal of or interest on the U.S. Government Obligations evidenced by such depositary receipt.

“U.S. Person” means a U.S. person as defined in Rule 902(k) under the Securities Act.

“Voting Stock” means any class or classes of Capital Stock pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect a majority of the board of directors, managers or trustees of any Person (irrespective of whether or not, at the time, stock of any other class or classes shall have, or might have, voting power by reason of the happening of any contingency).

“Wholly Owned Restricted Subsidiary” means any Restricted Subsidiary of which 100% of the outstanding Capital Stock is owned by the Company or another Wholly Owned Restricted Subsidiary. For purposes of this definition, any directors’ qualifying shares or investments by foreign nationals mandated by applicable law shall be disregarded in determining the ownership of a Subsidiary.

Section 1.02.    Other Definitions.

Term	Defined in Section
“Asset Sale Offer”	4.14(c)
“Asset Sale Offer Price”	4.14(d)
“Authentication Order”	2.02
“Change of Control Offer”	4.13(a)
“Change of Control Purchase Date”	4.13(a)
“Change of Control Purchase Price”	4.13(a)
“Covenant Defeasance”	8.03
“Covenant Suspension Event”	4.21(a)(y)
“Designation”	4.17(a)
“Designation Amount”	4.17(a)(ii)
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.14(b)(ii)
“Guaranty Obligations”	10.01
“incur”	4.08(a)
“Legal Defeasance”	8.02
“Note Register”	2.03
“Paying Agent”	2.03
“Redemption Date”	3.01
“Registrar”	2.03
“Replacement Assets”	4.14(b)(ii)
“Required Filing Dates”	4.18
“Restricted Payments”	4.09(d)
“Reversion Date”	4.21(b)
“Revocation”	4.17(d)
“Surviving Entity”	5.01(1)(y)
“Suspended Covenants”	4.21(a)
“Suspension Period”	4.21(c)
“Transfer Agent”	2.03

Section 1.03.    Incorporation by Reference of Trust Indenture Act. This Indenture is subject to the mandatory provisions of the Trust Indenture Act which are incorporated by reference in and made part of this Indenture.

The following Trust Indenture Act terms if used in this Indenture have the following meanings:

“indenture securities” means the Notes and the Guarantees;

“indenture security Holder” means a Holder of a Note;

“indenture to be qualified” means this Indenture;

“indenture trustee” or “institutional trustee” means the Trustee; and “obligor” on the Notes and the Guarantees means the Company and the Subsidiary Guarantors, respectively, and any successor obligor upon the Notes and the Guarantees, respectively.

All other terms used in this Indenture that are defined by the Trust Indenture Act, defined by Trust Indenture Act reference to another statute or defined by SEC rule under the Trust Indenture Act have the meanings so assigned to them. Notwithstanding any of the foregoing, the Trust Indenture Act and provisions thereof shall not apply to this Indenture until the Company and the Subsidiary Guarantors qualify this Indenture under the Trust Indenture Act.

Section 1.04.    Rules of Construction. Unless the context otherwise requires:

(a)    a term has the meaning assigned to it;

(b)    an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(c)     “or” is not exclusive;

(d)    the words “including,” “includes” and similar words shall be deemed to be followed by “without limitation”;

(e)    words in the singular include the plural, and in the plural include the singular;

(f)     “will” shall be interpreted to express a command;

(g)    whenever in this Indenture there is mentioned, in any context, principal, interest or any other amount payable under or with respect to any Notes, such mention shall be deemed to include mention of the payment of Additional Interest, to the extent that, in such context, Additional Interest is, was or would be payable in respect thereof pursuant to the Notes, provided, however, that the Trustee shall not be deemed to have knowledge of the requirement that Additional Interest is due unless the Trustee receives written notice from the Company stating that such amounts are due and specifying the dollar amounts thereof;

(h)    provisions apply to successive events and transactions;

(i)    references to sections of, or rules under, the Securities Act or the Exchange Act shall be deemed to include substitute, replacement or successor sections or rules adopted by the SEC from time to time;

(j)    unless the context otherwise requires, any reference to an “Article,” “Section” or “clause” refers to an Article, Section or clause, as the case may be, of this Indenture;

(k)    the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this Indenture as a whole and not any particular Article, Section, clause or other subdivision;

(l)    the principal amount of any non-interest bearing or other discount security at any date shall be the principal amount thereof that would be shown on a balance sheet of the Company dated such date prepared in accordance with GAAP;

(m)    words used herein implying any gender shall apply to both genders;

(n)    in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”; and

(o)    the principal amount of any Preferred Stock at any time shall be (i) the maximum liquidation value of such Preferred Stock at such time or (ii) the maximum mandatory redemption or mandatory repurchase price with respect to such Preferred Stock at such time, whichever is greater.

Section 1.05.    Acts of Holders.

(a)    Any request, demand, authorization, direction, notice, consent, waiver or other action provided by this Indenture to be given or taken by Holders may be embodied in and evidenced by one or more instruments of substantially similar tenor signed by such Holders in person or by an agent or proxy duly appointed in writing. Except as herein otherwise expressly provided, such action shall become effective when such instrument or instruments are delivered to the Trustee and, where it is hereby expressly required, to the Company. Proof of execution of any such instrument or of a writing appointing any such agent or proxy, or the holding by any Person of a Note, shall be sufficient for any purpose of this Indenture and (subject to Section 7.01 hereof) conclusive in favor of the Trustee and the Company, if made in the manner provided in this Section 1.05.

(b)    The fact and date of the execution by any Person of any such instrument or writing may be proved by the affidavit of a witness of such execution or by the certificate of any notary public or other officer authorized by law to take acknowledgments of deeds, certifying that the individual signing such instrument or writing acknowledged to him the execution thereof. Where such execution is by or on behalf of any legal entity other than an individual, such certificate or affidavit shall also constitute proof of the authority of the Person executing the same. The fact and date of the execution of any such instrument or writing, or the authority of the Person executing the same, may also be proved in any other manner that the Trustee deems sufficient.

(c)    The ownership of Notes shall be proved by the Note Register.

(d)    Any request, demand, authorization, direction, notice, consent, waiver or other action by the Holder of any Note shall bind every future Holder of the same Note and the Holder of every Note issued upon the registration of transfer thereof or in exchange therefor or in lieu thereof, in respect of any action taken, suffered or omitted by the Trustee or the Company in reliance thereon, whether or not notation of such action is made upon such Note.

(e)    The Company may set a record date for purposes of determining the identity of Holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or take any other act, or to vote or consent to any action by vote or consent authorized or permitted to be given or taken by Holders. Unless otherwise specified, if not set by the Company prior to the first solicitation of a Holder made by any Person in respect of any such action, or in the case of any such vote, prior to such vote, any such record date shall be the later of 10 days prior to the first solicitation of such consent or the date of the most recent list of Holders furnished to the Trustee prior to such solicitation.

(f)    Without limiting the foregoing, a Holder entitled to take any action hereunder with regard to any particular Note may do so with regard to all or any part of the principal amount of such Note or by one or more duly appointed agents, each of which may do so pursuant to such appointment with regard to all or any part of such principal amount. Any notice given or action taken by a Holder or its agents with regard to different parts of such principal amount pursuant to this Section 1.05(f) shall have the same effect as if given or taken by separate Holders of each such different part.

(g)    Without limiting the generality of the foregoing, a Holder, including DTC, that is a Holder of a Global Note, may make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders, and any Person, that is a Holder of a Global Note, including DTC, may provide its proxy or proxies to the beneficial owners of interests in any such Global Note through such Depositary’s standing instructions and customary practices.

(h)    The Company may fix a record date for the purpose of determining the Persons who are beneficial owners of interests in any Global Note held by DTC entitled under the procedures of such Depositary to make, give or take, by a proxy or proxies duly appointed in writing, any request, demand, authorization, direction, notice, consent, waiver or other action provided in this Indenture to be made, given or taken by Holders. If such a record date is fixed, the Holders on such record date or their duly appointed proxy or proxies, and only such Persons, shall be entitled to make, give or take such request, demand, authorization, direction, notice, consent, waiver or other action, whether or not such Holders remain Holders after such record date. Nothing in this paragraph shall prevent the Company from setting a new record date for any action for which a record date has previously been set pursuant to this paragraph (whereupon the record date previously set shall automatically and with no action by any Person by cancelled and of no effect), nor shall anything in this paragraph be construed to render ineffective any action taken pursuant to or in accordance with any other provision of this Indenture by Holders of the requisite principal amount of Outstanding Notes on the date such action is taken. No such request, demand, authorization, direction, notice, consent, waiver or other action shall be valid or effective if made, given or taken more than 120 days after such record date.

Section 1.06.    Timing of Payment. Notwithstanding anything herein to the contrary, if the date on which any payment is to be made pursuant to this Indenture or the Notes is not a Business Day, the payment otherwise payable on such date shall be payable on the next succeeding Business Day with the same force and effect as if made on such scheduled date and (provided such payment is made on such succeeding Business Day) no interest shall accrue on the amount of such payment from and after such scheduled date to the time of such payment on such next succeeding Business Day and the amount of any such payment that is an interest payment will reflect accrual only through the original payment date and not through the next succeeding Business Day.

ARTICLE 2

THE NOTES

Section 2.01.    Form and Dating; Terms.

(a)    General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A. The Notes may have notations, legends or endorsements required by law, stock exchange rules or usage. Each Note shall be dated the date of its authentication. The Notes shall be issued in minimum denominations of $2,000 and any integral multiples of $1,000 in excess of $2,000.

(b)    Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such of the outstanding Notes as shall be specified in the “Schedule of Exchanges of Interests in the Global Note” attached thereto and each shall provide that it shall represent up to the aggregate principal amount of Notes from time to time endorsed thereon and that the aggregate principal amount of outstanding Notes represented thereby may from time to time be reduced or increased, as applicable, to reflect exchanges and redemptions. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof.

(c)    Regulation S Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Custodian and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereinafter provided.

The Restricted Period will be terminated pursuant to Applicable Procedures.

The aggregate principal amount of a Regulation S Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary or its nominee, as the case may be, in connection with transfers of interest as hereinafter provided.

(d)    Terms. The aggregate principal amount of Notes that may be authenticated and delivered under this Indenture is unlimited.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Subsidiary Guarantors from time to time party hereto and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Notes shall be subject to repurchase by the Company pursuant to an Asset Sale Offer as provided in Section 4.14 hereof or a Change of Control Offer as provided in Section 4.13 hereof.

Additional Notes ranking pari passu with the Initial Notes may be created and issued from time to time by the Company without notice to or consent of the Holders and shall be consolidated with and form a single class with the Initial Notes and shall have the same terms as to status, redemption or otherwise as the Initial Notes except that interest may accrue on the Additional Notes from their date of issuance (or such other date specified by the Company); provided, that the Company’s ability to issue Additional Notes shall be subject to the Company’s compliance with Section 4.08 hereof and Section 4.12 hereof, if applicable. Any Additional Notes may be issued with the benefit of an indenture supplemental to this Indenture.

(e)    Euroclear and Clearstream Applicable Procedures. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Global Notes that are held by Participants through Euroclear or Clearstream.

Section 2.02.    Execution and Authentication. At least one Officer of the Company shall execute the Notes on behalf of the Company by manual, facsimile or electronic (including “.pdf”) signature.

If an Officer of the Company whose signature is on a Note no longer holds that office at the time the Trustee authenticates the Note, the Note shall nevertheless be valid.

A Note shall not be entitled to any benefit under this Indenture or be valid or obligatory for any purpose until authenticated substantially in the form of Exhibit A, by the manual signature of the Trustee. The signature shall be conclusive evidence that the Note has been duly authenticated and delivered under this Indenture.

On the Issue Date, the Trustee shall, upon receipt of a Company Order (an “Authentication Order”), authenticate and deliver the Initial Notes in the aggregate principal amount or amounts specified in such Authentication Order, provided that the Trustee shall be entitled to receive an Officer’s Certificate and an Opinion of Counsel addressing such matters as the Trustee may reasonably request. In addition, at any time, from time to time, the Trustee shall, upon receipt of an Authentication Order, authenticate and deliver any Additional Notes or Exchange Notes for an aggregate principal amount specified in such Authentication Order for such Additional Notes or Exchange Notes issued or increased hereunder.

The Trustee may appoint an authenticating agent acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03.    Registrar, Transfer Agent and Paying Agent. The Company shall maintain (i) an office or agency where Notes may be presented for registration (“Registrar”), (ii) an office or agency where Notes may be presented for transfer or for exchange (“Transfer Agent”) and (iii) an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes (“Note Register”) and of their transfer and exchange. The registered Holder of a Note will be treated as the owner of such Note for all purposes and only registered Holders shall have rights under this Indenture and the Notes. The Company may appoint one or more co-registrars, one or more co-transfer agents and one or more additional paying agents. The term “Registrar” includes any co-registrar, the term “Transfer Agent” includes any co-transfer agent and the term “Paying Agent” includes any additional paying agents. The Company may change any Paying Agent, Transfer Agent or Registrar without prior notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar, Transfer Agent or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent, Transfer Agent or Registrar.

The Company initially appoints The Depository Trust Company, its nominees and successors (“DTC”) to act as Depositary with respect to the Global Notes. The Company has entered into a letter of representations with DTC in the form provided by DTC and the Trustee and each Agent are hereby authorized to act in accordance with such letter and Applicable Procedures.

The Company initially appoints the Trustee to act as the Paying Agent, Transfer Agent and Registrar for the Notes and to act as Custodian with respect to the Global Notes.

The Company shall be responsible for making calculations called for under the Notes and this Indenture, including but not limited to determination of interest, Additional Interest, redemption price, premium, if any, and any additional amounts or other amounts payable on the Notes. The Company will make the calculations in good faith and, absent manifest error, its calculations will be final and binding on the Holders.

Section 2.04.    Paying Agent to Hold Money in Trust. The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium, if any, or interest on the Notes, and will notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent (other than the Trustee) to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Subsidiary or the Trustee) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05.    Holder Lists. The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders and shall otherwise comply with Section 312(a) of the Trust Indenture Act. If the Trustee is not the Registrar, or to the extent otherwise required under the Trust Indenture Act, the Company shall furnish to the Trustee at least five Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders and the Company shall otherwise comply with Section 312(a) of the Trust Indenture Act.

Section 2.06.    Transfer and Exchange.

(a)    Transfer and Exchange of Global Notes. Except as otherwise set forth in this Section 2.06, a Global Note may be transferred, in whole and not in part, only to another nominee of the Depositary or to a successor thereto or a nominee of such successor thereto. A beneficial interest in a Global Note may not be exchanged for a Definitive Note unless, and, if applicable, subject to the limitation on issuance of Definitive Notes set forth in Section 2.06(c)(ii), (i) the Depositary (x) notifies the Company that it is unwilling or unable to continue as Depositary for such Global Note or (y) has ceased to be a clearing agency registered under the Exchange Act, and, in either case, a successor Depositary is not appointed by the Company within 120 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Definitive Notes (although Regulation S Global Notes may not be exchanged for Definitive Notes prior to (A) the expiration of the applicable Restricted Period and (B) the receipt by the Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B)) or (iii) upon the request of a Holder if there shall have occurred and be continuing an Event of Default with respect to the Notes and the Trustee has received a written request from the Depositary to issue Definitive Notes. Upon the occurrence of any of the events described in clause (i), (ii) or (iii) above, Definitive Notes delivered in exchange for any Global Note or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the Depositary (in accordance with its customary procedures). Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except for Definitive Notes issued subsequent to any of the events described in clause (i), (ii) or (iii) above and pursuant to Section 2.06(c) hereof. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a); provided, however, beneficial interests in a Global Note may be transferred and exchanged as provided in Section 2.06(b), (c) or (f) hereof.

(b)    Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (i) or (ii) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(i)    Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person other than pursuant to Rule 144A. Beneficial interests in any Unrestricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(i).

(ii)    All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(i) hereof, the transferor of such beneficial interest must deliver to the Registrar either (A) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase or (B) (1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged and (2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above; provided, that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in a Regulation S Global Note prior to (x) the expiration of the applicable Restricted Period therefor and (y) the receipt by the Registrar of any certification of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B). Upon consummation of an Exchange Offer by the Company in accordance with Section 2.06(f) hereof, the requirements of this Section 2.06(b)(ii) shall be deemed to have been satisfied upon receipt by the Registrar of the instructions contained in the applicable Letter of Transmittal or in an Agent’s Message delivered by the Holder of such beneficial interests in the Restricted Global Notes. Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(h) hereof.

(iii)    Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(ii) hereof and the Registrar receives the following:

(A)    if the transferee will take delivery in the form of a beneficial interest in a 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof; or

(B)    if the transferee will take delivery in the form of a beneficial interest in a Regulation S Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof.

(iv)    Transfer and Exchange of Beneficial Interests in a Restricted Global Note for Beneficial Interests in an Unrestricted Global Note. A beneficial interest in any Restricted Global Note may be exchanged by any holder thereof for a beneficial interest in an Unrestricted Global Note or transferred to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note if the exchange or transfer complies with the requirements of Section 2.06(b)(ii) hereof and:

(A)    such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder of the beneficial interest to be transferred, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) an Exchanging Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;;

(B)    such Notes are sold or exchanged pursuant to an effective registration statement under the Securities Act;

(C)    such transfer is effected by a Exchanging Dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)    the Registrar receives the following:

(1)     if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a beneficial interest in an Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof; or

(2)     if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of a beneficial interest in an Unrestricted Global Note, a certificate from such holder in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

If any such transfer is effected pursuant to subparagraph (B) or (D) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the aggregate principal amount of beneficial interests transferred pursuant to subparagraph (B) or (D) above.

Beneficial interests in an Unrestricted Global Note cannot be exchanged for, or transferred to Persons who take delivery thereof in the form of, a beneficial interest in a Restricted Global Note.

(c)    Transfer or Exchange of Beneficial Interests for Definitive Notes.

(i)    Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If any holder of a beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 2.06(a) hereof and receipt by the Registrar of the following documentation:

(A)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(a) thereof;

(B)    if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and, upon receipt of an Authentication Order, the Trustee shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(i) (except transfers pursuant to clause (F) above) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(ii)    Beneficial Interests in Regulation S Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(i)(A) and (C) hereof, a beneficial interest in the Regulation S Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the applicable Restricted Period therefor and (B) the receipt by the Registrar of any certifications of beneficial ownership required pursuant to Rule 903(b)(3)(ii)(B) of the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(iii)    Beneficial Interests in Restricted Global Notes to Unrestricted Definitive Notes. A holder of a beneficial interest in a Restricted Global Note may exchange such beneficial interest for an Unrestricted Definitive Note or may transfer such beneficial interest to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note only upon the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 2.06(a) hereof and if:

(A)    such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the holder of such beneficial interest, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) an Exchanging Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B)    such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)    such transfer is effected by an Exchanging Dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)    the Registrar receives the following:

(1)    if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof; or

(2)    if the holder of such beneficial interest in a Restricted Global Note proposes to transfer such beneficial interest to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iv)    Beneficial Interests in Unrestricted Global Notes to Unrestricted Definitive Notes. If any holder of a beneficial interest in an Unrestricted Global Note proposes to exchange such beneficial interest for a Definitive Note or to transfer such beneficial interest to a Person who takes delivery thereof in the form of a Definitive Note, then, upon the occurrence of any of the events described in clause (i), (ii) or (iii) of Section 2.06(a) hereof and satisfaction of the conditions set forth in Section 2.06(b)(ii) hereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(h) hereof, and the Company shall execute and the Trustee, upon receipt of an Authentication Order, shall authenticate and mail to the Person designated in the instructions a Definitive Note in the applicable principal amount. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from or through the Depositary and the Participant or Indirect Participant. The Trustee shall mail such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest pursuant to this Section 2.06(c)(iv) shall not bear the Private Placement Legend.

(d)    Transfer and Exchange of Definitive Notes for Beneficial Interests.

(i)    Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A)    if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (2)(b) thereof;

(B)    if such Restricted Definitive Note is being transferred to a QIB in accordance with Rule 144A, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(C)    if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (2) thereof;

(D)    if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E)    if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(F)    if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate substantially in the form of Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the applicable Restricted Global Note, in the case of clause (B) above, the applicable 144A Global Note, and in the case of clause (C) above, the applicable Regulation S Global Note.

(ii)    Restricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of a Restricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note only if:

(A)    such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) an Exchanging Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B)    such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)    such transfer is effected by an Exchanging Dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)    Registrar receives the following:

(1)    if the Holder of such Definitive Notes proposes to exchange such Notes for a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(c) thereof; or

(2)    if the Holder of such Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of a beneficial interest in the Unrestricted Global Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Company so requests or if the Applicable Procedures so require, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

Upon satisfaction of the applicable conditions of this Section 2.06(d)(ii), the Trustee shall cancel the Restricted Definitive Note and increase or cause to be increased the aggregate principal amount of the Unrestricted Global Note.

(iii)    Unrestricted Definitive Notes to Beneficial Interests in Unrestricted Global Notes. A Holder of an Unrestricted Definitive Note may exchange such Note for a beneficial interest in an Unrestricted Global Note or transfer such Definitive Notes to a Person who takes delivery thereof in the form of a beneficial interest in an Unrestricted Global Note at any time. Upon receipt of a request for such an exchange or transfer, the Trustee shall cancel the applicable Unrestricted Definitive Note and increase or cause to be increased the aggregate principal amount of one of the Unrestricted Global Notes.

If any such exchange or transfer from a Definitive Note to a beneficial interest is effected pursuant to subparagraph (ii)(B), (ii)(D) or (iii) above at a time when an Unrestricted Global Note has not yet been issued, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of Definitive Notes so transferred.

(e)    Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder shall present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer or exchange in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder shall provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e):

(i)    Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A)    if the transfer will be made to a QIB in accordance with Rule 144A, then the transferor must deliver a certificate substantially in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B)    if the transfer will be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; or

(C)    if the transfer will be made pursuant to any other exemption from the registration requirements of the Securities Act, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications required by item (3) thereof, if applicable.

(ii)    Restricted Definitive Notes to Unrestricted Definitive Notes. Any Restricted Definitive Note may be exchanged by the Holder thereof for an Unrestricted Definitive Note or transferred to a Person or Persons who take delivery thereof in the form of an Unrestricted Definitive Note if:

(A)    such exchange or transfer is effected pursuant to an Exchange Offer in accordance with the Registration Rights Agreement and the Holder, in the case of an exchange, or the transferee, in the case of a transfer, certifies in the applicable Letter of Transmittal that it is not (1) an Exchanging Dealer, (2) a Person participating in the distribution of the Exchange Notes or (3) a Person who is an affiliate (as defined in Rule 144) of the Company;

(B)    any such transfer is effected pursuant to a Shelf Registration Statement in accordance with the Registration Rights Agreement;

(C)    any such transfer is effected by a Participating Broker-Dealer pursuant to an Exchange Offer Registration Statement in accordance with the Registration Rights Agreement; or

(D)    the Registrar receives the following:

(1)    if the Holder of such Restricted Definitive Notes proposes to exchange such Notes for an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit C hereto, including the certifications in item (1)(d) thereof; or

(2)    if the Holder of such Restricted Definitive Notes proposes to transfer such Notes to a Person who shall take delivery thereof in the form of an Unrestricted Definitive Note, a certificate from such Holder substantially in the form of Exhibit B hereto, including the certifications in item (4) thereof;

and, in each such case set forth in this subparagraph (D), if the Company so requests, an Opinion of Counsel in form reasonably acceptable to the Company to the effect that such exchange or transfer is in compliance with the Securities Act and that the restrictions on transfer contained herein and in the Private Placement Legend are no longer required in order to maintain compliance with the Securities Act.

(iii)    Unrestricted Definitive Notes to Unrestricted Definitive Notes. A Holder of Unrestricted Definitive Notes may transfer such Notes to a Person who takes delivery thereof in the form of an Unrestricted Definitive Note. Upon receipt of a request to register such a transfer, the Registrar shall register the Unrestricted Definitive Notes pursuant to the instructions from the Holder thereof.

(f)    Exchange Offer. Upon the occurrence of an Exchange Offer in accordance with the Registration Rights Agreement, the Company shall issue and, upon receipt of an Authentication Order in accordance with Section 2.02 hereof, the Trustee shall authenticate (i) one or more Unrestricted Global Notes in an aggregate principal amount equal to the principal amount of the beneficial interests in the Restricted Global Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal or in an Agent’s Message that (x) they are not Exchanging Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Company, and accepted for exchange in an Exchange Offer and (ii) Unrestricted Definitive Notes in an aggregate principal amount equal to the principal amount of the Restricted Definitive Notes tendered for acceptance by Persons that certify in the applicable Letters of Transmittal that (x) they are not Exchanging Dealers, (y) they are not participating in a distribution of the Exchange Notes and (z) they are not affiliates (as defined in Rule 144) of the Issuer, and accepted for exchange in an Exchange Offer. Concurrently with the issuance of such Notes, the Trustee shall cause the aggregate principal amount of the applicable Restricted Global Notes to be reduced accordingly, and the Company shall execute and the Trustee shall authenticate and mail to the Persons designated by the Holders of Definitive Notes so accepted Unrestricted Definitive Notes in the applicable principal amount. Any Notes that remain outstanding after the consummation of an Exchange Offer, and Exchange Notes issued in connection with such Exchange Offer, shall be treated as a single class of securities under this Indenture.

(g)    Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture:

(i)    Private Placement Legend.

(A)    Except as permitted by subparagraph (B) below, each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM. EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER OF THE SECURITY EVIDENCED HEREBY MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.

THE HOLDER OF THIS NOTE AGREES FOR THE BENEFIT OF THE ISSUER THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (i) TO A PERSON WHO IS NOT, AND FOR A PERIOD OF AT LEAST THREE MONTHS IMMEDIATELY PRIOR TO SUCH TRANSFER HAS NOT BEEN, ONE OF THE ISSUER’S “AFFILIATES” (AS DEFINED IN RULE 144 UNDER THE SECURITIES ACT) NOR ACTING ON THE ISSUER’S BEHALF AND (a) IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A, (b) IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144 UNDER THE SECURITIES ACT, (c) OUTSIDE THE UNITED STATES TO A NON-U.S. PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 904 UNDER THE SECURITIES ACT, OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL IF THE ISSUER SO REQUESTS), (ii) TO THE ISSUER, OR (iii) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION, AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER FROM IT OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE. NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

Except as permitted by subparagraph (B) below, each Global Note and Definitive Note issued in a transaction exempt from registration pursuant to Regulation S shall also bear the legend in substantially the following form:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION ORIGINALLY EXEMPT FROM REGISTRATION UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS TERMS USED ABOVE HAVE THE MEANINGS GIVEN TO THEM IN REGULATION S UNDER THE SECURITIES ACT.”

(B)    Notwithstanding the foregoing, any Global Note or Definitive Note issued pursuant to subparagraph (b)(iv), (c)(iii), (c)(iv), (d)(ii), (d)(iii), (e)(ii), (e)(iii) or (f) of this Section 2.06 (and all Notes issued in exchange therefor or substitution thereof) shall not bear the Private Placement Legend.

(ii)    Global Note Legend. Each Global Note shall bear a legend in substantially the following form (with appropriate changes in the last sentence if DTC is not the Depositary):

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(h) OF THE INDENTURE, (II) THIS GLOBAL NOTE MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUER. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

BY ACCEPTING THIS NOTE EACH HOLDER AND EACH TRANSFEREE IS DEEMED TO REPRESENT AND AGREE THAT AT THE TIME OF ITS ACQUISITION AND THROUGHOUT THE PERIOD THAT IT HOLDS THIS NOTE (I) IT IS NOT, AND IS NOT ACTING ON BEHALF OF, A PLAN (WHICH TERM INCLUDES (A) EMPLOYEE BENEFIT PLANS THAT ARE SUBJECT TO TITLE I OF THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), (B) PLANS, INDIVIDUAL RETIREMENT ACCOUNTS AND OTHER ARRANGEMENTS THAT ARE SUBJECT TO SECTION 4975 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND (C) ENTITIES THE UNDERLYING ASSETS OF WHICH ARE CONSIDERED TO INCLUDE “PLAN ASSETS” OF ANY PLANS DESCRIBED ABOVE IN CLAUSE (A) OR (B), OR (II) ITS PURCHASE AND HOLDING OF THIS NOTE OR ANY INTEREST THEREIN SHALL NOT RESULT IN A NON-EXEMPT PROHIBITED TRANSACTION UNDER ERISA OR SECTION 4975 OF THE CODE.”

(iii)     [Reserved].

(h)    Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or cancelled in whole and not in part, each such Global Note shall be returned to or retained and cancelled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(i)    General Provisions Relating to Transfers and Exchanges.

(i)    To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(ii)    No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange or transfer pursuant to Sections 2.07, 2.10, 3.06, 4.13, 4.14, and 9.06 hereof).

(iii)    Neither the Registrar nor the Company shall be required (A) to issue, to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of the Notes to be redeemed under Section 3.03 hereof and ending at the close of business on the day of such mailing, (B) to register the transfer of or to exchange any Note so selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part, (C) to register the transfer or exchange of a Note between a Record Date and the next succeeding Interest Payment Date or (D) to register the transfer or exchange of any Notes tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer or an Asset Sale Offer.

(iv)    Neither the Registrar nor the Company shall be required to register the transfer or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

(v)    All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(vi)    Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent and the Company shall deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of (and premium, if any) and interest on such Notes and for all other purposes, and none of the Trustee, any Agent or the Company shall be affected by notice to the contrary.

(vii)    Upon surrender for registration of transfer of any Note at the office or agency of the Company designated pursuant to Section 4.02 hereof, the Company shall execute, and the Trustee shall authenticate and mail, in the name of the designated transferee or transferees, one or more replacement Notes of any authorized denomination or denominations of a like aggregate principal amount.

(viii)    At the option of the Holder, subject to Section 2.06(a) hereof, Notes may be exchanged for other Notes of any authorized denomination or denominations of a like aggregate principal amount upon surrender of the Notes to be exchanged at such office or agency. Whenever any Global Notes or Definitive Notes are so surrendered for exchange, the Company shall execute, and the Trustee shall authenticate and mail, the replacement Global Notes and Definitive Notes which the Holder making the exchange is entitled to in accordance with the provisions of Section 2.02 hereof.

(ix)    All certifications, certificates and Opinions of Counsel required to be submitted pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile.

(x)    Neither the Trustee nor the Registrar shall have any duty to monitor the Company’s compliance with or have any responsibility with respect to the Company’s compliance with any federal or state securities laws in connection with registrations of transfers and exchanges of the Notes. The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Notes (including any transfers between or among the Depository’s participants or beneficial owners of interests in any Global Note) other than to require delivery of such certificates and other documentation, as is expressly required by, and to do so if and when expressly required by, the terms of this Indenture or the Notes and to examine the same to determine substantial compliance as to form with the express requirements hereof.

(xi)    The Company, the Trustee, and the Registrar reserve the right to require the delivery by any Holder or purchaser of a Note of such legal opinions, certifications or other evidence as may reasonably be required in order to determine that the proposed transfer of any Restricted Global Note or Restricted Definitive Note is being made in compliance with the Securities Act or the Exchange Act, or rules or regulations adopted by the Commission from time to time thereunder, and applicable state securities laws.

Section 2.07.    Replacement Notes. If either (x) any mutilated Note is surrendered to the Trustee, the Registrar or the Company, or (y) the Company and the Trustee receive evidence to their satisfaction of the ownership and destruction, loss or theft of any Note, then the Company shall issue and the Trustee, upon receipt of an Authentication Order and satisfaction of any other requirements of the Trustee, shall authenticate a replacement Note. If required by the Trustee or the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of both (i) the Trustee to protect the Trustee and (ii) the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company and the Trustee may charge the Holder for their expenses in replacing a Note.

Every replacement Note is a contractual obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08.    Outstanding Notes. The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those cancelled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or a Subsidiary Guarantor or an Affiliate of the Company or a Subsidiary Guarantor holds the Note.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser (as defined in Section 8-303 of the Uniform Commercial Code).

Notes in exchange for or in lieu of which other Notes have been authenticated and delivered pursuant to this Indenture shall not be deemed to be outstanding for purposes hereof.

If the principal amount of any Note is considered paid under Section 4.01 hereof, such Note shall cease to be outstanding and interest thereon shall cease to accrue.

If the Paying Agent (other than the Company or a Subsidiary Guarantor or an Affiliate of the Company or a Subsidiary Guarantor) holds, on a Redemption Date or maturity date, money sufficient to pay Notes (or portions thereof) payable on that date, then on and after that date such Notes (or portions thereof) shall be deemed to be no longer outstanding (including for accounting purposes) and shall cease to accrue interest on and after such date.

Section 2.09.    Treasury Notes. In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or by any Affiliate of the Company, shall be considered as though not outstanding, except that for the purposes of determining whether the

Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee actually knows are so owned shall be so disregarded. Notes so owned which have been pledged in good faith shall not be disregarded if the pledgee establishes to the satisfaction of the Trustee the pledgee’s right to deliver any such direction, waiver or consent with respect to such pledged Notes and that the pledgee is not the Company or a Subsidiary Guarantor or any Affiliate of the Company or a Subsidiary Guarantor.

Section 2.10.    Temporary Notes. Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders and beneficial holders, as the case may be, of temporary Notes shall be entitled to all of the benefits accorded to Holders, or beneficial holders, respectively, of Notes under this Indenture.

Section 2.11.    Cancellation. The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee or, at the direction of the Trustee, the Registrar or the Paying Agent and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall dispose of such cancelled Notes in its customary manner (subject to the record retention requirements of the Exchange Act). Certification of the cancellation of all cancelled Notes shall be delivered to the Company upon its written request therefor. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12.    Defaulted Interest. If the Company defaults in a payment of interest on the Notes, it shall pay the defaulted interest in any lawful manner plus, to the extent lawful, interest payable on the defaulted interest to the Persons who are Holders on a subsequent special record date, in each case at the rate provided in the Notes and in Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of defaulted interest proposed to be paid on each Note and the date of the proposed payment, and at the same time the Company shall deposit with the Trustee an amount of money equal to the aggregate amount proposed to be paid in respect of such defaulted interest or shall make arrangements satisfactory to the Trustee for such deposit prior to the date of the proposed payment, such money when deposited to be held in trust for the benefit of the Persons entitled to such defaulted interest as provided in this Section 2.12. The Company shall fix or cause to be fixed any such special record date and payment date; provided, that no such special record date shall be less than 10 days prior to the related payment date for such defaulted interest. The Company shall promptly notify the Trustee of any such special record date. At least 15 days before any such special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be mailed, first-class postage prepaid, or otherwise deliver in accordance with the Applicable Procedures, to each Holder, with a copy to the Trustee, a notice at his or her address as it appears in the Note Register that states the special record date, the related payment date and the amount of such interest to be paid.

Subject to the foregoing provisions of this Section 2.12 and for greater certainty, each Note delivered under this Indenture upon registration of transfer of or in exchange for or in lieu of any other Note shall carry the rights to interest accrued and unpaid, and to accrue, which were carried by such other Note.

Section 2.13.    CUSIP Numbers; ISINs. The Company in issuing the Notes may use CUSIP numbers and ISINs (in each case, if then generally in use) and, if so, the Trustee shall use CUSIP numbers and ISINs in notices as a convenience to Holders; provided, that any such notice may state that no representation is made as to the correctness of such numbers either as printed on the Notes or as contained in any notice and that reliance may be placed only on the other identification numbers printed on the Notes, and any such notice shall not be affected by any defect in or omission of such numbers. The Company will as promptly as practicable notify the Trustee in writing of any change in the CUSIP numbers and ISINs.

ARTICLE 3

REDEMPTION

Section 3.01. Notices to Trustee. The election of the Company to redeem any Notes pursuant to Section 3.07 shall be evidenced by a Board Resolution. In the event of any redemption at the election of the Company pursuant to Section 3.07, the Company shall notify the Trustee at least five (5) Business Days prior (or such shorter period as may be acceptable to the Trustee) to the date on which notice is required to be mailed or caused to be mailed to Holders pursuant to Section 3.03 of such date of redemption (the “Redemption Date”) and of the principal amount of Notes to be redeemed.

Section 3.02. Selection of Notes to Be Redeemed. In the event that less than all of the Notes are to be redeemed at any time, and the Notes are Global Notes, selection of such Notes for redemption will be made by lot by DTC in accordance with Applicable Procedures unless otherwise required by law or applicable stock exchange requirements; provided, however, that Notes shall only be redeemable in principal amounts of $2,000 or an integral multiple of $1,000 in excess thereof.

The Trustee shall promptly notify the Company and each Registrar in writing of the Notes selected for redemption and, in the case of any Notes selected for partial redemption, the principal amount thereof to be redeemed.

For all purposes of this Indenture and of the Notes, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

Section 3.03. Notice of Redemption. Notice of redemption shall be given by first class mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically), postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, at his address appearing in the Note Register, except that redemption notices may be mailed or sent more than 60 days prior to the Redemption Date if the notice of redemption is issued in connection with (i) a satisfaction and discharge of Notes in accordance with Article 12 or (ii) a defeasance in accordance with Article 8.

All notices of redemption shall identify the Notes to be redeemed (including, if used, CUSIP or ISIN numbers and that no representation is made as to the correctness or accuracy of the CUSIP number, if any, listed in such notice or printed on the Notes) and shall state:

(i) the Redemption Date;

(ii) the Redemption Price (or manner of calculation if not then known);

(iii) if less than all the Outstanding Notes are to be redeemed, the identification (and, in the case of partial redemption, the principal amounts) of the particular Notes to be redeemed;

(iv) that on the Redemption Date the Redemption Price and accrued interest to, but excluding, the Redemption Date, will become due and payable upon each such Note to be redeemed and that interest thereon will cease to accrue on and after such Redemption Date unless the Company defaults;

(v) the place or places where such Notes are to be surrendered for payment of the Redemption Price and accrued interest to, but excluding, the Redemption Date; and

(vi) if the redemption is subject to any condition precedent, a description of any such condition precedent in reasonable detail.

Notice of redemption of Notes to be redeemed pursuant to Section 3.07 shall be given by the Company or, at the Company’s request and provision of such notice to be given to the Trustee five Business Days prior (or such shorter period as may be acceptable to the Trustee) to the mailing or sending of such notice, by the Trustee in the name and at the expense of the Company.

Notices of redemption pursuant to Section 3.07 may be subject to the satisfaction of one or more conditions precedent established by the Company in its sole discretion. In addition, the Company may provide in any notice of redemption for the Notes that payment of the Redemption Price and the performance of the Company’s obligations with respect to such redemption may be performed by another Person.

Section 3.04. Effect of Notice of Redemption. A notice of redemption, if delivered electronically, mailed or caused to be mailed in a manner herein provided, shall be conclusively presumed to have been given, whether or not the Holder receives such notice. In any case, failure to deliver such notice or any defect in the notice to the Holder of any Note designated for redemption in whole or in part shall not affect the validity of the proceedings for the redemption of any other Note. Subject to Section 3.05 hereof, on and after the Redemption Date, interest shall cease to accrue on Notes or portions of Notes called for redemption.

Section 3.05. Deposit of Redemption Price.

(a) Prior to 11:00 a.m. (New York City time) on the Redemption Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the Redemption Price of and accrued and unpaid interest on all Notes to be redeemed on that Redemption Date, subject to any condition precedent set forth in any notice of redemption. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the Redemption Price of, and accrued and unpaid interest on, all Notes to be redeemed.

(b) If the Company complies with the provisions of the preceding paragraph (a), on and after the Redemption Date, interest shall cease to accrue on the Notes or the portions of Notes called for redemption. If a Note is redeemed on or after an applicable Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest to the Redemption Date shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption shall not be so paid upon surrender for redemption because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, from the Redemption Date until such principal is paid, and to the extent lawful on any interest accrued to the Redemption Date not paid on such unpaid principal, in each case at the rate provided in the Notes and in Section 4.01 hereof.

Section 3.06. Notes Redeemed in Part. Any Note which is to be redeemed only in part shall be surrendered at an office or agency of the Company designated for that purpose pursuant to Section 4.02 (with, if the Company or the Trustee so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder thereof or his attorney duly authorized in writing), and the Company shall execute, and the Trustee shall authenticate and deliver (or cause to be transferred by book entry) to the Holder of such Note without service charge, a new Note or Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount at Stated Maturity equal to and in exchange for the unredeemed portion of the principal amount at Stated Maturity of the Note so surrendered.

Section 3.07. Optional Redemption.

(a) The Company may redeem the Notes, in whole or in part, at any time on or after October 15, 2021, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Redemption Price
2021	102.063%
2022 and thereafter	100.000%

(b) Notwithstanding the foregoing, in connection with any tender offer for all of the Outstanding Notes, if after giving effect to such tender offer by the Company or any third party making such a tender offer in lieu of the Company, 10% or less of the aggregate principal amount of the Notes at the Issue Date remain outstanding, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date. The Company and its Affiliates may acquire the Notes by means other than a redemption pursuant to this Section 3.07, whether by tender offer, open market purchases, negotiated transactions or otherwise.

Section 3.08. Mandatory Redemption. The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

ARTICLE 4

COVENANTS

Section 4.01. Payment of Principal, Premium and Interest. The Company shall duly and punctually pay the principal of (and premium, if any) and interest on the Notes in accordance with the terms of the Notes and this Indenture. The Company will deposit or cause to be deposited with the Trustee or its nominee, no later than 11:00 a.m. New York City time on the date of the Stated Maturity of any Note or no later than 11:00 a.m. New York City time on the due date for any installment of interest, all payments so due, which payments shall be in immediately available funds on the date of such Stated Maturity or due date, as the case may be.

Additional Interest will be payable in arrears on each Interest Payment Date following accrual in the same manner as regular interest on the Notes. If Additional Interest is payable on the Notes, the Issuer shall provide an Officer’s Certificate to the Trustee on or before the record date for each Interest Payment Date such Additional Interest is payable setting forth the accrual period and the amount of such Additional Interest in reasonable detail. The Trustee may provide a copy of such Officer’s Certificate or other notice received from the Issuer relating to Additional Interest to any Holder upon request. Unless and until a Responsible Officer of the Trustee receives at the Corporate Trust Office such a certificate, the Trustee may assume without inquiry that no such Additional Interest is payable. The Trustee shall not at any time be under any duty or responsibility to any Holder to determine whether any Additional Interest is payable, or with respect to the nature, extent, or calculation of the amount of any Additional Interest owed, or with respect to the method employed in such calculation of any Additional Interest. If the Company has paid Additional Interest directly to the Persons entitled to it, the Company shall deliver to the Trustee an Officer’s Certificate setting forth the particulars of such payment.

Section 4.02. Maintenance of Office or Agency. The Company shall maintain in the continental United States, an office or agency where Notes may be presented or surrendered for payment, where Notes may be surrendered for registration of transfer or exchange and where notices and demands to or upon the Company or any Subsidiary Guarantor in respect of the Notes, the Guarantees and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company shall fail to maintain any such required office or agency or shall fail to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at a Corporate Trust Office of the Trustee, and the Company hereby appoints the Trustee as its agent to receive all such presentations, surrenders, notices and demands. In the event any such notice or demands are so made or served on the Trustee, the Trustee shall promptly forward copies thereof to the Company.

The Company may also from time to time designate one or more other offices or agencies (in or outside the Borough of Manhattan, The City of New York) where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the continental United States, for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03. [Reserved].

Section 4.04. Existence; Activities. Subject to Article 5, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights (charter and statutory) and material franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board of Directors of the Company in good faith shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and that the loss thereof is not disadvantageous in any material respect to the Holders.

Section 4.05. Maintenance of Properties. The Company shall cause all material properties used in the conduct of its business or the business of any Restricted Subsidiary, taken as a whole, to be maintained and kept in good condition, repair and working order (regular wear and tear excepted), in each case in all material respects, all as in the judgment of the Company may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; provided, however, that nothing in this Section 4.05 shall prevent the Company from disposing of any asset (subject to compliance with Section 4.14) or from discontinuing the operation or maintenance of any of such material properties if such discontinuance is, as determined by the Company in good faith, desirable in the conduct of its business or the business of any Restricted Subsidiary and not disadvantageous in any material respect to the Holders.

Section 4.06. Payment of Taxes and Other Claims. The Company shall pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (1) all material taxes, assessments and governmental charges levied or imposed upon the Company or any of its Restricted Subsidiaries or upon the income, profits or property of the Company or any of its Restricted Subsidiaries, and (2) all lawful material claims for labor, materials and supplies which, if unpaid, would by law become a lien upon property of the Company or any of its Restricted Subsidiaries that is not a Permitted Lien; provided, however, that the Company shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings.

Section 4.07. Maintenance of Insurance. The Company shall, and shall cause its Restricted Subsidiaries to, keep at all times all of their material properties, taken as a whole, which are of an insurable nature insured to the extent consistent with the Company’s past practice against loss or damage with insurers believed by the Company to be responsible to the extent that property of similar character is usually so insured by corporations similarly situated and owning like properties in accordance with good business practice. The Company shall, and shall cause its Restricted Subsidiaries to, use the proceeds from any such insurance policy to repair, replace or otherwise restore all material properties to which such proceeds relate or to invest in Replacement Assets; provided, however, that the Company shall not be required to repair, replace or otherwise restore any such material property if the Company in good faith determines that such inaction is desirable in the conduct of the business of the Company or any Restricted Subsidiary and not disadvantageous in any material respect to the Holders.

Section 4.08. Limitation on Indebtedness and Issuance of Preferred Stock.

(a) The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or in any manner become directly or indirectly liable, contingently or otherwise (in each case, to “incur”), for the payment of any Indebtedness (including any Acquired Indebtedness) and the Company will not permit any Restricted Subsidiary (other than a Subsidiary Guarantor) to issue any shares of Preferred Stock; provided, however, that the Company and any Restricted Subsidiary will be permitted to incur Indebtedness (including Acquired Indebtedness) and any Restricted Subsidiary that is not a Subsidiary Guarantor will be permitted to issue shares of Preferred Stock, in each case, if the Consolidated Fixed Charge Coverage Ratio of the Company and its Restricted Subsidiaries is at least 2.00:1.00.

(b) Paragraph (a) of this Section 4.08 will not prohibit the incurrence of any of the following items of Indebtedness:

(i) Indebtedness incurred by the Company and Restricted Subsidiaries pursuant to Credit Facilities; provided, however, that, immediately after giving effect to any such incurrence, the aggregate principal amount of all Indebtedness incurred under this clause (i) and then outstanding does not exceed $575,000,000;

(ii) Indebtedness of the Company and the Subsidiary Guarantors related to the Notes issued on the Issue Date and the Guarantees of the Notes and the Exchange Notes and the Guarantees of such Exchange Notes;

(iii) the incurrence by the Company or any Restricted Subsidiary of the Existing Indebtedness;

(iv) Indebtedness incurred by the Company or any Restricted Subsidiary, and Preferred Stock issued by any Restricted Subsidiary, for equipment purchase or lines of credit, or for Capitalized Lease Obligations or Purchase Money Obligations; provided, that, immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred and Preferred Stock issued under this clause (iv) and then outstanding does not exceed the greater of $35,000,000 and 20% of Pro Forma Adjusted EBITDA;

(v) Indebtedness of the Company or any Restricted Subsidiary incurred in respect of (A) performance bonds, completion guarantees, surety bonds, bankers’ acceptances, letters of credit or other similar bonds, instruments or obligations in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business to support the insurance or self-insurance obligations of the Company or any of its Restricted Subsidiaries (including to secure workers’ compensation and other similar insurance coverages), but excluding letters of credit issued in respect of or to secure money borrowed, (B) obligations under Hedging Obligations entered into for bona fide hedging purposes of the Company and not for speculative purposes, (C) financing of insurance premiums in the ordinary course of business or (D) cash management obligations and netting, overdraft protection and other similar facilities or arrangements, in each case arising under standard business terms of any bank at which the Company or any Restricted Subsidiary maintains such facility or arrangement;

(vi) Indebtedness consisting of accommodation guarantees for the benefit of trade creditors of the Company or any Restricted Subsidiary;

(vii) Indebtedness of the Company or a Restricted Subsidiary owed to and held by the Company or another Restricted Subsidiary; provided, however, that:

(A) if the Company or any Subsidiary Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Subsidiary Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all obligations then due with respect to the Notes, in the case of the Company, or the Guarantee of the Notes, in the case of a Subsidiary Guarantor; and

(B) any transfer of such Indebtedness by the Company or a Restricted Subsidiary (other than to the Company or another Restricted Subsidiary) or the sale, transfer or other disposition by the Company or any Restricted Subsidiary of Capital Stock of a Restricted Subsidiary (other than to the Company or a Restricted Subsidiary) that results in such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary shall, in each case, be deemed to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (vii);

(viii) Indebtedness arising from (A) the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence and (B) customer deposits and advance payments received in the ordinary course of business from customers for goods or services purchased or rented in the ordinary course of business;

(ix) Indebtedness of:

(A) the Company, to the extent the proceeds thereof are used to renew, refund, refinance, amend, extend, defease or discharge any Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness) that was permitted to be incurred by this Indenture pursuant to paragraph (a) of this Section 4.08 or pursuant to this clause (ix) or clauses (ii), (iii) or (xv) of this paragraph (b); and

(B) any Restricted Subsidiary, as well as Preferred Stock of any Restricted Subsidiary, to the extent the proceeds thereof are used to renew, refund, refinance, amend, extend, defease or discharge any Indebtedness incurred or Preferred Stock issued by such Restricted Subsidiary (other than intercompany Indebtedness) that was permitted to be incurred by this Indenture pursuant to paragraph (a) of this Section 4.08 or pursuant to this clause (ix) or clauses (ii), (iii) or (xv) of this paragraph (b); provided, however, that:

(1) the principal amount of Indebtedness incurred or Preferred Stock issued pursuant to this clause (ix) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness or Preferred Stock so refinanced, plus the amount of any accrued and unpaid interest and any premium required to be paid in connection with such refinancing pursuant to the terms of such Indebtedness or Preferred Stock or the amount of any premium reasonably determined by the Company as necessary to accomplish such refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith; and

(2) in the case of Indebtedness incurred by the Company pursuant to this clause (ix) to refinance Subordinated Indebtedness, such Indebtedness;

(x) has no scheduled principal payment prior to the 91st day after the Maturity Date; and

(y) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes;

(x) Indebtedness of Foreign Subsidiaries incurred to finance the working capital of such Foreign Subsidiaries;

(xi) Indebtedness arising from agreements of the Company or any Restricted Subsidiary providing for guarantees, indemnification, obligations in respect of earnouts or other purchase price adjustments or holdback of purchase price or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition;

(xii) [Reserved];

(xiii) guarantees by the Company or a Restricted Subsidiary of Indebtedness that was permitted to be incurred by the Company or any Restricted Subsidiary under this Indenture; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed;

(xiv) guarantees or other Indebtedness in respect of Indebtedness of (A) an Unrestricted Subsidiary, (B) a Person in which the Company or a Restricted Subsidiary has a minority interest or (C) joint ventures or similar arrangements, provided, however, that at the time of incurrence of any

Indebtedness pursuant to this clause (xiv) the aggregate principal amount of all guarantees and other Indebtedness incurred under this clause (xiv) and then outstanding does not exceed the greater of $35,000,000 and 20% of Pro Forma Adjusted EBITDA;

(xv) Indebtedness or Preferred Stock (only in the case of Restricted Subsidiaries) of (i) the Company or any Restricted Subsidiary incurred or issued to finance or refinance, or otherwise incurred or issued in connection with, any acquisition of assets (including capital stock), business or Person, or any merger or consolidation of any Person with or into the Company or any Restricted Subsidiary, or (ii) any Person that is acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary (including Indebtedness or Preferred Stock thereof incurred in connection with any such acquisition, merger or consolidation); provided, that on the date of such acquisition, merger or consolidation, after giving effect thereto, either (x) the Company could incur at least $1.00 of additional Indebtedness pursuant to paragraph (a) of this Section 4.08 or (y) the Consolidated Fixed Charge Coverage Ratio of the Company would equal or be greater than the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to giving effect thereto;

(xvi) obligations of the Company or any Restricted Subsidiary in respect of customer advances received and held in the ordinary course of business;

(xvii) Indebtedness of the Company or any Restricted Subsidiary and Preferred Stock of any Restricted Subsidiary, in addition to that described in clauses (i) through (xvi) and (xviii) through (xx) of this paragraph (b); provided, that immediately after giving effect to any such incurrence, the aggregate principal amount of Indebtedness incurred or Preferred Stock issued pursuant to this clause (xvii) and then outstanding does not exceed the greater of $50,000,000 and 27.5% of Pro Forma Adjusted EBITDA;

(xviii) Indebtedness owed to any future, present or former employee, director or officer of the Company or any of its Subsidiaries with respect to repurchase of Capital Stock pursuant to Section 4.09;

(xix) Indebtedness representing deferred compensation incurred in the ordinary course of business; and

(xx) shares of Preferred Stock of a Restricted Subsidiary issued to the Company or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any Restricted Subsidiary that holds such shares of Preferred Stock of another Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of Preferred Stock (except to the Company or another Restricted Subsidiary) shall be deemed, in each case, to be an issuance of shares of Preferred Stock not permitted by this clause (xx).

(c) For the purposes of determining compliance with, and the outstanding principal amount of Indebtedness incurred or Preferred Stock issued pursuant to and in compliance with, this Section 4.08, (i) in the event that Indebtedness or Preferred Stock meets the criteria of more than one of the types of Indebtedness or Preferred Stock described in paragraphs (a) and (b) of this Section 4.08, the Company, in its sole discretion, will classify, and may from time to time reclassify, such item of Indebtedness or Preferred Stock and only be required to include the amount and type of such Indebtedness or Preferred Stock in one or a combination of the clauses of Section 4.08(a) or Section 4.08(b); provided that (i) Indebtedness outstanding on the Issue Date under the Credit Agreement shall be treated as incurred pursuant to Section 4.08(b)(i) above and (ii) any other obligation of the obligor on such Indebtedness or Preferred Stock (or of any other Person who could have incurred such Indebtedness or issued such Preferred Stock under this Section 4.08) arising under any guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation supporting such Indebtedness or Preferred Stock shall be disregarded to the extent that such guarantee, Lien or letter of credit, bankers’ acceptance or other similar instrument or obligation secures the principal amount of such Indebtedness or Preferred Stock.

(d) Except as provided in Section 4.08(e) with respect to Indebtedness denominated in a foreign currency, the amount of any Indebtedness outstanding as of any date will be:

(i) the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(ii) the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(iii) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(a) the Fair Market Value of such assets at the date of determination; and

(b) the amount of the Indebtedness of the other Person.

(e) For purposes of determining compliance with any dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term Indebtedness, or first committed, in the case of revolving credit Indebtedness; provided that (x) the dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date, (y) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency (or in a different currency from such Indebtedness so being incurred), and such refinancing would cause the applicable dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness, calculated as described in the following sentence, does not exceed (i) the outstanding or committed principal amount (whichever is higher) of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing and (z) the dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and incurred pursuant to a Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company’s option, (i) the Issue Date, (ii) any date on which any of the respective commitments under such Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for any purpose thereunder or (iii) the date of such incurrence. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

Section 4.09. Limitation on Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

(a) declare or pay any dividend or make any other distribution or payment on or in respect of Capital Stock of the Company or any Restricted Subsidiary or make any payment to the direct or indirect holders (in their capacities as such) of Capital Stock of the Company or any Restricted Subsidiary (other than dividends or distributions payable solely in Capital Stock of the Company (other than Redeemable Capital Stock) or in options, warrants or other rights to purchase Capital Stock of the Company (other than Redeemable Capital Stock)) (other than the declaration or payment of dividends or other distributions to the extent declared or paid to the Company or any Restricted Subsidiary);

(b) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or any options, warrants, or other rights to purchase any such Capital Stock of the Company or any direct or indirect parent of the Company (other than any such securities owned by the Company or a Restricted Subsidiary and any acquisition of Capital Stock deemed to occur upon the exercise of options if such Capital Stock represents a portion of the exercise price thereof);

(c) make any principal payment on, or purchase, defease, repurchase, redeem or otherwise acquire or retire for value, prior to any scheduled maturity, scheduled repayment, scheduled sinking fund payment or other Stated Maturity, any Subordinated Indebtedness (other than (A) any such Subordinated

Indebtedness owned by the Company or a Restricted Subsidiary or (B) the purchase, repurchase, redemption, defeasance or other acquisition or retirement for value (collectively, for purposes of this clause (c), a “purchase”) of Subordinated Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment, final maturity or exercise of a right to put on a set scheduled date (but not including any put right in connection with a change of control event), in each case due within one year of the date of such purchase; provided that, in the case of any such purchase in anticipation of the exercise of a put right, at the time of such purchase, it is more likely than not, in the good faith judgment of the Board of Directors of the Company, that such put right would be exercised if such put right were exercisable on the date of such purchase); or

(d) make any Investment (other than any Permitted Investment) in any Person,

(such payments or Investments described in the preceding clauses (a), (b), (c) and (d) are collectively referred to as “Restricted Payments”), unless, immediately after giving effect to the proposed Restricted Payment (the amount of any such Restricted Payment, if other than cash, shall be the Fair Market Value of the asset(s) proposed to be transferred by the Company or such Restricted Subsidiary, as the case may be, pursuant to such Restricted Payment):

(A) no Default or Event of Default shall have occurred and be continuing (or would result therefrom);

(B) the Company would be able to incur $1.00 of additional Indebtedness pursuant to Section 4.08(a); and

(C) the aggregate amount of such Restricted Payment together with all other Restricted Payments (including the Fair Market Value of any non-cash Restricted Payments) declared or made since the Issue Date would not exceed the sum of (without duplication) of:

(1) 50% of the Consolidated Net Income of the Company accrued during the period (treated as one accounting period) from the Issue Date to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such aggregate cumulative Consolidated Net Income of the Company for such period shall be a deficit, minus 100% of such deficit);

(2) the aggregate net cash proceeds and the Fair Market Value of property or assets received by the Company as capital contributions to the Company after the Issue Date or from the issuance or sale of Capital Stock (excluding Redeemable Capital Stock and Preferred Stock of the Company) of the Company to any Person (other than an issuance or sale to a Subsidiary of the Company and other than an issuance or sale to an employee stock ownership plan or to a trust established by the Company or any of its Subsidiaries for the benefit of their employees) after the Issue Date;

(3) the aggregate net cash proceeds received by the Company from any Person (other than a Subsidiary of the Company) upon the exercise of any options, warrants or rights to purchase shares of Capital Stock (other than Redeemable Capital Stock) of the Company;

(4) the aggregate net cash proceeds and the Fair Market Value of property or assets received after the Issue Date by the Company or any Restricted Subsidiary from any Person (other than a Subsidiary of the Company) for Indebtedness that has been converted or exchanged into or for Capital Stock (other than Redeemable Capital Stock) of the Company (to the extent such Indebtedness was originally sold by the Company for cash), plus the aggregate amount of cash and the Fair Market Value of any property received by the Company or any Restricted Subsidiary (other than from a Subsidiary of the Company) in connection with such conversion or exchange;

(5) in the case of the disposition or repayment of any Investment constituting a Restricted Payment made after the Issue Date, an amount equal to the proceeds or return of capital with respect to such Investment less the cost of the disposition of such Investment;

(6) the aggregate amount equal to the net reduction in Investments (other than Permitted Investments) in Unrestricted Subsidiaries resulting from dividends, distributions, interest payments, return of capital, repayments of Investments or other transfers of assets to the Company or any Restricted Subsidiary from any Unrestricted Subsidiary; and

(7) so long as the Designation thereof was treated as a Restricted Payment made after the Issue Date, with respect to any Unrestricted Subsidiary that has been redesignated as a Restricted Subsidiary in accordance with Section 4.17 hereof, the Fair Market Value of the Company’s interest in such Subsidiary.

None of the foregoing provisions will prohibit the following; provided that with respect to payments pursuant to clauses (i), (iv), (vi), (vii), (viii) and (xv) below, no Default or Event of Default has occurred and is continuing:

(i) the payment of any dividend or distribution within 60 days after the date of its declaration, if at the date of declaration such payment would be permitted by the first paragraph of this Section 4.09;

(ii) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of, a substantially concurrent sale (other than to a Subsidiary of the Company) of Capital Stock of the Company (other than Redeemable Capital Stock) or from a substantially concurrent cash capital contribution to the Company; provided, however, that such cash proceeds are excluded from clause (C) of the first paragraph of this Section 4.09;

(iii) any redemption, repurchase, defeasance or other acquisition or retirement of Subordinated Indebtedness by exchange for, or out of the net cash proceeds of, a substantially concurrent issue and sale of Indebtedness of the Company which:

(x) has no scheduled principal payment prior to the 91st day after the Maturity Date; and

(y) has an Average Life to Stated Maturity greater than the remaining Average Life to Stated Maturity of the Notes;

(iv) payments to purchase Capital Stock of the Company held by any future, present or former employee, director or officer of the Company or any of its Subsidiaries, or their authorized representatives, either pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement, upon the death, disability or termination of employment of such employees, directors or officers or otherwise, in an amount not to exceed $15,000,000 in any calendar year; provided that any unused amounts in any calendar year may be carried forward to one or more future periods subject to a maximum aggregate amount of payments made pursuant to this clause (iv) in any calendar year not to exceed $25,000,000;

(v) [Reserved];

(vi) within 60 days after the consummation of a Change of Control Offer pursuant to Section 4.13 (including the purchase of the Notes tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Change of Control at a purchase or redemption price not to exceed 101% of the outstanding principal amount or liquidation amount thereof, plus accrued and unpaid interest or dividends (if any); provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

(vii) within 60 days after the consummation of an Asset Sale Offer pursuant to Section 4.14 (including the purchase of the Notes tendered), any purchase or redemption of Subordinated Indebtedness or any Capital Stock of the Company or any Restricted Subsidiaries required pursuant to the terms thereof as a result of such Asset Sale; provided, however, that at the time of such purchase or redemption no Default shall have occurred and be continuing (or would result therefrom);

(viii) cash payments in lieu of the issuance of fractional shares in connection with the exercise of any warrants, options or other securities convertible into or exchangeable for Capital Stock of the Company or any Restricted Subsidiary;

(ix) the deemed repurchase of Capital Stock on the cashless exercise of stock options;

(x) the payment of any dividend or distribution by a Restricted Subsidiary to the holders of its Capital Stock on a pro rata basis;

(xi) payments in the form of dividends on the Company’s common stock in an aggregate amount in any calendar year not to exceed $20,000,000;

(xii) any Restricted Payment made in connection with the consummation of the Separation Transactions, including a dividend from the Company to RRD of the net proceeds of the Notes necessary to consummate the Separation Transactions;

(xiii) Investments constituting Restricted Payments made as a result of the receipt of non-cash consideration from any Asset Sale or other sale of assets or property made pursuant to and in compliance with this Indenture;

(xiv) [Reserved]; and

(xv) any Restricted Payment in an amount which, when taken together with all Restricted Payments made after the Issue Date pursuant to this clause (xv), at the time made does not exceed the greater of (i) $30,000,000 and (ii) 20% of Pro Forma Adjusted EBITDA.

Any payments made pursuant to clauses (i), (xi) or (xv) of this paragraph shall be taken into account, and any payments made pursuant to other clauses of this paragraph shall be excluded, in calculating the amount of Restricted Payments pursuant to clause (C) of the first paragraph of this Section 4.09.

The Company, in its sole discretion, may classify or reclassify (x) any Permitted Investment as being made in whole or in part as a permitted Restricted Payment or (y) any Restricted Payment as being made in whole or in part as a Permitted Investment (to the extent such Restricted Payment qualifies as a Permitted Investment).

The Company, in its sole discretion, may classify any Investment or other Restricted Payment as being made in part under one of the provisions of this Section 4.09 (or, in the case of any Investment, the clauses of Permitted Investments) and in part under one or more other such provisions (or, as applicable, clauses).

Section 4.10. [Reserved].

Section 4.11. Limitation on Transactions with Affiliates. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any transaction or series of related transactions (including the sale, transfer, disposition, purchase, exchange or lease of assets, property or services) with, or for the benefit of, any of its Affiliates involving aggregate consideration in excess of $5,000,000, except: (a) on terms that are not materially less favorable to the Company or such Restricted Subsidiary, as the case may be, than those which could have been obtained in a comparable transaction at such time from Persons who are not Affiliates of the

Company and (b) with respect to a transaction or series of related transactions involving aggregate payments or value equal to or greater than $15,000,000, such transaction or transactions shall have been approved by a majority of the Disinterested Members of the Board of Directors of the Company.

Notwithstanding the foregoing, the restrictions set forth in this Section 4.11 shall not apply to: (i) transactions with or among the Company and the Restricted Subsidiaries; (ii) transactions in the ordinary course of business, or approved by a majority of the Board of Directors of the Company, between the Company or any Restricted Subsidiary and any Affiliate of the Company that is a joint venture or similar entity; (iii) (A) customary directors’ fees, indemnification and similar arrangements, consulting fees, employee salaries, bonuses or employment agreements, collective bargaining agreements, compensation or employee benefit arrangements and incentive arrangements with any officer, director or employee of the Company or any Restricted Subsidiary entered into in the ordinary course of business and (B) any transaction with an officer or director in the ordinary course of business not involving more than $1,000,000 in any one year; (iv) Restricted Payments made in compliance with Section 4.09; (v) loans and advances to officers, directors and employees of the Company or any Restricted Subsidiary for travel, entertainment, moving and other relocation expenses, in each case made in the ordinary course of business; (vi) transactions pursuant to agreements in effect on the Issue Date; (vii) [Reserved]; (viii) transactions with customers, clients, suppliers, joint venture partners, joint ventures, including their members or partners, or purchasers or sellers of goods or services, in each case in the ordinary course of business, including pursuant to joint venture agreements, and otherwise in compliance with the terms of this Indenture which are, in the aggregate (taking into account all the costs and benefits associated with such transactions), materially no less favorable to the Company or the applicable Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or that Restricted Subsidiary with an unrelated Person or entity, in the good faith determination of the Company’s Board of Directors or its senior management, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party; (ix) any issuance or sale of Capital Stock (other than Redeemable Capital Stock) of the Company or any capital contribution to the Company; (x) the Separation Transactions and the Contribution Transactions, including (i) all transactions pursuant to agreement necessary to effectuate the Separation Transactions and the Contribution Transactions and (ii) the payment of all fees and expenses relating thereto and a dividend from the Company to RRD to be made in connection therewith; and (xi) transactions in which a Restricted Subsidiary delivers to the Trustee a letter from an accounting, appraisal or investment banking firm of national standing stating that the financial terms of such transaction either (x) are fair to such Restricted Subsidiary from a financial point of view (or words of similar import) or (y) meet the requirements of clause (a) of the first paragraph of this Section 4.11.

Section 4.12. Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to create, incur, assume or suffer to exist any Lien of any kind securing any Indebtedness on any asset owned on the Issue Date or thereafter acquired, except for Permitted Liens.

Section 4.13. Change of Control.

(a) On or before the 30th day after the date of the occurrence of a Change of Control, the Company shall make an Offer to Purchase (a “Change of Control Offer”) on a Business Day not more than 60 nor less than 30 days following the mailing (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sending electronically) to each Holder of the notice described in paragraph (b) below (the “Change of Control Purchase Date”), all of the then Outstanding Notes tendered at a purchase price in cash (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, thereon to but excluding the Change of Control Purchase Date. The Company shall be required to purchase all Notes tendered pursuant to the Change of Control Offer and not withdrawn. The Change of Control Offer shall remain open for at least 20 Business Days.

(b) Within 30 days following any Change of Control, the Company will mail or send a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute the Change of Control and stating all other information as set forth in the definition of “Offer to Purchase.”

(c) On the Change of Control Purchase Date, the Company shall (i) accept for payment Notes or portions thereof (not less than $2,000 principal amount and integral multiples of $1,000 in excess thereof) tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent money, in immediately available funds, sufficient to pay the purchase price of all Notes or portions thereof so tendered and accepted and (iii) deliver to the Trustee the Notes so accepted together with an Officer’s Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and make available for delivery to such Holders a new Note of like tenor equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Change of Control Offer not later than the third Business Day following the Change of Control Purchase Date.

(d) The Company shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer or (2) notice of redemption for all outstanding Notes has been given pursuant to Section 3.03, unless and until there is a default in payment of the applicable Redemption Price.

(e) The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws or regulations are applicable, in the event that a Change of Control occurs and the Company is required to purchase Notes as described above.

(f) Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, conditioned upon the consummation of such Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

(g) If Holders of not less than 90% in aggregate principal amount of the outstanding Notes validly tender and do not withdraw such Notes in a Change of Control Offer and the Company, or any third party making a Change of Control Offer in lieu of the Company as described above, purchases all of the Notes validly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer described above, to redeem all Notes that remain outstanding following such purchase at a price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest to but excluding the date of redemption.

Section 4.14. Disposition of Proceeds of Asset Sales.

(a) The Company shall not, and shall not permit any Restricted Subsidiary to, make any Asset Sale unless:

(i) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value of the shares or assets sold or otherwise disposed of; and

(ii) at least 75% of such consideration consists of cash or Cash Equivalents; provided, however, that this limitation shall not apply to any Asset Sale in which the cash or Cash Equivalent portion of the consideration received therefrom, determined in accordance with the foregoing provision, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

(b) Within 365 days of the later of an Asset Sale and the date of receipt of Net Cash Proceeds from such Asset Sale, the Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from such Asset Sale to:

(i) (a) retire, prepay or permanently reduce Indebtedness and correspondingly reduce commitments with respect thereto under (a) any Secured Indebtedness, including under the Credit Agreement, (b) other Indebtedness ranking pari passu with the Notes; provided that, to the extent the

Company retires, prepays or reduces pari passu Indebtedness pursuant to this clause (i)(b), the Company shall equally and ratably reduce obligations under the Notes as provided under Section 3.07 or through open-market purchases or by making an offer, in accordance with the procedures set forth below, to all Holders of Notes at 100% of the principal amount thereof plus accrued and unpaid interest, and (c) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Guarantor; or

(ii) invest in properties or assets that are used or useful in the business of the Company and its Restricted Subsidiaries conducted at such time or in businesses reasonably related thereto or in Capital Stock of a Person, the principal portion of whose assets consist of such property or assets (collectively, “Replacement Assets”); provided, however, that any such reinvestment in Replacement Assets made pursuant to a definitive binding agreement or commitment approved by the Board of Directors of the Company that is executed or approved within such time shall satisfy this requirement, so long as such investment is consummated within 180 days of such 365th day or within such longer period of time authorized by the Board of Directors of the Company as is necessary to consummate such investment; provided that in the event such binding agreement or commitment is later canceled or terminated for any reason before such Net Cash Proceeds are so applied, the Company or such Restricted Subsidiary may satisfy its obligations as to any Net Cash Proceeds by entering into another binding agreement or commitment within six months of such cancellation or termination of the prior binding agreement or commitment or treating such Net Cash Proceeds as Excess Proceeds; provided, further, that the Company or such Restricted Subsidiary may only enter into such an agreement or commitment under the foregoing provision one time with respect to each Asset Sale. Any Net Cash Proceeds from any Asset Sale that are not used in accordance with the preceding sentence constitute “Excess Proceeds” subject to disposition as provided in clause (c) below.

(c) When the aggregate amount of Excess Proceeds equals or exceeds $50,000,000, the Company shall make an Offer to Purchase (an “Asset Sale Offer”), from all Holders and, to the extent the Company is required by the terms thereof, all holders of other Indebtedness that is pari passu in right of payment with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets, pro rata in proportion to the respective principal amounts of the Notes and such other Indebtedness to be purchased or redeemed, the maximum principal amount of Notes and such other Indebtedness that may be purchased with the Excess Proceeds. A copy of each Asset Sale Offer will be delivered to the Trustee at the time it is delivered to Holders.

(d) The offer price for the Notes in any Asset Sale Offer shall be equal to 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the purchase date and the offer price for any other Indebtedness that is pari passu in right of payment with the Notes shall be as set forth in the documentation governing such Indebtedness (the “Asset Sale Offer Price”) and shall be payable in cash. If any Excess Proceeds remain after an Asset Sale Offer, the Company may use such Excess Proceeds for general corporate purposes. If the Asset Sale Offer Price with respect to Notes tendered into such Asset Sale Offer exceeds the Excess Proceeds allocable to the Notes, Notes to be purchased shall be selected by DTC pursuant to applicable DTC procedures as to Global Notes, and otherwise by lot or in a manner the Trustee deems fair and equitable. The Notes shall be purchased by the Company on a date that is not earlier than 30 days and not later than 60 days from the date the notice is given to Holders, or such later date as may be necessary for the Company to comply with the requirements under the Exchange Act. Upon completion of such Asset Sale Offer, the amount of Excess Proceeds shall be reset to zero.

(e) On the Purchase Date under this Section 4.14, the Company shall (i) accept for payment (subject to proration as described in the Offer to Purchase) Notes or portions thereof tendered pursuant to the Asset Sale Offer, (ii) deposit with the Paying Agent money, in immediately available funds, sufficient to pay the purchase price of all Notes or portions thereof so tendered and accepted and (iii) deliver to the Trustee the Notes so accepted together with an Officer’s Certificate setting forth the Notes or portions thereof tendered to and accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to the Holders of Notes so accepted payment in an amount equal to the purchase price, and the Trustee shall promptly authenticate and make available for delivery to such Holders a new Note (or transfer by book entry) of like tenor equal in principal amount to any unpurchased portion of the Note surrendered. Any Notes not so accepted shall be promptly mailed or delivered by the Company to the Holder thereof. The Company shall publicly announce the results of the Asset Sale Offer not later than the third Business Day following the Asset Sale Offer Purchase Date.

(f) The Company shall comply with Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder, to the extent such laws and regulations are applicable, in the event that an Asset Sale occurs and the Company is required to purchase Notes as described above.

(g) For the purposes of Section 4.14(a)(ii), the following are deemed to be cash: (1) the assumption of Indebtedness of the Company or any Restricted Subsidiary to the extent the Company or such Restricted Subsidiary is released from all liability on payment of the principal amount of such Indebtedness in connection with such Asset Sale, (2) Indebtedness of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale to the extent that the Company and each other Restricted Subsidiary are released in full from any guarantee of payment of the principal amount of such Indebtedness in connection with such Asset Sale, (3) securities, notes or other obligations received by the Company or any Restricted Subsidiary from the transferee that are converted by the Company or such Restricted Subsidiary into cash within 180 days, (4) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary (provided that such Indebtedness is not expressly subordinated in right of payment to the Notes), (5) Replacement Assets or (6) any Designated Non-cash Consideration received by the Company or any of its Restricted Subsidiaries in an Asset Sale; provided, however, that the aggregate Fair Market Value of all Designated Non-cash Consideration received and treated as cash pursuant to this clause (6) is not to exceed, at any time, an aggregate amount outstanding equal to the greater of $50,000,000 and 30% of Pro Forma Adjusted EBITDA as of the date of the applicable Asset Sale, without giving effect to changes in value subsequent to the receipt of such Designated Non-cash Consideration.

Section 4.15. Limitation on Dividends and Other Payment Restrictions Affecting Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock or any other interest or participation in, or measured by, its profits;

(b) pay any Indebtedness owed to the Company or any other Restricted Subsidiary;

(c) make loans or advances to the Company or any other Restricted Subsidiary; or

(d) transfer any of its properties or assets to the Company or any other Restricted Subsidiary except for such encumbrances or restrictions existing under or by reason of:

(i) applicable law or any applicable rule, regulation or order;

(ii) (A) customary non-assignment provisions of any contract or any lease governing a leasehold interest of the Company or any Restricted Subsidiary and (B) pursuant to customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary;

(iii) customary restrictions on transfers of property subject to a Lien permitted under this Indenture;

(iv) instruments governing Indebtedness as in effect on the Issue Date;

(v) any agreement or other instrument of a Person, or relating to Indebtedness or Capital Stock of a Person that becomes a Restricted Subsidiary, or which agreement or instrument is assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

(vi) an agreement entered into for the sale or disposition of Capital Stock or assets of a Restricted Subsidiary or an agreement entered into for the sale of specified assets (in either case, so long as such encumbrance or restriction, by its terms, terminates on the earlier of the termination of such agreement or the consummation of such agreement and so long as such restriction applies only to the Capital Stock or assets to be sold);

(vii) any agreement in effect on the Issue Date;

(viii) any Indebtedness incurred pursuant to Section 4.08(b)(i), the Notes, this Indenture and the Guarantees;

(ix) joint venture agreements and other similar agreements that prohibit actions of the type described in Sections 4.15(a), (b), (c) and (d), which prohibitions are applicable only to the entity or assets that are the subject of such arrangements;

(x) [Reserved];

(xi) restrictions relating to Foreign Subsidiaries contained in Indebtedness incurred pursuant to Section 4.08;

(xii) (A) on cash or other deposits or net worth imposed by customers or suppliers under agreements entered into in the ordinary course of business, (B) that arises or is agreed to in the ordinary course of business and does not detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or such Restricted Subsidiary or adversely affect the ability of the Company to make interest and principal payments with respect to the Notes or (C) pursuant to Interest Rate Protection Agreements;

(xiii) an agreement or instrument relating to any Indebtedness permitted to be incurred subsequent to the Issue Date pursuant to Section 4.08 (A) if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Holders than the encumbrances and restrictions contained in instruments governing Indebtedness as in effect on the Issue Date (as determined in good faith by the Company), or (B) if such encumbrance or restriction is not materially more disadvantageous to the Holders than is customary in comparable financings (as determined in good faith by the Company) and either (x) the Company determines in good faith that such encumbrance or restriction will not materially affect the Company’s ability to make principal or interest payments on the Notes or (y) such encumbrance or restriction applies only if a default occurs in respect of a payment or financial covenant relating to such Indebtedness;

(xiv) Purchase Money Obligations with respect to property or assets acquired in the ordinary course of business that impose encumbrances or restrictions on the property or assets so acquired;

(xv) any agreement that amends, extends, refinances, renews or replaces any agreement described in the foregoing clauses; provided, however, that the terms and conditions of any such agreement are not materially less favorable, taken as a whole, to the Holders with respect to such dividend and payment restrictions than those under or pursuant to the agreement amended, extended, refinanced, renewed or replaced;

(xvi) encumbrances or restrictions under any agreement governing Capitalized Lease Obligations that constitute Permitted Liens, so long as such restrictions apply only to the assets subject to such Liens or relating to such Capitalized Lease Obligation, as the case may be; and

(xvii) with respect to Section 4.15(d) only, any encumbrance or restriction contained in security agreements or mortgages securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restriction restricts the transfer of the property subject to such security agreements or mortgages.

For purposes of determining compliance with this Section 4.15, the priority of any Preferred Stock in receiving dividends shall not be deemed a restriction on the ability to make distributions on Capital Stock.

Section 4.16. Additional Subsidiary Guarantors. The Company will cause each Domestic Restricted Subsidiary, other than any Foreign Subsidiary Holding Company or Subsidiary of a Foreign Subsidiary, unless otherwise determined by the Company, that guarantees any Indebtedness of the Company or any other Restricted Subsidiary incurred under the Credit Agreement, any syndicated loan or capital markets indebtedness, in each case in a principal amount in excess of $40,000,000, within a reasonable time thereafter, execute and deliver to the Trustee a Guaranty Agreement pursuant to which such Domestic Restricted Subsidiary will Guarantee the obligations of the Company under this Indenture and payment of the Notes on the same terms and conditions as those set forth in this Indenture (subject to any limitations that apply to the guarantee of Indebtedness giving rise to the requirement to deliver a Guaranty Agreement pursuant to this Section 4.16). This Section 4.16 shall not apply to any of the Company’s Subsidiaries that have been properly designated as an Unrestricted Subsidiary.

Section 4.17. Limitation on Designations of Unrestricted Subsidiaries.

(a) The Company may designate any Restricted Subsidiary as an “Unrestricted Subsidiary” under this Indenture (a “Designation”) only if:

(i) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

(ii) the Company would be permitted to make an Investment at the time of Designation (assuming the effectiveness of such Designation) pursuant to Section 4.09 in an amount (the “Designation Amount”) equal to the Fair Market Value of the Company’s interest in such Subsidiary on such date; and

(iii) the Company would be permitted under this Indenture to incur $1.00 of additional Indebtedness pursuant to Section 4.08(a) at the time of such Designation (assuming the effectiveness of such Designation).

(b) In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to Section 4.09 for all purposes of this Indenture in the Designation Amount.

(c) All Subsidiaries of Unrestricted Subsidiaries shall automatically be deemed to be Unrestricted Subsidiaries.

(d) The Company may revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a “Revocation”) if:

(i) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

(ii) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation would, if incurred at such time, have been permitted to be incurred for all purposes of this Indenture.

(e) All Designations and Revocations must be evidenced by a Board Resolution of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

Section 4.18. Reporting Requirements. For so long as the Notes are outstanding, whether or not the Company is subject to Section 13(a) or 15(d) of the Exchange Act, or any successor provision thereto, the Company shall file with the SEC (if permitted by SEC practice and applicable law and regulations) the annual reports, quarterly reports and other documents which the Company would have been required to file with the SEC pursuant to such Section 13(a) or 15(d) or any successor provision thereto if the Company were so subject, such documents to be filed with the SEC on or prior to the respective dates (the “Required Filing Dates”) by which the Company would have been required to file such documents if the Company were so subject. If, notwithstanding the preceding sentence, filing such documents by the Company with the SEC is not permitted by SEC practice or applicable law or regulations, the Company shall transmit (or cause to be transmitted) to all Holders, as their names and addresses appear in the Note Register, copies of such documents within 30 days after the Required Filing Date (or make such documents available on a website maintained by the Company). Delivery of reports, information and documents to the Trustee pursuant to the Indenture is for informational purposes only and its receipt of such reports shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants under the indenture or the notes (as to which the Trustee is entitled to rely exclusively on officers’ certificates). The Trustee shall not be obligated to monitor or confirm, on a continuing basis or otherwise, our compliance with the covenants or with respect to any reports or other documents filed with the SEC under this Indenture, or participate in any conference calls.

Section 4.19. Compliance Certificates. The Company shall deliver to the Trustee, prior to April 1 in each year commencing with the year beginning on January 1, 2017, an Officer’s Certificate, stating whether or not to the best knowledge of the signer thereof the Company is in default in the performance and observance of any of the terms, provisions and conditions of this Indenture (without regard to any period of grace or requirement of notice provided hereunder or thereunder), and if the Company shall be in default, specifying all such defaults and the nature and status thereof of which he may have knowledge. The Company shall also comply with Section 314(a)(4) of the Trust Indenture Act, subject to Section 1.03 hereof.

Section 4.20. Repayment from Separation and Distribution Agreement Receivables Proceeds. Within five (5) Business Days of receipt of any Separation and Distribution Agreement Receivable Proceeds by the Company or any of its Restricted Subsidiaries, the Company shall prepay term loans outstanding under the Credit Agreement in an aggregate principal amount at least equal to such Separation and Distribution Agreement Receivable Proceeds.

Section 4.22. Suspension of Covenants.

(a) During any period of time that:

(x) the Notes have Investment Grade Ratings from both Rating Agencies, and

(y) no Default has occurred and is continuing (the occurrence of the events described in the foregoing clause (x) and this clause (y) being collectively referred to as a “Covenant Suspension Event”),

the Company and its Restricted Subsidiaries shall not be subject to Sections 5.01(3), 4.08, 4.09, 4.11, 4.14, 4.15 and 4.16 of this Indenture (collectively, the “Suspended Covenants”).

(b) In the event that the Company and its Restricted Subsidiaries are not subject to the Suspended Covenants for any period of time as a result of the foregoing, and on any subsequent date (the “Reversion Date”) one or both of the Rating Agencies withdraw their Investment Grade Rating or downgrade the rating assigned to the Notes below an Investment Grade Rating, then the Company and its Restricted Subsidiaries shall thereafter again be subject to the Suspended Covenants with respect to future events, unless and until a subsequent Covenant Suspension Event occurs.

(c) The period of time between the occurrence of a Covenant Suspension Event and the Reversion Date is referred to in this Indenture as the “Suspension Period.” Upon the occurrence of a Covenant Suspension Event, the amount of Excess Proceeds from Asset Sales shall be reset at zero. With respect to Restricted Payments made after the Reversion Date, the amount of Restricted Payments since the Issue Date made shall be calculated as though Section 4.09 had been in effect during the Suspension Period. No Subsidiary may be designated as an Unrestricted Subsidiary during the Suspension Period, unless such designation would have complied with Section 4.17 as if the Suspended Covenants were in effect during such period. In addition, all Indebtedness incurred or Preferred Stock issued, during the Suspension Period shall be classified as having been incurred pursuant to Section 4.08(b)(iii). In addition, for purposes of Section 4.11, all agreements and arrangements entered into by the Company and any Restricted Subsidiary during the Suspension Period prior to such Reversion Date shall be deemed to have been entered into on or prior to the Issue Date, and for purposes of Section 4.15, all contracts entered into during the Suspension Period prior to such Reversion Date that contain any of the restrictions contemplated by such Section shall be deemed to have been existing on the Issue Date.

(d) During the Suspension Period, any reference in the definition of “Permitted Liens” and Section 4.17 to any provision of Section 4.08 or any provision thereof shall be construed as if such Section had remained in effect since the Issue Date and during the Suspension Period.

(e) During the Suspension Period, the obligation to grant further Guarantees shall be suspended. Upon the Reversion Date, the obligation to grant Guarantees pursuant to Section 4.16 shall be reinstated (and the Reversion Date shall be deemed to be the date on which any guaranteed Indebtedness was incurred for purposes of Section 4.16).

(f) During the Suspension Period, at the Company’s request, the Guarantee of a Subsidiary Guarantor shall be released from all obligations under its Guarantee pursuant to Section 10.05(vii). The Company and the Subsidiary Guarantors shall be required to enter into new Guarantees and take all actions required under this Indenture with respect to any Guarantees that were released pursuant to Section 10.05(vii) promptly and in no event later than 30 days after the Reversion Date to the extent such Guarantees would otherwise be required to be provided outside of the Suspension Period.

(g) [reserved].

(h) Notwithstanding that the Suspended Covenants may be reinstated, no Default or Event of Default shall be deemed to have occurred as a result of any failure to comply with the Suspended Covenants during any Suspension Period and the Company and any subsidiary shall be permitted, following a Reversion Date, without causing a Default or Event of Default or breach of any of the Suspended Covenants (notwithstanding the reinstatement thereof), to honor, comply with or otherwise perform any contractual commitments or obligations entered into during a Suspension Period following a Reversion Date and to consummate the transactions contemplated thereby.

(i) The Company shall provide an Officer’s Certificate to the Trustee indicating the occurrence of any Covenant Suspension Event or Reversion Date. The Trustee shall have no obligation to independently determine or verify if such events have occurred or notify the Holders of the continuance and termination of any Suspension Period. The Trustee may provide a copy of such certificate to any Holder of Notes upon written request.

ARTICLE 5

CONSOLIDATION, MERGER, SALES OF ASSETS, ETC.

Section 5.01. Company May Consolidate, Etc. Only on Certain Terms. The Company will not, directly or indirectly, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to, any Person or Persons, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of transactions if such transaction or series of transactions, in the aggregate, would result in a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of the properties and assets of the Company or the Company and its Restricted Subsidiaries, taken as a whole, to any other Person or Persons, unless at the time and after giving effect thereto:

(1) either:

(x) if the transaction or transactions is a merger or consolidation, the Company, or such Restricted Subsidiary, as the case may be, shall be the surviving Person of such merger or consolidation; or

(y) the Person formed by such consolidation or into which the Company, or such Restricted Subsidiary, as the case may be, is merged or to which the properties and assets of the Company or such Restricted Subsidiary, as the case may be, substantially as an entirety, are transferred (any such surviving Person or transferee Person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume pursuant to a supplemental indenture and such other necessary agreements executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of the Company or such Restricted Subsidiary, as the case may be, under the Notes and the Registration Rights Agreement;

(2) immediately after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; and

(3) except in the case of any merger of the Company with any wholly owned Subsidiary of the Company or any merger of Restricted Subsidiaries (and, in each case, with no other Persons), (i) the Company or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), could incur $1.00 of additional Indebtedness pursuant to Section 4.08(a) (assuming a market rate of interest with respect to such additional Indebtedness) or (ii) the Consolidated Fixed Charge Coverage Ratio of the Company (or, if applicable, the successor company with respect thereto) would equal or exceed the Consolidated Fixed Charge Coverage Ratio of the Company immediately prior to giving effect to such transaction.

In connection with any consolidation, merger, transfer, lease, assignment or other disposition contemplated by the foregoing provisions of this Section 5.01, the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee, an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger, transfer, lease, assignment or other disposition and the supplemental indenture in respect thereof (required under clause (1)(y) of this Section 5.01) comply with the requirements of this Indenture and the Registration Rights Agreement.

Section 5.02. Successor Substituted. Except as otherwise provided by Section 10.05, upon any consolidation or merger, or any sale, assignment, conveyance, transfer, lease or disposition of all or substantially all of the properties and assets of the Company in accordance with Section 5.01, the successor Person formed by such consolidation or into which the Company or a Restricted Subsidiary, as the case may be, is merged or the successor Person to which such sale, assignment, conveyance, transfer, lease or disposition is made shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Notes, the Indenture and the

Registration Rights Agreement with the same effect as if such successor had been named as the Company in the Notes, the Indenture and the Registration Rights Agreement and, except in the case of a lease, the Company or such Restricted Subsidiary shall be released and discharged from its obligations thereunder.

For all purposes of this Indenture and the Notes (including the provisions of this Article 5 and Sections 4.08, 4.09 and 4.12), Subsidiaries of any Surviving Entity shall, upon consummation of such transaction or series of related transactions, become Restricted Subsidiaries unless and until designated Unrestricted Subsidiaries pursuant to and in accordance with Section 4.17 and all Indebtedness, and all Liens on property or assets, of the Company and the Restricted Subsidiaries in existence immediately after such transaction or series of related transactions will be deemed to have been incurred upon consummation of such transaction or series of related transactions.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01. Events of Default. “Event of Default,” wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(1) default in the payment of the principal of or premium, if any, when due and payable, on any of the Notes (at Stated Maturity, upon optional redemption, required purchase or otherwise);

(2) default in the payment of an installment of interest or Additional Interest, if any, on any of the Notes, when due and payable, for 30 days;

(3) default in the performance of, or breach of, the provisions set forth in Article 5;

(4) failure to comply with any of its obligations set forth in Section 4.13 in connection with a Change of Control (other than a default with respect to the failure to purchase the Notes), for a period of 30 days after written notice of such failure has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Outstanding Notes;

(5) default in the performance of, or breach of, any covenant or agreement of the Company or the Subsidiary Guarantors under this Indenture (other than a default in the performance or breach of a covenant or agreement which is specifically dealt with in clauses (1), (2), (3) or (4)) and such default or breach shall continue for a period of 60 days after written notice has been given, by certified mail or by overnight courier:

(A) to the Company by the Trustee; or

(B) to the Company and the Trustee by the Holders of at least 25% in aggregate principal amount of the Outstanding Notes;

(6) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which the Company or any Restricted Subsidiary then has outstanding Indebtedness in excess of $40,000,000, in each case, either individually or in the aggregate, and either:

(A) such Indebtedness is already due and payable in full; or

(B) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

provided that no Default or Event of Default will be deemed to occur with respect to any such accelerated Indebtedness that is paid or is otherwise acquired or retired within 20 Business Days after such acceleration;

(7) one or more judgments, orders or decrees of any court or regulatory or administrative agency of competent jurisdiction for the payment of money in excess of $40,000,000, in each case, either individually or in the aggregate, shall be entered against the Company or any Restricted Subsidiary or any of their respective properties and shall not be discharged and there shall have been a period of 60 days after the date on which any period for appeal has expired and during which a stay of enforcement of such judgment, order or decree, shall not be in effect;

(8) the entry of a decree or order by a court having jurisdiction in the premises:

(A) for relief in respect of the Company or any Significant Subsidiary in an involuntary case or proceeding under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, reorganization or similar law; or

(B) adjudging the Company or any Significant Subsidiary bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any Significant Subsidiary under the Bankruptcy Code or any other similar federal, state or foreign law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or any Significant Subsidiary or of any substantial part of any of their properties, or ordering the winding up or liquidation of any of their affairs, and the continuance of any such decree or order unstayed and in effect for a period of 60 consecutive days;

(9) the institution by the Company or any Significant Subsidiary of a voluntary case or proceeding under the Bankruptcy Code or any other similar federal, state or foreign law or any other case or proceedings to be adjudicated a bankrupt or insolvent, or the consent by the Company or any Significant Subsidiary to the entry of a decree or order for relief in respect of the Company or any Significant Subsidiary in any involuntary case or proceeding under the Bankruptcy Code or any other similar federal, state or foreign law or to the institution of bankruptcy or insolvency proceedings against the Company or any Significant Subsidiary, or the filing by the Company or any Significant Subsidiary of a petition or answer or consent seeking reorganization or relief under the Bankruptcy Code or any other similar federal, state or foreign law, or the consent by it to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee or sequestrator (or other similar official) of any of the Company or any Significant Subsidiary or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due; or

(10) any of the Guarantees of the Notes by a Subsidiary Guarantor that is a Significant Subsidiary ceases to be in full force and effect or any of such Guarantees is declared to be null and void and unenforceable or any of such Guarantees is found to be invalid or any of the Subsidiary Guarantors denies its liability under its Guarantee (other than by reason of release of a Subsidiary Guarantor in accordance with the terms of this Indenture) and such event continues for five (5) Business Days.

Section 6.02. Acceleration of Maturity; Rescission and Annulment. If an Event of Default (other than those covered by clause (8) or (9) of Section 6.01 with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries, that, taken together, would constitute a Significant Subsidiary) shall occur and be continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by written notice to the Trustee and the Company, in each case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the Outstanding Notes due and payable immediately. If an Event of Default specified in clause (8) or (9) of Section 6.01 with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries, that, taken together, would constitute a Significant Subsidiary, occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes.

After a declaration of acceleration under this Indenture, but before a judgment or decree for payment of the money due has been obtained by the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Notes, by written notice to the Company and the Trustee, may rescind such declaration if:

(1) the Company or any Subsidiary Guarantor has paid or deposited with the Trustee a sum sufficient to pay:

(A) all sums paid or advanced by the Trustee under this Indenture and the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel;

(B) all overdue interest on all Notes;

(C) the principal of and premium, if any, on any Notes which have become due otherwise than by such declaration of acceleration and interest thereon at the rate borne by the Notes; and

(D) to the extent that payment of such interest is lawful, interest upon overdue interest and overdue principal at the rate borne by the Notes which has become due otherwise than by such declaration of acceleration;

(2) the rescission would not conflict with any judgment or decree of a court of competent jurisdiction; and

(3) all Events of Default, other than the non-payment of principal of, premium, if any, and interest on the Notes that have become due solely by such declaration of acceleration, have been cured or waived.

No such rescission shall affect any subsequent default or impair any right consequent thereto.

Section 6.03. Collection of Indebtedness and Suits for Enforcement by Trustee. The Company and each Subsidiary Guarantor covenants that if:

(i) default is made in the payment of any interest on any Note when such interest becomes due and payable and such default continues for a period of 30 days; or

(ii) default is made in the payment of the principal of (or premium, if any, on) any Note on the due date for payment thereof, including, with respect to any Note required to have been purchased pursuant to a Change of Control Offer or an Asset Sale Offer made by the Company, at the Purchase Date thereof, the Company or such Subsidiary Guarantor will, upon demand of the Trustee, pay to it, for the benefit of the Holders of such Notes, the whole amount then due and payable on such Notes for principal (and premium, if any) and interest, and, to the extent that payment of such interest shall be legally enforceable, interest on any overdue principal (and premium, if any) and on any overdue interest, at the rate provided by the Notes, and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel.

The Trustee shall be entitled to file such papers or documents as may be necessary or advisable in order to have the claims of the Trustee and of the Holders of the Notes allowed in any judicial proceeding relative to the Company, any Subsidiary Guarantor or any other obligor upon the Notes, its creditors, or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized by each of the Holders to make such payments to the Trustee, and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for compensation and expenses, including counsel fees incurred by it up to the date of such distribution.

If an Event of Default occurs and is continuing, the Trustee may in its discretion proceed to protect and enforce its rights and the rights of the Holders by such appropriate judicial proceedings as the Trustee shall deem necessary to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Indenture or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

Section 6.04. Trustee May File Proofs of Claim. In case of any judicial proceeding relative to the Company, a Subsidiary Guarantor (or any other obligor upon the Notes), any of their property or any of their creditors, the Trustee shall be entitled and empowered, by intervention in such proceeding or otherwise, to file such papers or documents as may be necessary or advisable and to take any and all actions authorized under the Trust Indenture Act in order to have claims of the Holders and the Trustee allowed in any such proceeding. In particular, the Trustee shall be authorized to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same after the deduction of its charges and expenses; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in bankruptcy or reorganization and any other such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee and, in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due it for the reasonable compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be unpaid for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

No provision of this Indenture shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder thereof or to authorize the Trustee to vote in respect of the claim of any Holder in any such proceeding; provided, however, that the Trustee may, on behalf of the Holders, vote for the election of a trustee in bankruptcy or similar official and be a member of a creditors’ or other similar committee.

Section 6.05. Trustee May Enforce Claims Without Possession of Notes. All rights of action and claims under this Indenture or the Notes may be prosecuted and enforced by the Trustee without the possession of any of the Notes or the production thereof in any proceeding relating thereto, and any such proceeding instituted by the Trustee shall be brought in its own name as trustee of an express trust, and any recovery of judgment shall, after provision for the payment of the reasonable compensation, expenses, distributions and advances of the Trustee, its agents and counsel, be for the ratable benefit of the Holders of the Notes in respect of which such judgment has been recovered.

Section 6.06. Application of Money Collected. Any money or property collected by the Trustee pursuant to this Article 6, and after an Event of Default any money or other property distributable in respect of the Company’s or the Subsidiary Guarantors’ obligations under this Indenture, shall be applied in the following order, at the date or dates fixed by the Trustee and, in case of the distribution of such money on account of principal (or premium, if any) or interest, upon presentation of the Notes and the notation thereon of the payment if only partially paid and upon surrender thereof if fully paid:

FIRST: To the payment of all amounts due the Trustee under Section 7.07;

SECOND: To the payment of the amounts then due and unpaid for principal of (and premium, if any) and interest on the Notes in respect of which or for the benefit of which such money has been collected, ratably, without preference or priority of any kind, according to the amounts due and payable on such Notes for principal (and premium, if any) and interest, respectively;

THIRD: To the payment of any and all other amounts due under this Indenture, the Notes or the Guarantees; and

FOURTH: To the Company (or such other Person as a court of competent jurisdiction may direct).

The Trustee may fix a record date and payment date for any payment or distribution to Holders of Notes pursuant to this Section 6.06.

Section 6.07. Limitation on Suits. Subject to Section 6.08, no Holder of any Note shall have any right to institute any proceeding, judicial or otherwise, with respect to this Indenture, or for the appointment of a receiver or trustee, or for any other remedy hereunder, unless

(i) such Holder has previously given written notice to the Trustee of a continuing Event of Default;

(ii) the Holders of not less than 25% in principal amount of the Outstanding Notes shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee hereunder;

(iii) such Holder or Holders have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities to be incurred in compliance with such request;

(iv) the Trustee for 45 days after its receipt of such notice, request and offer of security or indemnity has failed to institute any such proceeding; and

(v) no direction inconsistent with such written request has been given to the Trustee during such 45-day period by the Holders of a majority in principal amount of the Outstanding Notes; it being understood and intended that no one or more Holders shall have any right in any manner whatsoever by virtue of, or by availing of, any provision of this Indenture to affect, disturb or prejudice the rights of any other Holders (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not such actions or forbearances are unduly prejudicial to such Holders), or to obtain or to seek to obtain priority or preference over any other Holders or to enforce any right under this Indenture, except in the manner herein provided and for the equal and ratable benefit of all the Holders.

Section 6.08. Unconditional Right of Holders to Receive Principal, Premium and Interest. Notwithstanding any other provision in this Indenture, the Holder of any Note shall have the right, which is absolute and unconditional, to receive payment of the principal of (and premium, if any) and (subject to Section 2.12) interest on such Note on the respective Stated Maturities expressed in such Note (or, in the case of redemption, on the Redemption Date or in the case of a Change of Control Offer or an Asset Sale Offer made by the Company and required to be accepted as to such Note, on the relevant Purchase Date) and to institute suit for the enforcement of any such payment, and such rights shall not be impaired without the consent of such Holder.

Section 6.09. Restoration of Rights and Remedies. If the Trustee or any Holder has instituted any proceeding to enforce any right or remedy under this Indenture and such proceeding has been discontinued or abandoned for any reason, or has been determined adversely to the Trustee or to such Holder, then and in every such case, subject to any determination in such proceeding, the Company, each Subsidiary Guarantor, the Trustee and the Holders shall be restored severally and respectively to their former positions hereunder and thereafter all rights and remedies of the Trustee and the Holders shall continue as though no such proceeding had been instituted, subject to the determination in such proceeding.

Section 6.10. Rights and Remedies Cumulative. Except as otherwise provided with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes in the last paragraph of Section 2.07, no right or remedy herein conferred upon or reserved to the Trustee or to the Holders is intended to be exclusive of any other right or remedy, and every right and remedy shall, to the extent permitted by law, be cumulative and in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or otherwise. The assertion or employment of any right or remedy hereunder, or otherwise, shall not prevent the concurrent assertion or employment of any other appropriate right or remedy.

Section 6.11. Delay or Omission Not Waiver. No delay or omission of the Trustee or of any Holder of any Note to exercise any right or remedy accruing upon any Event of Default shall impair any such right or remedy or constitute a waiver of any such Event of Default or an acquiescence therein. Every right and remedy given by this Article 6 or by law to the Trustee or to the Holders may be exercised from time to time, and as often as may be deemed expedient, by the Trustee or by the Holders, as the case may be.

Section 6.12. Control by Holders. The Holders of a majority in principal amount of the Outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee, provided that;

(i) such direction shall not be in conflict with any rule of law or with this Indenture that may involve the Trustee in personal liability, or that the Trustee determines may be unduly prejudicial to the rights of other Holders of Notes (it being understood that the Trustee does not have an affirmative duty to ascertain whether or not any such directions are unduly prejudicial to such Holders), and

(ii) the Trustee may take any other action deemed proper by the Trustee which is not inconsistent with such direction.

Section 6.13. Waiver of Defaults. The Holders of not less than a majority in principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any default hereunder and its consequences, except a default

(i) in the payment of the principal of (or premium, if any) or interest on any Note (including any Note which is required to have been purchased pursuant to a Change of Control Offer or an Asset Sale Offer which has been made by the Company); or

(ii) in respect of a covenant or provision hereof which under Article 9 cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.

Upon any such waiver, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured, for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other default or impair any right consequent thereon. In the case of any such waiver, the Company, the Subsidiary Guarantors or any other obligor under the Notes, the Trustee and the Holders shall be restored to their former positions and rights hereunder and under the Notes, respectively.

Section 6.14. Undertaking for Costs. In any suit for the enforcement of any right or remedy under this Indenture, or in any suit against the Trustee for any action taken, suffered or omitted by it as Trustee, a court may require any party litigant in such suit to file an undertaking to pay the costs of such suit (including reasonable counsel fees and expenses), and may assess costs against any such party litigant, in the manner and to the extent provided in the Trust Indenture Act; provided that this Section 6.14 shall not be deemed to authorize any court to require such an undertaking or to make such an assessment in any suit instituted by the Company or a Subsidiary Guarantor, in any suit instituted by the Trustee, in any suit instituted by any Holder or group of Holders, holding in the aggregate more than 10% in principal amount of the Outstanding Notes, or in any suit instituted by any Holder for the enforcement of the payment of the principal of (or premium, if any) or interest on any Note on or after the Stated Maturity expressed in such Note (or, in the case of redemption, on or after the Redemption Date or, in the case of a Change of Control Offer or an Asset Sale Offer, made by the Company and required to be accepted as to such Note, on the applicable Purchase Date, as the case may be).

Section 6.15. Waiver of Stay or Extension Laws. The Company and each Subsidiary Guarantor covenants (to the extent that it may lawfully do so) that it will not at any time insist upon, or plead, or in any manner whatsoever claim or take the benefit or advantage of, any usury, stay or extension law wherever enacted, now or at any time hereafter in force, which may affect the covenants or the performance of this Indenture; and the Company and each Subsidiary Guarantor (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it will not hinder, delay or impede the execution of any power herein granted to the Trustee, but will suffer and permit the execution of every such power as though no such law had been enacted.

ARTICLE 7

TRUSTEE

Section 7.01. Certain Duties and Responsibilities.

(a) Except during the continuance of an Event of Default,

(i) the Trustee undertakes to perform such duties and only such duties as are specifically set forth in this Indenture, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(ii) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture; but in the case of any such certificates or opinions which by the provisions hereof are specifically required to be furnished to the Trustee, the Trustee shall be under a duty to examine the same to determine whether or not they conform to the requirements of this Indenture (but need not confirm or investigate the accuracy of mathematical calculations or other facts stated therein).

(b) In case an Event of Default has occurred and is continuing of which a Responsible Officer of the Trustee has actual knowledge, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in their exercise, as a prudent Person would exercise or use under the circumstances in the conduct of such Person’s own affairs.

(c) No provision of this Indenture shall be construed to relieve the Trustee from liability for its own negligent misconduct, its own negligent failure to act or its own willful misconduct except that the Trustee shall not be liable for any error of judgment by a Responsible Officer unless it is proved that the Trustee was negligent in ascertaining the pertinent facts, and the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with the direction of the holders of not less than a majority in principal amount of the Notes Outstanding relating to the time, method, and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred upon the Trustee, under this Indenture. No provision of this Indenture shall require the Trustee to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder, or in the exercise of any of its rights or powers under this Indenture, unless the Trustee has received security and indemnity satisfactory to it against any loss, liability or expense.

(d) Whether or not therein expressly so provided, every provision of this Indenture relating to the conduct or affecting the liability of or affording protection to the Trustee shall be subject to the provisions of this Section 6.01.

(e) None of the Trustee or any agent of the Trustee or any other Agent shall have any responsibility or liability for any actions taken or not taken by the Depositary.

(f) The permissive rights or powers of the Trustee to do things enumerated in this Indenture shall not be construed as a duty of the Trustee.

Section 7.02. Notice of Defaults. If a Default or an Event of Default occurs and is continuing and is actually known to a Responsible Officer of the Trustee, the Trustee shall transmit by mail or send to all Holders, as their names and addresses appear in the Note Register, notice of such Default or Event of Default hereunder known to the Trustee within 90 days after obtaining such knowledge, unless such Default shall have been cured or waived;

provided, however, that, except in the case of a Default or an Event of Default in the payment of the principal of, premium, if any, or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Holders.

Section 7.03. Certain Rights of Trustee.

Subject to the provisions of Section 7.01:

(a) the Trustee may conclusively rely as to the truth of the statements and correctness of the opinions expressed therein and shall be fully protected in acting or refraining from acting upon any resolution, Officer’s Certificate, certificate of auditors or any other certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document (whether in its original or facsimile form) believed by it to be genuine and to have been signed or presented by the proper party or parties;

(b) any request or direction of the Company mentioned herein shall be sufficiently evidenced by a Company Request or Company Order, Officer’s Certificate or signed by an Officer, and any resolution of the Board of Directors of the Company may be sufficiently evidenced by a Board Resolution of the Company;

(c) whenever in the administration of this Indenture the Trustee shall deem it desirable that a matter be proved or established prior to taking, suffering or omitting any action hereunder, the Trustee (unless other evidence be herein specifically prescribed) may, in the absence of bad faith on its part, require and conclusively rely upon an Officer’s Certificate or an Opinion of Counsel;

(d) the Trustee may consult with counsel of its selection and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection in respect of any action taken, suffered or omitted by it hereunder in good faith and in reliance thereon;

(e) the Trustee shall be under no obligation to take any action or exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders pursuant to this Indenture, unless such Holders shall have offered to the Trustee security or indemnity satisfactory to the Trustee against the costs, expenses and liabilities which might be incurred by it in compliance with such request or direction;

(f) the Trustee shall not be bound to make any investigation into the facts or matters stated in any resolution, certificate, statement, instrument, opinion, report, notice, request, direction, consent, order, bond, debenture, note, other evidence of indebtedness or other paper or document, but the Trustee, in its discretion, may make such further inquiry or investigation into such facts or matters as it may see fit, and, if the Trustee shall determine to make such further inquiry or investigation, it shall be entitled (subject to reasonable confidentiality arrangements as may be proposed by the Company or any Subsidiary Guarantor) to make reasonable examination (upon prior notice and during regular business hours) of the books, records and premises of the Company or a Subsidiary Guarantor, personally or by agent or attorney at the sole cost of the Company and shall incur no liability or additional liability of any kind by reason of such inquiry or investigation;

(g) the Trustee may execute any of the trusts or powers hereunder or perform any duties hereunder either directly or by or through agents or attorneys or custodians or nominees and the Trustee shall not be responsible for the supervision of, or any misconduct or negligence on the part of any agent or attorney appointed with due care by it hereunder;

(h) the Trustee shall not be liable for any action taken, suffered, or omitted to be taken by it in good faith and reasonably believed by it to be authorized or within the discretion or rights or powers conferred upon it by this Indenture;

(i) the rights, privileges, protections, immunities and benefits given to the Trustee, including its right to be compensated, reimbursed and indemnified, are extended to, and shall be enforceable by, the Trustee in each of its capacities hereunder, including but not limited to its capacities as Custodian, Paying Agent and Registrar, and each agent, custodian and other Person employed to act hereunder;

(j) the Trustee shall not be required to take notice or deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has actual knowledge thereof or unless written notice by the Company or by the Holders of at least 25% of the aggregate principal amount of the Notes of any event which is in fact such a Default or Event of Default is received by the Trustee at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture;

(k) in no event shall the Trustee be responsible or liable for special, indirect, punitive or consequential loss or damage of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether the Trustee has been advised of the likelihood of such loss or damage and regardless of the form of action;

(l) the Trustee may request that the Company deliver a certificate setting forth the names of individuals and/or titles of officers authorized at such time to take specified actions pursuant to this Indenture; and

(m) the Trustee shall not be required to give any bond or surety in respect of the performance of its powers and duties hereunder.

Section 7.04. Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Trustee’s certificates of authentication, shall be taken as the statements of the Company and the Guarantors, and the Trustee or any Authenticating Agent makes no representation as to and assumes no responsibility for their correctness. The Trustee makes no representations as to and shall not be responsible for the validity or sufficiency of this Indenture or of the Notes, the Subsidiary Guarantees or any of the other Notes Documents or in the Offering Memorandum or any other document in connection with the sale of the Notes. The Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof, or any money paid to the Company or upon the Company’s direction under any provision of this Indenture, and it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee. The Trustee shall not be bound to ascertain or inquire as to the performance, observance, or breach of any covenants, conditions, representations, warranties or agreements on the part of the Company or the Guarantors. Under no circumstances shall the Trustee be liable in its individual capacity for the obligations evidenced by the Notes or the Subsidiary Guarantees. The Trustee shall not be responsible for and makes no representation as to any act or omission of any Rating Agency or any rating with respect to the Notes.

Section 7.05. May Hold Notes. The Trustee, any Authenticating Agent, any Paying Agent, any Registrar, any Custodian or any other agent of the Company or any Subsidiary Guarantor, in its individual or any other capacity, may become the owner or pledgee of Notes and, subject to Sections 7.08 and 7.13, may otherwise deal with the Company or a Subsidiary Guarantor with the same rights it would have if it were not Trustee, Authenticating Agent, Paying Agent, Registrar, Custodian or such other agent.

Section 7.06. Money Held in Trust. Money held by the Trustee in trust hereunder need not be segregated from other funds except to the extent required by law. The Trustee shall be under no liability for interest on any money received by it hereunder except as otherwise agreed in writing with the Company, or be under any duty to invest such funds.

Section 7.07. Compensation and Reimbursement. The Company agrees (1) to pay to the Trustee from time to time such compensation as the Company and the Trustee shall from time to time agree in writing for all services rendered by it hereunder (which compensation shall not be limited by any provision of law in regard to the compensation of a trustee of an express trust); and (2) to promptly reimburse the Trustee upon its request for all reasonable and documented expenses, disbursements and advances incurred or made by the Trustee in accordance with any provision of this Indenture (including the reasonable and documented compensation and the reasonable and documented expenses and disbursements of its agents and counsel), except any such expense, disbursement or advance as may have been caused by its negligence or willful misconduct; as finally adjudicated by a court of competent jurisdiction. The Company and the Subsidiary Guarantors, jointly and severally, agree to indemnify the Trustee, its directors, officers, agents and employees for, and to hold them harmless against, any and all loss, damage, claim, liability or expense incurred without negligence or willful misconduct on its part as finally adjudicated by a court of competent jurisdiction, including taxes (other than taxes based upon, measured by or determined by the revenue or income of the Trustee), arising out of or in connection with the acceptance or administration of this trust, including the costs and expenses of defending itself against any claim (whether asserted by the Company, a Holder or any other Person) or liability in connection with the exercise or performance of any of its powers or duties hereunder.

To secure the Company’s payment obligations in this Section 7.07, the Trustee shall have a lien prior to the Notes as to all property and funds held by it hereunder for any amount owing to it pursuant to this Section 7.07, except with respect to funds held in trust for the benefit of the Holders of particular Notes.

When the Trustee incurs expenses or renders services in connection with an Event of Default specified in Section 6.01(8) or Section 6.01(9), the expenses (including the reasonable charges and expenses of its counsel) and the compensation for the services are intended to constitute expenses of administration under any applicable federal or state bankruptcy, insolvency or other similar law.

Notwithstanding any provisions of this Indenture, the provisions of this Section 7.07 shall survive the resignation or removal of the Trustee and any satisfaction and discharge of this Indenture. “Trustee” for the purposes of this Section 7.07 shall include any predecessor Trustee and the Trustee in each of its capacities hereunder and each agent, custodian and other person employed to act hereunder; provided, however, that the negligence or willful misconduct of any Trustee hereunder shall not affect the rights of any other Trustee hereunder.

Section 7.08. Conflicting Interests. If the Trustee has or shall acquire a conflicting interest within the meaning of the Trust Indenture Act, the Trustee shall either eliminate such interest, apply to the SEC for permission to continue or resign, to the extent and in the manner provided by, and subject to the provisions of, the Trust Indenture Act and this Indenture.

Section 7.09. Corporate Trustee Required; Eligibility. There shall at all times be a Trustee hereunder which shall be a Person that is eligible pursuant to the Trust Indenture Act to act as such and has, or is a wholly owned subsidiary of a bank holding company that has, a combined capital and surplus of at least $50,000,000 and a Corporate Trust Office in the continental United States. If such Person publishes reports of condition at least annually, pursuant to law or to the requirements of a federal or state supervising or examining authority, then for the purposes of this Section 7.09 and to the extent permitted by the Trust Indenture Act, the combined capital and surplus of such Person shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time the Trustee shall cease to be eligible in accordance with the provisions of this Section 7.09, it shall resign immediately in the manner and with the effect hereinafter specified in this Article 7.

Section 7.10. Resignation and Removal; Appointment of Successor.

(a) No resignation or removal of the Trustee and no appointment of a successor Trustee pursuant to this Article 7 shall become effective until the acceptance of appointment by the successor Trustee in accordance with the applicable requirements of Section 7.11.

(b) The Trustee may resign at any time by giving 30 days’ written notice thereof to the Company. If an instrument of acceptance by a successor Trustee in accordance with the applicable requirements of Section 7.11 shall not have been delivered to the Company and the resigning Trustee within 30 days after the giving of such notice of resignation, the resigning Trustee may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

(c) The Trustee may be removed at any time upon 30 days’ written notice by Act of the Holders of a majority in principal amount of the Outstanding Notes, delivered to the Trustee and to the Company. If an instrument of acceptance by a successor Trustee in accordance with the applicable requirements of Section 7.11 shall not have been delivered to the Company and the Trustee being removed within 30 days after the giving of such notice of removal, the Trustee being removed may petition, at the expense of the Company, any court of competent jurisdiction for the appointment of a successor Trustee.

(d) If at any time:

(i) the Trustee shall fail to comply with Section 7.08 after written request therefor by the Company or by any Holder who has been a bona fide Holder of a Note for at least six months, or

(ii) the Trustee shall cease to be eligible under Section 7.09 and shall fail to resign after written request therefor by the Company, any Subsidiary Guarantor or by any such Holder, or

(iii) the Trustee shall become incapable of acting or shall be adjudged a bankrupt or insolvent or a receiver of the Trustee or of its property shall be appointed or any public officer shall take charge or control of the Trustee or of its property or affairs for the purpose of rehabilitation, conservation or liquidation;

then, in any such case, (A) the Company or any Subsidiary Guarantor, in each case by a Board Resolution, may remove the Trustee, or (B) subject to Section 6.14, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(e) If the Trustee shall resign, be removed or become incapable of acting, or if a vacancy shall occur in the office of Trustee for any cause, the Company, by a Board Resolution, shall promptly appoint a successor Trustee. If, within one year after such resignation, removal or incapability, or the occurrence of such vacancy, a successor Trustee shall be appointed by Act of the Holders of a majority in principal amount of the Outstanding Notes delivered to the Company and the retiring Trustee, the successor Trustee so appointed shall, forthwith upon its acceptance of such appointment in accordance with the applicable requirements of Section 7.11, become the successor Trustee and supersede the successor Trustee appointed by the Company. If no successor Trustee shall have been so appointed by the Company or the Holders and accepted appointment in accordance with the applicable requirements of Section 7.11, any Holder who has been a bona fide Holder for at least six months may, on behalf of himself and all others similarly situated, petition any court of competent jurisdiction for the appointment of a successor Trustee.

(f) The Company shall give notice of each resignation and each removal of the Trustee and each appointment of a successor Trustee to all Holders in the manner provided in Section 13.01. Each notice shall include the name of the successor Trustee and the address of its Corporate Trust Office.

(g) The resignation or removal of the Trustee pursuant to this Section 7.10 shall not affect the obligation of the Company to indemnify the Trustee pursuant to Section 7.07(3) in connection with the exercise or performance by the Trustee prior to its resignation or removal of any of its powers or duties hereunder.

(h) No Trustee under this Indenture shall be liable for any action or omission of any successor Trustee.

Section 7.11. Acceptance of Appointment by Successor. Every successor Trustee appointed hereunder shall execute, acknowledge and deliver to the Company and to the retiring Trustee, subject to the lien provided in Section 7.07 hereof, an instrument accepting such appointment, and thereupon the resignation or removal of the retiring Trustee shall become effective and such successor Trustee, without any further act, deed or conveyance, shall become vested with all the rights, powers, trusts and duties of the retiring Trustee; but, on request of the Company or the successor Trustee, such retiring Trustee shall, upon payment of its charges, execute and deliver an instrument transferring to such successor Trustee all the rights, powers and trusts of the retiring Trustee and shall duly assign, transfer and deliver to such successor Trustee all property and money held by such retiring Trustee hereunder. Upon request of any such successor Trustee, the Company shall execute any and all instruments for more fully and certainly vesting in and confirming to such successor Trustee all such rights, powers and trusts.

No successor Trustee shall accept its appointment unless at the time of such acceptance such successor Trustee shall be qualified and eligible under this Article 7.

Section 7.12. Merger, Conversion, Consolidation or Succession to Business. Any corporation into which the Trustee may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of the Trustee, shall be the successor of the Trustee hereunder, provided, however, that such corporation shall be otherwise qualified and eligible under this Article 7, without the execution or filing of any paper or any further act on the part of any of the parties hereto. In case any Notes shall have been authenticated, but not delivered, by the Trustee then in office, any successor by merger, conversion or consolidation to such authenticating Trustee may adopt such authentication and deliver the Notes so authenticated with the same effect as if such successor Trustee had itself authenticated such Notes.

Section 7.13. Preferential Collection of Claims Against the Company or a Subsidiary Guarantor. If and when the Trustee shall be or become a creditor of the Company or a Subsidiary Guarantor (or any other obligor upon the Notes), the Trustee shall be subject to the provisions of the Trust Indenture Act regarding the collection of claims against the Company or such Subsidiary Guarantor (or any such other obligor).

Section 7.14. Appointment of Authenticating Agent. The Trustee may appoint an Authenticating Agent or Agents which shall be authorized to act on behalf of the Trustee to authenticate Notes issued upon original issue and upon exchange, registration of transfer or partial redemption or partial purchase or pursuant to Section 2.07, and Notes so authenticated shall be entitled to the benefits of this Indenture and shall be valid and obligatory for all purposes as if authenticated by the Trustee hereunder. Wherever reference is made in this Indenture to the authentication and delivery of Notes by the Trustee or the Trustee’s certificate of authentication, such reference shall be deemed to include authentication and delivery on behalf of the Trustee by an Authenticating Agent and a certificate of authentication executed on behalf of the Trustee by an Authenticating Agent. Each Authenticating Agent shall be acceptable to the Company and shall at all times be a corporation organized and doing business under the laws of the United States of America, any State thereof or the District of Columbia, authorized under such laws to act as Authenticating Agent, having a combined capital and surplus of not less than $50,000,000 and subject to supervision or examination by federal or state authority. If such Authenticating Agent publishes reports of condition at least annually, pursuant to law or to the requirements of said supervising or examining authority, then for the purposes of this Section 7.14, the combined capital and surplus of such Authenticating Agent shall be deemed to be its combined capital and surplus as set forth in its most recent report of condition so published. If at any time an Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 7.14, such Authenticating Agent shall resign immediately in the manner and with the effect specified in this Section 7.14.

Any corporation into which an Authenticating Agent may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Authenticating Agent shall be a party, or any corporation succeeding to all or substantially all of the corporate agency or corporate trust business of an Authenticating Agent, shall continue to be an Authenticating Agent, provided that such corporation shall be otherwise eligible under this Section 7.14, without the execution or filing of any paper or any further act on the part of the Trustee or the Authenticating Agent.

An Authenticating Agent may resign at any time by giving written notice thereof to the Trustee and to the Company. The Trustee may at any time terminate the agency of an Authenticating Agent by giving written notice thereof to such Authenticating Agent and to the Company. Upon receiving such a notice of resignation or upon such a termination, or in case at any time such Authenticating Agent shall cease to be eligible in accordance with the provisions of this Section 7.14, the Trustee may appoint a successor Authenticating Agent which shall be acceptable to the Company and shall give notice of such appointment in the manner provided in Section 13.01, to all Holders as their names and addresses appear in the Note Register. Any successor Authenticating Agent upon acceptance of its appointment hereunder shall become vested with all the rights, powers and duties of its predecessor hereunder, with like effect as if originally named as an Authenticating Agent. No successor Authenticating Agent shall be appointed unless eligible under the provisions of this Section 7.14.

The Company agrees to pay to each Authenticating Agent from time to time reasonable compensation for its services under this Section 7.14.

Section 7.15. Reports by Trustee to Holders. Within 60 days after each August 1, beginning August 1, 2017, the Trustee shall mail to each Holder a brief report dated as of such August 1 that complies Section 313(a) of the Trust Indenture Act if and to the extent required thereby. The Trustee shall also comply with Section 313(c) of the Trust Indenture Act. A copy of each report at the time of its mailing to Holders shall be filed with the SEC and each stock exchange (if any) on which the Notes are listed. The Company agrees to notify the Trustee promptly in writing whenever the Notes become listed on any stock exchange and of any delisting thereof and the Trustee shall comply with Section 313(d) of the Trust Indenture Act.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01. Option to Effect Legal Defeasance or Covenant Defeasance. The Company may at any time, at the option of its Board of Directors evidenced by a Board Resolution set forth in an Officer’s Certificate, elect to have either Section 8.02 or 8.03 be applied to all Outstanding Notes upon compliance with the conditions set forth below in this Article 8.

Section 8.02. Legal Defeasance and Discharge. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be deemed to have been discharged from their obligations with respect to all Outstanding Notes (including the Guarantees) on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Subsidiary Guarantors will be deemed to have paid and discharged the entire Indebtedness represented by the Notes (including the Guarantees), which will thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 and the other Sections of this Indenture referred to in clauses (i) and (ii) below, and to have satisfied all their other obligations under such Notes, the Guarantees and this Indenture (and the Trustee, on written demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which will survive until otherwise terminated or discharged hereunder:

(i) the rights of Holders of Outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on, such Notes when such payments are due from the trust referred to in Section 8.04;

(ii) the Company’s obligations with respect to such Notes under Article 2 and this Section 8.02;

(iii) the rights, powers, trusts, duties and immunities of the Trustee hereunder and the Company’s and the Subsidiary Guarantors’ obligations in connection therewith; and

(iv) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03.

Section 8.03. Covenant Defeasance. Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and each of the Subsidiary Guarantors will, subject to the satisfaction of the conditions set forth in Section 8.04, be released from each of their obligations under the covenants contained in Sections 4.05, 4.06, 4.07, 4.08, 4.09, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, clause (3) of the first paragraph of Section 5.01 and any covenant provided pursuant to Section 9.01(ii) with respect to the Outstanding Notes on and after the date the conditions set forth in Section 4.04 are satisfied (hereinafter, “Covenant Defeasance”), and the Notes will thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such covenants, but will continue to be deemed “outstanding” for all other purposes hereunder (it being understood that such Notes will not be deemed outstanding for accounting purposes). For this purpose, Covenant Defeasance means that, with respect to the Outstanding Notes and Guarantees, the Company and the Subsidiary Guarantors may omit to comply with and will have no liability in respect of any term, condition or limitation set forth in any such covenant, whether directly or indirectly, by reason of any reference elsewhere herein to any such covenant or by reason of any reference in any such covenant to any other provision herein or in any other document and such omission to comply will not constitute a Default or an Event of Default under Section 6.01, but, except as specified above, the remainder of this Indenture and such Notes and Guarantees will be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04, Sections 6.01(3) through 6.01(5) will not constitute Events of Default.

Section 8.04. Conditions to Legal or Covenant Defeasance. In order to exercise either Legal Defeasance or Covenant Defeasance under either Section 8.02 or 8.03:

(i) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable U.S. Government Obligations, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants delivered to the Trustee, to pay the principal of, or interest and premium, if any, on, the Outstanding Notes on the stated date for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(ii) in the case of an election under Section 8.02, the Company must deliver to the Trustee an Opinion of Counsel confirming that:

(1) the Company has received from, or there has been published by, the Internal Revenue Service a ruling; or

(2) since the date of this Indenture, there has been a change in the applicable federal income tax law,

(iii) in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(iv) in the case of an election under Section 8.03, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the Outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(v) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Subsidiary Guarantor is a party or by which the Company or any Subsidiary Guarantor is bound;

(vi) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(vii) the Company must deliver to the Trustee an Officer’s Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(viii) the Company must deliver to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Section 8.05. Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions. Subject to Section 8.06, all money and non-callable U.S. Government Obligations (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 in respect of the Outstanding Notes will be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium and interest, but such money need not be segregated from other funds except to the extent required by law.

The Company will pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable U.S. Government Obligations deposited pursuant to Section 8.04 or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the Outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee will deliver or pay to the Company from time to time upon the request of the Company any money or non-callable U.S. Government Obligations held by it as provided in Section 8.04 which, in the opinion of a nationally recognized firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(i)), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06. Repayment to Company. Any money deposited with the Trustee or any Paying Agent, or then held by the Company, in trust for the payment of the principal of, premium, if any, or interest on, any Note and remaining unclaimed for two years after such principal, premium or interest has become due and payable shall, subject to applicable abandoned property law, be paid to the Company on its request or (if then held by the Company) will be discharged from such trust; and the Holder of such Note will thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company as trustee thereof, will thereupon cease.

Section 8.07. Reinstatement. If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable U.S. Government Obligations in accordance with Section 8.02 or 8.03, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Subsidiary Guarantors’ obligations under this Indenture and the Notes and the Guarantees will be revived and reinstated as though no deposit had occurred pursuant to Section 8.02 or 8.03 until such time as the Trustee or Paying Agent is permitted to apply all such money in accordance with Section 8.02 or 8.03, as the case may be; provided, however, that, if the Company makes any payment of principal of or any premium or interest on any Note following the reinstatement of its obligations, the Company will be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENTS, WAIVERS; SUPPLEMENT INDENTURES

Section 9.01. Amendments, Waivers and Supplemental Indentures Without Consent of Holders. Without the consent of any Holders, the Company, the Subsidiary Guarantors and the Trustee, at any time and from time to time, may together amend, waive or supplement this Indenture, the Notes or the Guarantees for any of the following purposes:

(i) to evidence the succession of another Person to the Company or a Subsidiary Guarantor and the assumption by any such successor of the covenants of the Company or such Subsidiary Guarantor herein and in the Notes or such Subsidiary Guarantor’s Guarantee and to evidence the assumption of obligations under this Indenture and a Guarantee pursuant to Section 4.16;

(ii) to add to the covenants of the Company or a Subsidiary Guarantor for the benefit of the Holders, or to surrender any right or power herein conferred upon the Company or a Subsidiary Guarantor;

(iii) to cure any ambiguity, omission or mistake, to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein, or to make any other provisions with respect to matters or questions arising under this Indenture which shall not be inconsistent with the provisions of this Indenture;

(iv) to make any change that does not adversely affect the rights of the Holders;

(v) to conform any provision of this Indenture to any provision under the heading “Description of Notes” in the Offering Memorandum;

(vi) to add Guarantees, execute a Guaranty Agreement, or release or discharge Guarantees from this Indenture, in accordance with the terms of this Indenture;

(vii) [reserved];

(viii) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(ix) to make such provisions as necessary (as determined in good faith by the Company) for the issuance of Additional Notes; or

(x) to evidence and provide for the acceptance and appointment under this Indenture of a successor Trustee pursuant to the requirements hereof.

provided, however, that the Company shall have delivered to the Trustee an Opinion of Counsel and Officer’s Certificate stating that such action pursuant to clauses (i), (ii), (v) or (viii) above is permitted by this Indenture. The Trustee shall not be obligated to enter into any such amendment, waiver or supplemental indenture that adversely affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02. Modifications, Amendments and Supplemental Indentures with Consent of Holders. With the consent of the Holders of a majority in principal amount of the Outstanding Notes, by Act of said Holders delivered to the Company and the Trustee, the Company and the Subsidiary Guarantors, when authorized by a Board Resolution, and the Trustee may together modify, amend or supplement this Indenture, the Notes or the Guarantees for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture, the Notes or the Guarantees or of modifying in any manner the rights of the Holders under this Indenture, the Notes or the Guarantees.

Notwithstanding the foregoing, no such modification, amendment or supplemental indenture may, without the consent of the Holder of each Outstanding Note affected thereby:

(i) reduce the principal amount of, extend the Stated Maturity of or alter the redemption provisions of, the Notes;

(ii) change the currency in which any Notes or any premium or the interest thereon is payable;

(iii) reduce the percentage in principal amount of Outstanding Notes that must consent to an amendment, supplement or waiver or consent to take any action under this Indenture, the Notes or any Guarantee;

(iv) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or any Guarantee;

(v) waive a default in payment with respect to the Notes or any Guarantee;

(vi) reduce or change the rate or time for payment of interest on the Notes; or

(vii) except as expressly permitted under this Indenture, modify or change any provision of this Indenture affecting the ranking of the Notes or any Guarantee in a manner adverse to the Holders of the Notes.

It shall not be necessary for any Act of Holders under this Section 9.02 to approve the particular form of any proposed modification, amendment or supplemental indenture, but it shall be sufficient if such Act shall approve the substance thereof.

The Trustee shall join with the Company and each Subsidiary Guarantor in the execution of such amended or supplemental indenture unless such amended or supplemental indenture affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion but shall not be obligated to enter into such amendment or supplemental indenture.

Section 9.03. Execution of Supplemental Indentures. Upon Company Request, accompanied by a Board Resolution, and if applicable upon the filing with the Trustee of evidence of the consent of the Note Holders, the Trustee shall join with the Company in the execution of such amendment or supplemental indenture unless such amendment or supplemental indenture adversely affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture. In executing, or accepting the additional trusts created by, any supplemental indenture permitted by this Article 9 or the modifications thereby of the trusts created by this Indenture, the Trustee shall be given, and (subject to Section 7.01) shall be fully protected in conclusively relying upon, an Officer’s Certificate and an Opinion of Counsel stating that the execution of such supplemental indenture is authorized or permitted by this Indenture and that such supplemental indenture is the valid and legally binding obligation of the Company and the Subsidiary Guarantors, as applicable, enforceable in accordance with its terms, subject to customary limitations and exceptions. The Trustee may, but shall not be obligated to, enter into any such supplemental indenture which affects the Trustee’s own rights, duties or immunities under this Indenture or otherwise; provided that the Trustee shall enter into and execute all other supplemental indentures which satisfy all applicable conditions under this Article 9. The Company shall cause notice of any supplemental indenture to be given to Holders promptly following its execution.

Section 9.04. Effect of Supplemental Indentures. Upon the execution of any supplemental indenture under this Article 9, this Indenture shall be modified in accordance therewith, and such supplemental indenture shall form a part of this Indenture for all purposes; and every Holder theretofore or thereafter authenticated and delivered hereunder shall be bound thereby.

Section 9.05. Compliance with Trust Indenture Act. If the Trust Indenture Act shall be applicable and shall govern this indenture, every amendment or supplement to this Indenture or the Notes shall be set forth in a document that complies with the Trust Indenture Act as then in effect.

Section 9.06. Reference in Notes to Supplemental Indentures Notes authenticated and delivered after the execution of any supplemental indenture pursuant to this Article 9 may, and shall if required by the Trustee, bear a notation in form approved by the Trustee as to any matter provided for in such supplemental indenture, provided that any failure by the Trustee to make such notation shall not affect the validity of the matter provided for in such supplemental indenture or any Note or Guarantee hereunder. If the Company shall so determine, new Notes or Guarantees so modified as to conform, in the opinion of the Trustee, the Subsidiary Guarantors and the Company, to any such supplemental indenture may be prepared and executed by the Company or Subsidiary Guarantor and authenticated and delivered by the Trustee in exchange for Outstanding Notes.

Section 9.07. [Reserved].

Section 9.08. No Liability for Certain Persons. No director, officer, employee, or stockholder of the Company, nor any director, officer or employee of any Subsidiary Guarantor, as such, shall have any liability for any obligations of the Company or any Subsidiary Guarantor under the Notes, the Guarantees or this Indenture based on or by reason of such obligations or their creation. Each Holder by accepting a Note waives and releases all such liability. The foregoing waiver and release is an integral part of the consideration for the issuance of the Notes and the Guarantees.

ARTICLE 10

GUARANTEES

Section 10.01. Guarantee. Each Subsidiary Guarantor hereby unconditionally and irrevocably guarantees on a senior secured basis, jointly and severally, to each Holder and the Trustee and their respective successors and assigns (a) the full and prompt payment (within applicable grace periods) of principal of and interest on the Notes when due, whether at maturity, by acceleration, by redemption or otherwise, and all other monetary obligations of the Company under this Indenture, the Notes and the Registration Rights Agreement and (b) the full and prompt performance within applicable grace periods of all other obligations of the Company under this Indenture, the Notes and the Registration Rights Agreement (all the foregoing being hereinafter collectively called the “Guaranty Obligations”). Each Subsidiary Guarantor further agrees that the Guaranty Obligations may be extended or renewed, in whole or in part, without notice or further assent from such Subsidiary Guarantor, and that such Subsidiary Guarantor will remain bound under this Article 10 notwithstanding any extension or renewal of any Guaranty Obligation.

To the extent that any Subsidiary Guarantor shall be required to pay any amounts on account of the Notes pursuant to a Guarantee in excess of an amount calculated as the product of (i) the aggregate amount payable by the Subsidiary Guarantors on account of the Notes pursuant to their respective Guarantees times (ii) the proportion (expressed as a fraction) that such Subsidiary Guarantor’s net assets (determined in accordance with GAAP) at the date enforcement of the Subsidiary Guarantees is sought bears to the aggregate net assets (determined in accordance with GAAP) of all Subsidiary Guarantors at such date, then such Subsidiary Guarantor shall be reimbursed by the other Subsidiary Guarantors for the amount of such excess, pro rata, based upon the respective net assets (determined in accordance with GAAP) of such other Subsidiary Guarantors at the date enforcement of the Subsidiary Guarantees is sought. This paragraph is intended only to define the relative rights of Subsidiary Guarantors as among themselves, and nothing set forth in this paragraph is intended to or shall impair the joint and several obligations of the Subsidiary Guarantors under their respective Guarantees.

The Subsidiary Guarantors shall have the right to seek contribution from any non-paying Subsidiary Guarantor so long as the exercise of such right does not impair the rights of the Holders under any Guarantee; provided, however, that if a Default has occurred and is continuing, the right to receive payment in respect of such right of contribution shall be suspended until the payment in full of all Guaranty Obligations hereunder.

Each Subsidiary Guarantor waives presentation to, demand of payment from and protest to the Company of any of the Guaranty Obligations and also waives notice of protest for nonpayment. Each Subsidiary Guarantor waives notice of any default under the Notes or the Guaranty Obligations. The obligations of each Subsidiary Guarantor hereunder shall not be affected by (a) the failure of any Holder or the Trustee to assert any claim or demand or to enforce any right or remedy against the Company or any other Person under this Indenture, the Registration Rights Agreement, the Notes or any other agreement or otherwise; (b) any extension or renewal of any thereof; (c) any rescission, waiver, amendment or modification of any of the terms or provisions of this Indenture, the Registration Rights Agreement, the Notes or any other agreement; (d) the release of any security held by any Holder or the Trustee for the Guaranty Obligations or any of them; (e) the failure of any Holder or the Trustee to exercise any right or remedy against any other guarantor of the Guaranty Obligations; or (f) any change in the ownership of any Subsidiary Guarantor (subject to Section 10.05).

Each Subsidiary Guarantor further agrees that its Guarantee herein constitutes a guaranty of payment, performance and compliance when due (and not a guaranty of collection) and waives any right to require that any resort be had by any Holder or the Trustee to any security held for payment of the Guaranty Obligations.

To the fullest extent permitted by law, the obligations of each Subsidiary Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranty Obligations or otherwise. Without limiting the generality of the foregoing, to the fullest extent permitted by law, the obligations of each Subsidiary Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of any Holder or the Trustee to assert any claim or demand or to enforce any remedy under this Indenture, the Registration Rights Agreement, the Notes or any other agreement, by any waiver or modification of any thereof, by any default, failure or delay, willful or otherwise, in the performance of the Guaranty Obligations, or by any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of such Subsidiary Guarantor or would otherwise operate as a discharge of each Subsidiary Guarantor as a matter of law or equity.

Each Subsidiary Guarantor further agrees that its Guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranty Obligation is rescinded or must otherwise be restored by any Holder or the Trustee upon the bankruptcy or reorganization of the Company or otherwise.

In furtherance of the foregoing and not in limitation of any other right which any Holder or the Trustee has at law or in equity against each Subsidiary Guarantor by virtue hereof, upon the failure of the Company to pay the principal of or interest on any Guaranty Obligation when and as the same shall become due, whether at maturity, by acceleration, by redemption or otherwise (within applicable grace periods), or to perform or comply with any other Guaranty Obligation (within applicable grace periods), each Subsidiary Guarantor hereby promises to and shall, upon receipt of written demand by the Trustee, forthwith pay, or cause to be paid, in cash, to the Holders or the Trustee an amount equal to the sum of (i) the unpaid principal amount of such Guaranty Obligations, (ii) accrued and unpaid interest on such Guaranty Obligations (but only to the extent not prohibited by law) and (iii) all other monetary Guaranty Obligations to the Holders and the Trustee.

Each Subsidiary Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holders in respect of any Guaranty Obligations guaranteed hereby until payment in full of all Guaranty Obligations. Each Subsidiary Guarantor further agrees that, as between the Subsidiary Guarantors, on the one hand, and the Holders and the Trustee, on the other hand, (x) the maturity of the Guaranty Obligations guaranteed hereby may be accelerated as provided in Article 6 for the purposes of its Guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranty Obligations guaranteed hereby, and (y) in the event of any declaration of acceleration of such Guaranty Obligations as provided in Article 6, such Guaranty Obligations (whether or not due and payable) shall forthwith become due and payable by each Subsidiary Guarantor for the purposes of this Section 10.01.

Each Subsidiary Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Trustee or any Holder in enforcing any rights under this Section 10.01.

Section 10.02. Limitation on Liability. Any term or provision of this Indenture to the contrary notwithstanding, the maximum aggregate amount of the obligations guaranteed hereunder by each Subsidiary Guarantor shall not exceed the maximum amount that can be hereby guaranteed without rendering this Indenture, as it relates to such Subsidiary Guarantor, voidable under applicable federal or state law relating to fraudulent conveyance or fraudulent transfer.

Section 10.03. Execution and Delivery of Guarantees. To evidence its Guarantee set forth in Section 10.01 hereof, each Subsidiary Guarantor hereby agrees that this Indenture or a Guaranty Agreement shall be executed on behalf of such Guarantor by one of its authorized officers.

Each Subsidiary Guarantor hereby agrees that its Guarantee set forth in Section 10.01 hereof shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

If an officer whose signature is on this Indenture or a Guaranty Agreement no longer holds that office at the time the Trustee authenticates a Note, the Guarantee of such Subsidiary Guarantor shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Guarantee set forth in this Indenture on behalf of the Subsidiary Guarantors.

If required by Section 4.16 hereof, the Company shall cause any newly created or acquired Restricted Subsidiary to comply with the provisions of Section 4.16 hereof and this Article 10, to the extent applicable.

Section 10.04. Subsidiary Guarantors May Consolidate, Etc., on Certain Terms. Nothing contained in this Indenture or in any of the Notes or any Guarantee shall prevent any consolidation or merger of a Subsidiary Guarantor with or into the Company or a Subsidiary Guarantor or the merger of a wholly owned Restricted Subsidiary with and into a Subsidiary Guarantor or shall prevent any sale or conveyance of the assets of a Subsidiary Guarantor as an entirety or substantially as an entirety or the Capital Stock of a Subsidiary Guarantor to the Company or a Subsidiary Guarantor.

Section 10.05. Release of Subsidiary Guarantors. The Guarantee of a Subsidiary Guarantor shall automatically be released from all obligations under its Guarantee endorsed on the Notes and under this Article 10 without need for any further act or the execution or delivery or any document: (i) upon the sale or other disposition (including by way of consolidation or merger) of all of the Capital Stock of such Subsidiary Guarantor to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary; provided such sale or disposition is permitted by this Indenture; (ii) upon the sale or disposition of all or substantially all of the assets of such Subsidiary Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary; provided such sale or disposition is permitted by this Indenture; (iii) upon the liquidation or dissolution of such Subsidiary Guarantor; provided that no Default or Event of Default shall occur as a result thereof or has occurred and is continuing; (iv) upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 or satisfaction and discharge in accordance with Article 12; (v) if the Company properly designates any Restricted Subsidiary that is a Subsidiary Guarantor as an Unrestricted Subsidiary in accordance with Section 4.17; (vi) (A) if such Subsidiary Guarantor is released from its obligations under guarantees of payment by the Company of Indebtedness of the Company under the Credit Agreement or (B) at such time as such Subsidiary Guarantor does not have any other Indebtedness outstanding that would have required such Subsidiary Guarantor to enter into a Guaranty Agreement pursuant to Section 4.16, unless in the case of (A) or (B) the release is a result of the repayment in full of such Indebtedness other than in connection with a refinancing of such Indebtedness or (vii) at the Company’s request, during any Suspension Period. If the Subsidiary Guarantee of any Subsidiary Guarantor is deemed to be released or is automatically released, the Company shall deliver to the Trustee an Officer’s Certificate stating the identity of the released Subsidiary Guarantor, the basis for release in reasonable detail, and that such release complies with this Indenture. Upon Company Request and delivery by the Company to the Trustee of an Officer’s Certificate and an Opinion of Counsel to the effect that such transaction was made in accordance with the provisions hereof, the Trustee shall execute, without recourse, representation or warranty, any documents reasonably requested in order to evidence the release of such Subsidiary Guarantor from its obligations under its Guarantee and under this Article 10.

Section 10.06. Successors and Assigns. This Article 10 shall be binding upon each Subsidiary Guarantor and its successors and assigns and shall inure to the benefit of the successors and assigns of the Trustee and the Holders and, in the event of any transfer or assignment of rights by any Holder or the Trustee, the rights and privileges conferred upon that party in this Indenture, the Registration Rights Agreement and the Notes shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Indenture and the Registration Rights Agreement.

Section 10.07. No Waiver, etc. Neither a failure nor a delay on the part of either the Trustee or the Holders in exercising any right, power or privilege under this Article 10 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Trustee and the Holders herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Article 10 at law, in equity, by statute or otherwise.

Section 10.08. Modification, etc. No modification, amendment or waiver of any provision of this Article 10, nor the consent to any departure by a Subsidiary Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Trustee, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on a Subsidiary Guarantor in any case shall entitle such Subsidiary Guarantor or any other guarantor to any other or further notice or demand in the same, similar or other circumstances.

ARTICLE 11

[RESERVED]

ARTICLE 12

SATISFACTION AND DISCHARGE

Section 12.01. Satisfaction and Discharge. This Indenture shall be discharged and shall cease to be of further effect (except as to any surviving rights of registration of transfer or exchange of Notes herein expressly provided for), and the Trustee, on demand of and at the expense of the Company, shall execute proper instruments acknowledging satisfaction and discharge of this Indenture, when:

(1) either:

(A) all Notes theretofore authenticated and delivered (other than (i) Notes which have been destroyed, lost or stolen and which have been replaced or repaid as provided in Section 2.07 and (ii) Notes for whose payment money has theretofore been deposited in trust or segregated and held in trust by the Company and thereafter repaid to the Company or discharged from such trust, as provided in Section 2.04) have been delivered to the Trustee for cancellation; or

(B) all Notes not theretofore delivered to the Trustee for cancellation (other than Notes which have been destroyed, lost or stolen and which have been replaced or repaid as provided in Section 2.07),

(i) have become due and payable,

(ii) will become due and payable at their Stated Maturity within one year, or

(iii) will become due and payable within one year under arrangements satisfactory to the Trustee for the giving of notice of redemption by the Trustee in the name, and at the expense, of the Company,

and the Company, in the case of (i), (ii) or (iii) above, has irrevocably deposited or caused to be deposited with the Trustee funds in an amount sufficient to pay and discharge the entire Indebtedness on such Notes not theretofore delivered to the Trustee for cancellation, for principal of and premium, if any, and interest on the Notes to the date of deposit (in the case of Notes which have become due and payable) or to the Stated Maturity or Redemption Date, as the case may be, together with irrevocable instructions from the Company directing the Trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be;

(3) the Company has paid or caused to be paid all other sums payable hereunder by the Company or the Subsidiary Guarantors; and

(4) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent herein provided for relating to the satisfaction and discharge of this Indenture have been complied with.

Notwithstanding the satisfaction and discharge of this Indenture pursuant to this Article 12, the obligations of the Company to the Trustee under Section 7.07, the obligations of the Company to any Authenticating Agent under Section 7.14 and, if money shall have been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 12.01, the obligations of the Trustee under Section 12.02 shall survive such satisfaction and discharge.

Section 12.02. Application of Trust Money. Subject to Section 2.04, all money deposited with the Trustee pursuant to Section 12.01 shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) and interest for whose payment such money has been deposited with the Trustee.

ARTICLE 13

MISCELLANEOUS

Section 13.01. Notices. Any notice or communication by the Company, any Subsidiary Guarantor or the Trustee to the others is duly given if in writing and delivered in person or mailed by first-class mail (registered or certified, return receipt requested), facsimile, electronic mail or other electronic transmission or overnight air courier guaranteeing next day delivery, to the others’ address:

If to the Company and/or any Subsidiary Guarantor:

c/o Donnelley Financial Solutions, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

Facsimile: (312) 326-8594

Attention: General Counsel

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile: (212) 291-9043

Attention: Robert W. Downes and S. Neal McKnight

If to the Trustee:

Wells Fargo Bank, National Association

150 East 42nd Street, 40th Floor

New York, New York 10017

Facsimile: (866) 297-2015

Attention: Corporate, Municipal and Escrow Services

The Company, any Subsidiary Guarantor or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five calendar days after being deposited in the mail, postage prepaid, if mailed by first-class mail; when receipt is acknowledged, if faxed or sent electronically; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery; provided, that any notice or communication delivered to the Trustee shall be deemed effective upon actual receipt thereof and on the final date on which publication is made, if given by publication. The Trustee shall have the right, but shall not be required, to rely upon and comply with instructions and directions sent by e-mail, facsimile and other similar unsecured electronic methods by persons believed by the Trustee to be authorized to give instructions and directions on behalf of the Company, the Guarantors or any Person. The Trustee shall have no duty or obligation to verify or confirm that the Person who sent such instructions or directions is, in fact, a Person authorized to give instructions or directions on behalf of the Company or Guarantors; and the Trustee shall have no liability for any losses, liabilities, costs or expenses incurred or sustained by the Company or Guarantors as a result of such reliance upon or compliance with such instructions or directions. The Company or Guarantors agree to assume all risks arising out of the use of such electronic methods to submit instructions and directions to the Trustee, including, without limitation, the risk of the Trustee acting on unauthorized instructions, and the risk of interception and misuse by third parties.

Any notice or communication to a Holder shall be electronically delivered, mailed by first-class mail, certified or registered, return receipt requested, or by overnight air courier guaranteeing next day delivery to its address shown on the Note Register kept by the Registrar. Failure to deliver a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed or otherwise delivered in the manner provided above within the time prescribed, such notice or communication shall be deemed duly given, whether or not the addressee receives it.

If the Company sends a notice or communication to Holders, it shall send a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event or any other communication (including any notice of redemption or repurchase) to a holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary (or its designee) pursuant to the standing instructions from the Depositary or its designee, including by electronic mail in accordance with accepted practices at the Depositary.

Section 13.02. Communication by Holders with Other Holders. Holders may communicate pursuant to Trust Indenture Act Section 312(b) with other Holders with respect to their rights under this Indenture or the Notes. The Company, the Trustee, the Registrar and anyone else shall have the protection of Trust Indenture Act Section 312(c).

Section 13.03. Certificate and Opinion as to Conditions Precedent. Upon any request or application by the Company or any of the Subsidiary Guarantors to the Trustee to take any action under this Indenture, the Company or such Subsidiary Guarantor, as the case may be, shall furnish to the Trustee in each case to the extent required pursuant to this Indenture, an Officer’s Certificate in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of the signers, all conditions precedent and covenants, if any, provided for in this Indenture relating to the proposed action have been satisfied; and an Opinion of Counsel in form reasonably satisfactory to the Trustee (which shall include the statements set forth in Section 13.04 hereof) stating that, in the opinion of such counsel, all such conditions precedent and covenants have been satisfied. Each such certificate or opinion shall be given in the form of an Officer’s Certificate, if to be given by an Officer of the Company or a Subsidiary Guarantor, or an Opinion of Counsel, if to be given by counsel, and shall comply with any requirements set forth in this Indenture.

Section 13.04. Statements Required in Certificate or Opinion. Each certificate or opinion with respect to compliance with a condition or covenant provided for in this Indenture (other than a certificate provided pursuant to Section 4.19 hereof) shall include:

(a) a statement that the Person making such certificate or opinion has read such covenant or condition;

(b) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(c) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him to express an informed opinion as to whether or not such covenant or condition has been complied with (and, in the case of an Opinion of Counsel, may be limited to reliance on an Officer’s Certificate as to matters of fact); and

(d) a statement as to whether or not, in the opinion of such Person, such condition or covenant has been complied with; provided, however, that with respect to matters of fact an Opinion of Counsel may rely on an Officer’s Certificate or certificates of public officials.

Section 13.05. Rules by Trustee and Agents. The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.06. Governing Law. EACH OF THE NOTES DOCUMENTS WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

Section 13.07. Waiver of Jury Trial. EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS, THE TRUSTEE AND EACH HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE NOTES DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 13.08. Force Majeure. In no event shall the Trustee be responsible or liable for any failure or delay in the performance of its obligations under this Indenture arising out of or caused by, directly or indirectly, forces beyond its reasonable control, including without limitation strikes, work stoppages, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software or hardware) services, or other unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility.

Section 13.09. No Adverse Interpretation of Other Agreements. This Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Restricted Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10. Successors. All agreements of the Company in this Indenture and the Notes shall bind its successors. All agreements of the Trustee in this Indenture shall bind its successors. All agreements of each Subsidiary Guarantor in this Indenture shall bind its successors.

Section 13.11. Severability. In case any provision in this Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12. Counterpart Originals. The parties may sign any number of copies of this Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.13. Table of Contents, Headings, etc. The Table of Contents, Cross-Reference Table and headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.14. USA Patriot Act. The parties hereto acknowledge that in accordance with Section 326 of the USA Patriot Act the Trustee, like all financial institutions and in order to help fight the funding of terrorism and money laundering, are required to obtain, verify, and record information that identifies each person or legal entity that establishes a relationship or opens an account. The parties to this agreement agree that they shall provide the Trustee with such information as they may request in order to satisfy the requirements of the USA Patriot Act.

Section 13.15. Qualification of Indenture. The Company has agreed to qualify this Indenture under the Trust Indenture Act in accordance with the terms and conditions of the Registration Rights Agreement and to pay all reasonable costs and expenses (including attorneys’ fees and expenses for the Company, the Trustee and the Holders) incurred in connection therewith, including, but not limited to, costs and expenses of qualification of this Indenture and the Notes and printing this Indenture and the Notes. The Trustee shall be entitled to receive from the Company any such Officer’s Certificates, Opinions of Counsel or other documentation as it may reasonably request in connection with any such qualification of this Indenture under the Trust Indenture Act. If the Trust Indenture Act shall be applicable to and shall govern this Indenture, any provision of this Indenture limits, qualifies or conflicts with the duties imposed by Trust Indenture Act Section 318(c), the imposed duties shall control.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Indenture to be duly executed as of the date first above written.

DONNELLEY FINANCIAL SOLUTIONS, INC.
By:	/s/ Daniel N. Leib
	Name:	Daniel N. Leib
	Title:	Chief Executive Officer
DONNELLEY FINANCIAL, LLC
By:	/s/ Suzanne S. Bettman
	Name:	Suzanne S. Bettman
	Title:	President
DFS INTERNATIONAL HOLDINGS, INC.
By:	/s/ Suzanne S. Bettman
	Name:	Suzanne S. Bettman
	Title:	President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:	/s/ Gregory S. Clarke
	Name:	Gregory S. Clarke
	Title:	Vice President

EXHIBIT A

[Face of Note]

[Insert the Global Note Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Private Placement Legend, if applicable pursuant to the provisions of the Indenture]

[Insert the Regulation S Global Note Legend, if applicable pursuant to the provisions of the Indenture]

CUSIP	[25787G AA8] [U25775 AA2]
ISIN	[US25787 GAA85] [USU25775AA27]

[RULE 144A][REGULATION S] [GLOBAL] NOTE

representing up to

$[            ]

8.250% Senior Notes due 2024

No.	[$ ]

Donnelley Financial Solutions, Inc., a Delaware corporation, promises to pay to [            ] or registered assigns the principal sum [set forth on the Schedule of Exchanges of Interests in the Global Note attached hereto] [of              United States Dollars] on October 15, 2024.

Interest Payment Dates: April 15 and October 15, commencing on April 15, 2017

Record Dates: April 1 and October 1

IN WITNESS HEREOF, the Company has caused this instrument to be duly executed.

Dated:

DONNELLEY FINANCIAL SOLUTIONS, INC.

By:
Name:
Title:

This is one of the Notes referred to in the within-mentioned Indenture:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
Date:
By:
Authorized Signatory

[Back of Note]

8.250% Senior Notes due 2024

Capitalized terms used herein shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1. Interest. Donnelley Financial Solutions, Inc., a Delaware corporation, promises to pay interest on the principal amount of this Note at a rate per annum of 8.250% from September 30, 20161 until maturity. The Company will pay interest on this Note semi-annually in arrears on April 15 and October 15 of each year, beginning April 15, 2017, or, if any such day is not a Business Day, on the next succeeding Business Day and no interest will accrue for the delay (each, an “Interest Payment Date”). The Company will make each interest payment to the Holder of record of this Note on the immediately preceding April 1 and October 1 (each, a “Record Date”). Interest on this Note will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from and including September 30, 2016. The Company will pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the rate borne by this Note; it shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest (without regard to any applicable grace periods) from time to time on demand at the rate borne by this Note. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

2. Method of Payment. The Company will pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on the Record Date (whether or not a Business Day) next preceding the Interest Payment Date, even if this Note is cancelled after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to defaulted interest. Cash payments of principal of, premium, if any, and interest on the Notes will be payable at the office or agency of the Company maintained for such purpose pursuant to Section 4.02 of the Indenture or, at the option of the Company, cash payment of interest may be made through the Paying Agent by check mailed to the Holders at their respective addresses set forth in the Note Register of Holders, provided, that (a) all cash payments of principal, premium, if any, and interest with respect to the Notes represented by Global Notes registered in the name of or held by DTC or its nominee will be made through the Paying Agent by wire transfer of immediately available funds to the accounts specified by the registered Holder or Holders thereof and (b) all cash payments of principal, premium, if any, and interest with respect to certificated Notes will be made by wire transfer to a U.S. dollar account maintained by the payee with a bank in the United States if such Holder elects payment by wire transfer by giving written notice to the Trustee or the Paying Agent to such effect designating such account no later than 30 days immediately preceding the relevant due date for payment (or such other date as the Trustee may accept in its discretion). Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. Paying Agent, Transfer Agent and Registrar. Initially, Wells Fargo Bank, National Association, the Trustee under the Indenture, will act as Paying Agent, Transfer Agent and Registrar. The Company may change any Paying Agent, Transfer Agent or Registrar without prior notice to the Holders. The Company or any of its Subsidiaries may act in any such capacity.

4. Indenture. The Company issued the Notes under an Indenture, dated as of September 30, 2016 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among the Company, the Subsidiary Guarantors from time to time party thereto and the Trustee. This Note is one of a duly authorized issue of notes of the Company designated as its 8.250% Senior Notes due 2024. The Company shall be entitled to issue Additional Notes pursuant to Sections 2.01 and 4.08 of the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

[1]	In the case of Notes issued on the Issue Date.

5. Optional Redemption.

(a) The Company may redeem the Notes, in whole or in part, at any time on or after October 15, 2021, at the Redemption Prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the Redemption Date (subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date), if redeemed during the twelve-month period beginning on October 15 of each of the years indicated below:

Year	Redemption Price
2021	102.063%
2022 and thereafter	100.000%

(b) Notwithstanding the foregoing, in connection with any tender offer for all of the outstanding Notes, if after giving effect to such tender offer by the Company or any third party making such a tender offer in lieu of the Company, 10% or less of the aggregate principal amount of the Notes at the Issue Date remain outstanding, the Company or such third party will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following such purchase date, to redeem all Notes that remain outstanding following such purchase at a price equal to the price offered to each other Holder in such tender offer, plus, to the extent not included in the tender offer payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Redemption Date.

6. Mandatory Redemption. The Company shall not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

7. Notice of Redemption. Subject to Section 3.03 of the Indenture, notice of redemption shall be given by first class mail (or with respect to Global Notes, to the extent permitted or required by applicable DTC procedures or regulations, sent electronically), postage prepaid, mailed not less than 30 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, at his address appearing in the Note Register, except that redemption notices may be mailed or sent more than 60 days prior to the Redemption Date if the notice of redemption is issued in connection with (i) a satisfaction and discharge of Notes in accordance with Article 12 or (ii) a defeasance in accordance with Article 8 of the Indenture. No Notes of less than $2,000 and integral multiples of $1,000 in excess thereof can be redeemed or purchased in part, except that if all the Notes of a Holder are to be redeemed or purchased, the entire amount of Notes held by such Holder even if not in a principal amount of at least $2,000 or an integral multiple thereof, shall be redeemed or purchased. On and after the Redemption Date, interest ceases to accrue on this Note or portions thereof called for redemption.

8. Offers to Repurchase. Upon the occurrence of a Change of Control, the Company shall make a Change of Control Offer in accordance with Section 4.13 of the Indenture. In connection with certain Asset Sales, the Company shall make an Asset Sale Offer as and when provided in accordance with Section 4.14 of the Indenture.

9. Denominations, Transfer, Exchange. The Notes are in registered form without coupons in minimum denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. The transfer of Notes shall be registered and Notes may only be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part; provided, that new Notes will only be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the mailing of a notice of redemption of Notes to be redeemed.

10. Additional Rights of Holders of Restricted Global Notes and Restricted Definitive Notes. In addition to the rights provided to Holders under the Indenture, Holders of Restricted Global Notes and Restricted Definitive Notes shall have all the rights set forth in the Registration Rights Agreement, including the right to receive Additional Interest (as defined in the Registration Rights Agreement).

11. Persons Deemed Owners. The registered Holder of a Note shall be treated as its owner for all purposes. Only registered Holders shall have rights hereunder.

12. Amendment, Supplement and Waiver. The Indenture, the Guarantees or the Notes may be amended or supplemented as provided in the Indenture.

13. Defaults and Remedies. The Events of Default relating to the Notes are defined in Section 6.01 of the Indenture. If any Event of Default (other than an Event of Default of the type specified in clause (8) or (9) of Section 6.01 of the Indenture with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries, that, taken together, would constitute a Significant Subsidiary) occurs and is continuing under the Indenture, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the Notes then Outstanding, by written notice to the Trustee and the Company, in each case specifying in such notice the respective Event of Default and that such notice is a “notice of acceleration,” may declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all of the Outstanding Notes due and payable immediately. If an Event of Default specified in clause (8) or (9) of Section 6.01 of the Indenture with respect to the Company, any Restricted Subsidiary that is a Significant Subsidiary, or any group of Restricted Subsidiaries, that, taken together, would constitute a Significant Subsidiary, occurs and is continuing, then the principal of, premium, if any, and accrued and unpaid interest, if any, on all the Outstanding Notes shall become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holder of Notes. Holders may not enforce the Indenture, the Notes or the Guarantees except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. Except in the case of a Default or an Event of Default in the payment of the principal of, premium, if any, or interest on any Note, the Trustee shall be protected in withholding such notice if and so long as it in good faith determines that the withholding of such notice is in the interest of the Holders. The Holders of not less than a majority in principal amount of the Outstanding Notes may on behalf of the Holders of all the Notes waive any default hereunder and its consequences, except a default (i) in the payment of the principal of (or premium, if any) or interest on any Note (including any Note which is required to have been purchased pursuant to a Change of Control Offer or an Asset Sale Offer which has been made by the Company); or (ii) in respect of a covenant or provision hereof which under Article 9 of the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Note affected. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required to promptly to deliver to the Trustee a statement specifying such Default and the nature and status thereof.

14. Authentication. This Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual signature of the Trustee.

15. Governing Law; Waiver of Jury Trial. EACH OF THE NOTES DOCUMENTS WILL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE COMPANY, THE SUBSIDIARY GUARANTORS, THE TRUSTEE AND EACH HOLDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THE NOTES DOCUMENTS OR ANY TRANSACTION CONTEMPLATED HEREBY.

16. CUSIP Numbers and ISINs. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers and ISINs to be printed on the Notes and the Trustee may use CUSIP numbers and ISINs in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Company will furnish to any Holder upon written request and without charge a copy of the Indenture and the Registration Rights Agreement. Requests may be made to the Company at the following address:

c/o Donnelley Financial Solutions, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

Facsimile: (312) 326-8594

Attention: General Counsel

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile: (212) 291-9043

Attention: Robert W. Downes and S. Neal McKnight

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:
(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                                      to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this Note purchased by the Company pursuant to Section 4.13 or 4.14 of the Indenture, check the appropriate box below:

[ ] Section 4.13	[ ] Section 4.14

If you want to elect to have only part of this Note purchased by the Company pursuant to Section 4.13 or Section 4.14 of the Indenture, state the amount you elect to have purchased:

$

Date:

Your Signature:
(Sign exactly as your name appears on the face of this Note)

Tax Identification No.:

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL NOTE*

The initial outstanding principal amount of this Global Note is $                . The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

c/o Donnelley Financial Solutions, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

Facsimile: (312) 326-8594

Attention: General Counsel

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile: (212) 291-9043

Attention: Robert W. Downes and S. Neal McKnight

Wells Fargo Bank, National Association

Attn: Corporate Trust-DAPS Reorg

600 South Fourth Street, MAC N9303-121

Minneapolis, MN 55402

Phone: 1-800-344-5128

Fax: 1-866-969-1290

Email: dapsreorg@wellsfargo.com

Re:	8.250% Senior Notes due 2024

Reference is hereby made to the Indenture, dated as of September 30, 2016 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Donnelley Financial Solutions, Inc. (the “Company”), the Subsidiary Guarantors from time to time party thereto and the Trustee. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

                     (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $                     in such Note[s] or interests (the “Transfer”), to (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT 144A GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO RULE 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the United States Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States.

2. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT REGULATION S GLOBAL NOTE OR RELEVANT DEFINITIVE NOTE PURSUANT TO REGULATION S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a person in the United States and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of Regulation S, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the applicable Restricted Period, the transfer is not being made to a U.S. Person or for the account or benefit of a U.S. Person (other than an Initial Purchaser). Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will be subject to the restrictions on Transfer enumerated in the Indenture and the Securities Act.

3. [    ] CHECK AND COMPLETE IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN THE RELEVANT DEFINITIVE NOTE PURSUANT TO ANY PROVISION OF THE SECURITIES ACT OTHER THAN RULE 144A OR REGULATION S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) [    ] such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act; or

(b) [    ] such Transfer is being effected to the Company or a subsidiary thereof;

(c) [    ] such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act; or

(d) [    ] such Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States.

4. [    ] CHECK IF TRANSFEREE WILL TAKE DELIVERY OF A BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE OR OF AN UNRESTRICTED DEFINITIVE NOTE.

(a) [    ] CHECK IF TRANSFER IS PURSUANT TO RULE 144. (i) The Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(b) [    ] CHECK IF TRANSFER IS PURSUANT TO REGULATION S. (i) The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any state of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will no longer be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes, on Restricted Definitive Notes and in the Indenture.

(c) [    ] CHECK IF TRANSFER IS PURSUANT TO OTHER EXEMPTION. (i) The Transfer is being effected pursuant to and in compliance with an exemption from the registration requirements of the Securities Act other than Rule 144, Rule 903 or Rule 904 and in compliance with the transfer restrictions contained in the Indenture and any applicable blue sky securities laws of any State of the United States and (ii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note will not be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Global Notes or Restricted Definitive Notes and in the Indenture.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note ([CUSIP: ]), or

(ii)	[ ] Regulation S Global Note ([CUSIP: ]), or

(b)	[ ] a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE]

(a)	[ ] a beneficial interest in the:

(i)	[ ] 144A Global Note ([CUSIP: ]), or

(ii)	[ ] Regulation S Global Note ([CUSIP: ])or

(iii)	[ ] Unrestricted Global Note ([ ] [ ]); or

(b)	[ ] a Restricted Definitive Note; or

(c)	[ ] an Unrestricted Definitive Note, in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

c/o Donnelley Financial Solutions, Inc.

35 West Wacker Drive

Chicago, Illinois 60601

Facsimile: (312) 326-8594

Attention: General Counsel

With a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Facsimile: (212) 291-9043

Attention: Robert W. Downes and S. Neal McKnight

Wells Fargo Bank, National Association

Attn: Corporate Trust-DAPS Reorg

600 South Fourth Street, MAC N9303-121

Minneapolis, MN 55402

Phone: 1-800-344-5128

Fax: 1-866-969-1290

Email: dapsreorg@wellsfargo.com

Re:	8.250% Senior Notes due 2024

Reference is hereby made to the Indenture, dated as of September 30, 2016 (as amended, supplemented or otherwise modified from time to time, the “Indenture”), among Donnelley Financial Solutions, Inc. (the “Company”), the Subsidiary Guarantors from time to time party thereto and the Trustee.

                     (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $             in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN A RESTRICTED GLOBAL NOTE FOR UNRESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN AN UNRESTRICTED GLOBAL NOTE

(a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a beneficial interest in an Unrestricted Global Note in an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Global Notes and pursuant to and in accordance with the United States Securities Act of 1933, as amended (the “Securities Act”), (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest in an Unrestricted Global Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(b) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(c) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN AN UNRESTRICTED GLOBAL NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for a beneficial interest in an Unrestricted Global Note, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the beneficial interest is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

(d) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO UNRESTRICTED DEFINITIVE NOTE. In connection with the Owner’s Exchange of a Restricted Definitive Note for an Unrestricted Definitive Note, the Owner hereby certifies (i) the Unrestricted Definitive Note is being acquired for the Owner’s own account without transfer, (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to Restricted Definitive Notes and pursuant to and in accordance with the Securities Act, (iii) the restrictions on transfer contained in the Indenture and the Private Placement Legend are not required in order to maintain compliance with the Securities Act and (iv) the Unrestricted Definitive Note is being acquired in compliance with any applicable blue sky securities laws of any state of the United States.

2. EXCHANGE OF RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES FOR RESTRICTED DEFINITIVE NOTES OR BENEFICIAL INTERESTS IN RESTRICTED GLOBAL NOTES

(a) [    ] CHECK IF EXCHANGE IS FROM BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE TO RESTRICTED DEFINITIVE NOTE. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued will continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act.

(b) [    ] CHECK IF EXCHANGE IS FROM RESTRICTED DEFINITIVE NOTE TO BENEFICIAL INTEREST IN A RESTRICTED GLOBAL NOTE. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] [    ] 144A Global Note [    ] Regulation S Global Note in each case, with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the Restricted Global Notes and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued will be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company and are dated

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

EXHIBIT D

[FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT SUBSIDIARY GUARANTORS]

Supplemental Indenture (this “Supplemental Indenture”), dated as of                     , among                              (the “Guaranteeing Subsidiary”), a subsidiary of Donnelley Financial Solutions, Inc., a Delaware corporation (the “Company”), and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company and the Subsidiary Guarantors have heretofore executed and delivered to the Trustee an Indenture (the “Indenture”), dated as of September 30, 2016, providing for the issuance of an unlimited aggregate principal amount of 8.250% Senior Notes due 2024 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall unconditionally guarantee all of the Company’s obligations under the Notes and the Indenture on the terms and conditions set forth herein and under the Indenture (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties mutually covenant and agree for the benefit of each other for the equal and ratable benefit of the Holders as follows:

(1) Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

(2) Agreement to Guarantee. The Guaranteeing Subsidiary acknowledges that it has received and reviewed a copy of the Indenture and all other documents it deems necessary to review in order to enter into this Supplemental Indenture, and acknowledges and agrees to (i) join and become a party to the Indenture as indicated by its signature below; (ii) be bound by the Indenture, as of the date hereof, as if made by, and with respect to, each signatory hereto; and (iii) perform all obligations and duties required of a Subsidiary Guarantor pursuant to the Indenture. The Guaranteeing Subsidiary hereby agrees to provide an unconditional Guarantee on the terms and subject to the conditions set forth in the Indenture, including, but not limited to, Article 10 thereof.

(3) Execution and Delivery. The Guaranteeing Subsidiary agrees that the Guarantee shall remain in full force and effect notwithstanding the absence of the endorsement of any notation of such Guarantee on the Notes.

(4) No Recourse Against Others. No past, present or future director, officer, employee, incorporator, member, partner or stockholder of the Company or any Guaranteeing Subsidiary (other than the Company and the Subsidiary Guarantors) shall have any liability for any obligations of the Company or the Subsidiary Guarantors (including the Guaranteeing Subsidiary) under the Notes, any Guarantees, the Indenture or this Supplemental Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder by accepting Notes waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(5) Governing Law; Jury Trial Waiver. THIS SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF

D-1

NEW YORK. EACH OF THE COMPANY, THE GUARANTEEING SUBSIDIARY AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES, THE SUBSIDIARY GUARANTEES OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(6) Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. This Supplemental Indenture may be executed in multiple counterparts which, when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmissions shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(7) Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

(8) The Trustee. The Trustee makes no representation as to and shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary. All of the provisions contained in the Indenture in respect of the rights, privileges, immunities, powers, and duties of the Trustee shall be applicable in respect of this Supplemental Indenture as fully and with like force and effect as though fully set forth in full herein.

(9) Benefits Acknowledged. The Guaranteeing Subsidiary’s Guarantee is subject to the terms and conditions set forth in the Indenture. The Guaranteeing Subsidiary acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by the Indenture and this Supplemental Indenture and that the guarantee and waivers made by it pursuant to this Guarantee are knowingly made in contemplation of such benefits.

(10) Successors. All agreements of the Guaranteeing Subsidiary in this Supplemental Indenture shall bind its successors, except as otherwise provided in this Supplemental Indenture. All agreements of the Trustee in this Supplemental Indenture shall bind its successors.

D-2

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

D-3